As filed with the Securities and Exchange Commission on August 13, 1999
                           Registration No. 333-52049

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM S-4/A
                                 AMENDMENT NO. 3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                             ALCHEMY HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)

             Florida  3730                 59-1886450
             (State or other               (Primary Standard IRS Identification
             jurisdiction of               Industrial Number)
             incorporation or              Classification
             organization)                 Code Number)

                   3025 N.E., 188th Street, Aventura, Florida
               33180, (305) 932-9230 (Address, including ZIP Code,
                  and telephone number, including area code, of
                    registrant's principal executive offices)

                             Alchemy Holdings, Inc.
                             3025 N.E., 188th Street
                             Aventura, Florida 33180
                                 (305) 932-9230

            (Name, address and telephone number of agent for service)

                                   Copies to:
                             Steven A. Sanders, Esq.
                       Beckman, Millman & Sanders, L.L.P.
                                 116 John Street
                            New York, New York 10038
                                 (212) 406-4700

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement and the effective time of the Merger described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                         CALCULATION OF REGISTRATION FEE

                                                                           Proposed             Amount of
                                                                           maximum              maximum
                                                     Amount to be          offering price       aggregate           Amount of
Title of each class of securities                    registered(1)         per unit             offering price      Registration fee
---------------------------------                    -------------------   -----------          --------------      ----------------

Common Stock, $.001 par value(2)                       4,719,450             $     2.00           $9,438,900           $ 2,624.01
                                                       ---------             ----------           ----------

Preferred Stock, Series A, $.001 par value(3)                100             $   10,000           $1,000,000           $   278.00
                                                             ---             ----------           ----------

Preferred Stock, Series B, $.001 par value(4)                100             $   40,000           $4,000,000           $ 1,112.00
                                                             ---             ----------           ----------

Class A Warrants(5)                                    1,000,000
                                                       ---------

Common Stock, $.001 par value
underlying Class A Warrants(5)                         1,000,000             $     3.00           $3,000,000           $   834.00
                                                       ---------             ----------           ----------

Class B Warrants(6)                                    1,000,000
                                                       ---------

Common Stock, $.001 par value
underlying Class B Warrants(6)                         1,000,000             $     4.00           $4,000,000           $ 1,112.00
                                                       ---------             ----------           ----------

Class X Warrants(7)                                      180,000
                                                         -------

Common Stock, $.001 par value
underlying the Class X Warrants(7)                       180,000             $     2.00           $  360,000           $   100.08
                                                         -------             ----------           ----------

Class Y Warrants(8)                                      100,000
                                                         -------

Common Stock, $.001 par value
underlying the Class Y Warrants(8)                       100,000             $     2.00           $  200,000           $    70.25
                                                         -------             ----------           ----------

Options(9)                                                50,000
                                                          ------

Common Stock, $.001 par value
underlying the Options(9)                                 50,000             $     2.00           $  100,000           $    27.80
                                                          ------             ----------           ----------



 Total                                                                                                                 $ 6,158.14
 =====                                                                                                                 ==========

(1) This Registration Statement relates to (a) shares of common stock, par value $.001 per share ("Alchemy Common Stock"), (b) certain warrants to purchase Alchemy Common Stock together with the shares of Alchemy Common Stock for which such warrants are exercisable and (c) certain shares of preferred stock, par value $.001 per share ("Alchemy Preferred Stock") of Alchemy Holdings Inc. ("Alchemy"), all to be issued in connection with the proposed merger (the "Merger") of Cigarette Boats Inc., a wholly-owned subsidiary of Alchemy with and into Cigarette Racing Team, Inc. ("Cigarette") whereby Cigarette will become a wholly-owned subsidiary of Alchemy. This Registration Statement also relates to (a) certain shares of Alchemy Preferred Stock to be issued upon the repurchase and retirement of certain shares of Alchemy Common Stock in connection with the Merger and
     (b) options to purchase shares of Alchemy Common Stock, together with the shares of Alchemy Common Stock for which such options are exercisable which may be issued in connection with Alchemy's proposed Employee Incentive Stock Option Plan (the "Option Plan").

(2) Based upon the maximum number of shares of Alchemy Common Stock issuable in the Merger to holders of common stock, par value $.01 per share of Cigarette "Cigarette Common Stock") and calculated pursuant to Rule 457(f)(2) of the Securities Act based on the book value of the 4,719,450 Cigarette Common Stock to be cancelled in the Merger.

(3) Based upon the maximum number of shares of Alchemy Preferred Stock, Series A issuable in the Merger to the sole holder of preferred stock, Series A, par value $.01 per share of Cigarette ("Cigarette Preferred Stock") and calculated pursuant to Rule 457(f)(2) based on the book value of the Cigarette Preferred Stock to be cancelled in the Merger.

(4) Based upon the maximum number of shares of Alchemy Preferred Stock, Series B issuable to Offshore Racing, Inc. ("Offshore") in consideration for the repurchase and retirement by Alchemy of 2,000,000 shares of Alchemy Common Stock held by Offshore in connection with the Merger and calculated pursuant to Rule 457(f)(2) based on the book value of the Alchemy Common Stock to be received by Alchemy upon such repurchase and retirement.

(5) Based upon the maximum number of Class A Warrants of Alchemy ("Alchemy Class A Warrants") issuable to the holders of Class A Warrants of Cigarette in the Merger and the shares of Alchemy Common Stock for which such Alchemy Class A Warrants will be exercisable and calculated pursuant to Rule 457(g) based on the exercise price with respect to the Alchemy Class A Warrants.

(6) Based upon the maximum number of Class B Warrants of Alchemy ("Alchemy Class B Warrants") issuable to the holders of Class B Warrants of Cigarette in the Merger and the shares of Alchemy Common Stock for which such Alchemy Class B Warrants will be exercisable and calculated pursuant to Rule 457(g) based on the exercise price with respect to the Alchemy Class B Warrants.

(7) Based upon the maximum number of Class X Warrants of Alchemy ("Alchemy Class X Warrants") issuable to the holder of Class X Warrants in the Merger and the shares of Alchemy Common Stock for which such Alchemy Class X Warrants will be exercisable and calculated pursuant to Rule 457(g) based on the exercise price with respect to the Alchemy Class X Warrants.

(8) Based upon the maximum number of Class Y Warrants of Alchemy ("Alchemy Class Y Warrants") issuable to the holder of Class Y Warrants of Cigarette in the Merger and the shares of Alchemy Common Stock for which such Alchemy Class Y Warrants will be exercisable and calculated pursuant to Rule 457(g) based on the exercise price with respect to the Alchemy Class Y Warrants.

(9) Based upon the maximum number of non-qualified stock options of Alchemy issuable pursuant to the Option Plan and the shares of Alchemy Common Stock for which such options may be exercised and calculated pursuant to Rule 457(h)(1) based on the exercise price of such options.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8 (a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT BECOMES EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8 (a), MAY DETERMINE.

                             ALCHEMY HOLDINGS, INC.
                             3025 N.E., 188th Street
                             Aventura, Florida 33180
                                 (305) 932-9230

                                                                __________, 1999

To the Shareholders of Alchemy Holdings, Inc.:

     A Special Meeting (the "Alchemy Special Meeting") of the shareholders of Alchemy Common Stock, par value $.001 per share ("Alchemy Common Stock") of Alchemy Holdings, Inc., formerly known as Hawk Marine Power, Inc., a Florida corporation ("Alchemy"), will be held at 9:00 a.m., local time, on _________________, 1999, at the offices of Alchemy located at 3025 N.E., 188th Street, Aventura, Florida 33180.

     At the Alchemy Special Meeting, you will be asked to consider and vote upon three important proposals. First, you will be asked to consider and vote upon a proposal (the "Merger Proposal") to authorize and approve the issuance of up to 4,719,450 shares of Alchemy Common Stock to holders of shares of common stock ("Cigarette Common Stock") of Cigarette Racing Team, Inc., a Florida corporation ("Cigarette"), in connection with the proposed merger (the "Merger") of Cigarette Boats, Inc., a Delaware corporation and a wholly-owned subsidiary of Alchemy ("Merger Sub") with and into Cigarette pursuant to an Agreement and Plan of Merger dated _____________, 1999 by and among Alchemy, Cigarette and Merger Sub (the "Merger Agreement") whereby Cigarette will become a wholly-owned subsidiary of Alchemy. In connection with the Merger, you will also be asked to consider and vote upon a proposal (the "Repurchase Proposal") to authorize and approve the repurchase and retirement by Alchemy of 2,000,000 shares of Alchemy Common Stock currently held by Offshore Racing, Inc. ("Offshore"), Alchemy's largest shareholder, in consideration for the issuance to Offshore of shares of newly created series B preferred stock of Alchemy having an aggregate liquidation preference equal to $1,000,000. Finally, at the Alchemy Special Meeting, you will also be asked to consider and vote upon a proposal (the "Option Plan Proposal") to adopt and approve a new Alchemy Employee Incentive Stock Option Plan (the "Option Plan").

     Upon the consummation of the Merger, (i) each issued and outstanding share of Cigarette Common Stock (other than shares of Cigarette Common Stock held by holders who perfect their dissenters' rights with respect to the Merger under the Florida Business Corporation Act) will be converted into one share of Alchemy Common Stock, (ii) each outstanding warrant to purchase shares of Cigarette Common Stock will be converted into a warrant having similar terms, to purchase shares of Alchemy Common Stock and (iii) each outstanding share of series A preferred stock of Cigarette will be converted into one share of newly created series A preferred stock of Alchemy having an aggregate liquidation preference equal to $1,000,000. The proposed issuance of the shares of Alchemy Common Stock to the holders of Cigarette Common Stock in the Merger, together with the proposed repurchase and retirement of the shares of Alchemy Common Stock currently held by Offshore in connection with the Merger, will result in the current holders of Cigarette Common Stock owning 87% of the issued and outstanding Alchemy Common Stock immediately following the consummation of the Merger. In addition, the warrants and options to purchase Alchemy Common Stock to be issued in the Merger to current holders of warrants to purchase shares of Cigarette Common Stock will entitle such holders to purchase up to an additional 2,330,000 shares of Alchemy Common Stock (or an additional 30.5% of the Alchemy Common Stock on a fully diluted basis) following the consummation of the Merger.

     The Merger Proposal, the Repurchase Proposal and the Option Plan Proposal must each be approved by the holders of a majority of the outstanding shares of Alchemy Common Stock. Additionally, your Board of Directors has determined that Alchemy will not consummate the transactions contemplated by the Merger Proposal or the Repurchase Proposal unless the holders of at least a majority of the outstanding Alchemy Common Stock other than Offshore, voting as a separate class, vote to approve the Merger Proposal and the Repurchase Proposal. The Merger Agreement must also be adopted and approved by the holders of a majority of the outstanding shares of Cigarette Common Stock.

     YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER PROPOSAL AND BELIEVES THAT THE TERMS OF THE MERGER AGREEMENT ARE FAIR TO, AND THAT THE MERGER IS IN THE BEST INTEREST OF, ALCHEMY AND ITS SHAREHOLDERS. YOUR BOARD OF DIRECTORS HAS ALSO UNANIMOUSLY APPROVED THE REPURCHASE PROPOSAL AND THE OPTION PLAN PROPOSAL AND BELIEVES THAT EACH OF THESE PROPOSALS ARE IN THE BEST INTEREST OF ALCHEMY AND ITS SHAREHOLDERS. YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF ALCHEMY COMMON STOCK VOTE FOR APPROVAL AND ADOPTION OF THE MERGER PROPOSAL, THE REPURCHASE PROPOSAL AND THE OPTION PLAN PROPOSAL.

     IT IS VERY IMPORTANT THAT YOUR SHARES OF ALCHEMY COMMON STOCK BE REPRESENTED AT THE ALCHEMY SPECIAL MEETING, WHETHER OR NOT YOU PLAN TO ATTEND
PERSONALLY. THEREFORE, YOU SHOULD COMPLETE AND SIGN THE ENCLOSED PROXY AND RETURN IT AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE-PAID ENVELOPE. THIS WILL ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE ALCHEMY SPECIAL MEETING.

     In the material accompanying this letter, you will find a Notice of Special Meeting of Shareholders, a Joint Proxy Statement/Prospectus relating to the actions to be taken by the shareholders at the Alchemy Special Meeting and a proxy card. The Joint Proxy Statement/Prospectus, which you should read carefully, more fully describes the terms of each of the Proposals, including the Merger Agreement and the Merger and includes information about Alchemy and Cigarette. For your information, a copy of the Merger Agreement is attached as Annex A to the Joint Proxy Statement/Prospectus.

     All shareholders are cordially invited to attend the Alchemy Special Meeting in person. If you attend the Alchemy Special Meeting, you may vote in person if you wish, even though you have previously returned your proxy card. If you require assistance in completing your proxy card or have questions about voting procedures, please contact Adam Schild, Alchemy's Secretary, at (305) 932- 9230.

                                            Sincerely,

                                            CRAIG BARRIE
                                            President

     YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ALCHEMY SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE YOUR PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. YOUR PROXY MAY BE WITHDRAWN BY YOU AT ANY TIME BEFORE IT IS VOTED. EXECUTED BUT UNMARKED PROXIES WILL BE VOTED FOR APPROVAL AND ADOPTION OF THE MERGER PROPOSAL, THE REPURCHASE PROPOSAL AND THE OPTION PLAN PROPOSAL.

                             ALCHEMY HOLDINGS, INC.
                             3025 N.E., 188th Street
                             Aventura, Florida 33180
                                 (305) 932-9230

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          To Be Held on _________, 1999

To the Shareholders of Alchemy Holdings, Inc.:

     NOTICE IS HEREBY GIVEN that a special meeting (the "Alchemy Special Meeting") of holders of common stock, par value $.001 per share ("Alchemy Common Stock") of Alchemy Holdings, Inc., a Florida corporation ("Alchemy"), will be held on _____________, _____________, 1999, at the principal executive offices of Alchemy located at 3025 N.E., 188th Street, Aventura, Florida 33180 commencing at 9:00 am., local time, for the following purposes:

     1. To consider and vote upon a proposal (the "Merger Proposal") to authorize and approve the issuance of up to 4,719,450 shares of Alchemy Common Stock to holders of shares of common stock, par value $.01 per share ("Cigarette Common Stock") of Cigarette Racing Team, Inc., a Florida corporation ("Cigarette") in connection with the proposed merger (the "Merger") of Cigarette Boats, Inc., a Delaware corporation and a wholly-owned subsidiary of Alchemy ("Merger Sub") with and into Cigarette pursuant to an Agreement and Plan of Merger dated as of __________, 1999 by and among Alchemy, Cigarette and Merger Sub (the "Merger Agreement") whereby each share of Cigarette Common Stock outstanding immediately prior to the effective time of the Merger (other than shares of Cigarette Common Stock held by holders who have perfected dissenters' rights under the Florida Business Corporation Act) will be converted ino one share of Alchemy Common Stock and Cigarette will become a wholly-owned subsidiary of Alchemy;

     2. To consider and vote upon a proposal (the "Repurchase Proposal") to authorize and approve the repurchase and retirement of Alchemy of 2,000,000 shares of Alchemy Common Stock held by Offshore Racing,
          Inc., a foreign corporation ("Offshore") in consideration for the issuance to Offshore of 100 shares of newly created series B preferred stock, par value $.001 per share of Alchemy having an aggregate liquidation preference equal to $1,000,000;

     3. To consider and vote upon a proposal (the "Option Plan Proposal") to approve and adopt the Alchemy Employee Incentive Stock Option Plan.

     The Merger Proposal, the Repurchase Proposal and the Option Plan Proposal must each be approved by the holders of a majority of the outstanding shares of Alchemy Common Stock. Additionally, your Board of Directors has determined that Alchemy will not consummate the transactions contemplated by the Merger Proposal or the Repurchase Proposal unless the holders of at least a majority of the outstanding shares of Alchemy Common Stock other than Offshore, voting as a separate class, vote to approve the Merger Proposal and the Repurchase Proposal.

     Holders of Alchemy Common Stock do not have statutory appraisal or dissenters' rights with respect to the transactions contemplated by any of the Proposals.

     The Board of Directors has fixed the close of business on __________, 1999 as the record date for holders of Alchemy Common Stock entitled to notice of, and to vote at, the Alchemy Special Meeting and any adjournments or postponements thereof. The list of shareholders entitled to vote at the Alchemy Special Meeting will be available for examination ten (10) days prior to the Alchemy Special Meeting at the principal executive offices of Alchemy, 3025 N.E. 188th Street, Aventura, Florida 33180.

     The attached Joint Proxy Statement/Prospectus contains important information concerning Alchemy, Cigarette, each of the Proposals, the Merger and the Merger Agreement. Please read the attached Joint Proxy Statement/Prospectus carefully.

     Shareholders who execute proxies retain the right to revoke them at any time before they are voted. Proxies with respect to Alchemy Common Stock may be revolved by filing with the Secretary of Alchemy written notice of revocation bearing a later date than the proxy, by duly executing a later-dated proxy relating to the same Alchemy Common Stock or by attending the Alchemy Special Meeting and voting in person (although attendance at the Alchemy Special Meeting will not in and of itself constitute revocation of a proxy). Any written notice with respect to Alchemy Common Stock must be sent to Secretary Alchemy Holdings, Inc., 3025 N.E. 188th Street, Aventura, Florida 33180. Unless so revoked, the shares of Alchemy Common Stock represented by such proxies will be voted at the Alchemy Special Meeting in accordance with the directions given therein. All executed but unmarked proxies received by Alchemy will be voted FOR the approval of each of the Proposals.

     In the event that there are not sufficient votes to approve each of the Proposals, it is expected that the Alchemy Special Meeting will be postponed or adjourned in order to permit further solicitation of proxies by Alchemy.

     All shareholders are cordially invited to attend the Alchemy Special Meeting in person. However, to ensure your representation at the Alchemy Special Meeting, you are urged to complete and sign the enclosed proxy card and return it as promptly as possible in the enclosed postage-prepaid envelope.


                                            By Order of the Board of Directors

                                            CRAIG BARRIE
                                            President

Aventura, Florida
                                                               __________, 1999

                           CIGARETTE RACING TEAM, INC.
                             3131 N.E. 188th Street
                             Aventura, Florida 33180
                                 (305) 931-4564


                          NOTICE OF SPECIAL MEETING OF
                     SHAREHOLDERS TO BE HELD ON ____ _, 1999

TO THE SHAREHOLDERS OF CIGARETTE RACING TEAM, INC.:

NOTICE IS HEREBY GIVEN, that a Special Meeting (the "Cigarette Special Meeting") of holders of common stock, par value $.01 per share ("Cigarette Common Stock") of Cigarette Racing Team, Inc., a Florida corporation ("Cigarette") will be held on ______, ________, 1999 at the principal executive offices of Cigarette located at 3131 N.E. 188th Street, Aventura, Florida 33180 commencing at 9:00 a.m., local time, for the following purpose:

     To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger dated as of ______, 1999 by and among Cigarette, Alchemy Holdings Inc. ("Alchemy) and Cigarette Boats, Inc., a wholly-owned subsidiary of Alchemy ("Merger Sub") (the "Merger Agreement") pursuant to which (i) Merger Sub will be merged with and into Cigarette with Cigarette continuing as the surviving corporation and becoming a wholly-owned subsidiary of Alchemy (the "Merger") and
(ii) at the effective time of the Merger, (A) each share of issued and outstanding Cigarette Common Stock (other than shares held by holders who perfect dissenters' rights under the Florida Business Corporation Act) will be converted into one share of common stock, par value $.001 of Alchemy ("Alchemy Common Stock"), (B) each issued and outstanding share of preferred stock, par value $.01 per share of Cigarette will be converted into one share of preferred stock, par value $.001 per share of Alchemy having similar terms and (C) each issued and outstanding warrant to purchase shares of Cigarette Common Stock will be converted into one warrant having similar terms, to purchase shares of Alchemy Common Stock.

     The Merger Agreement must be approved by the holders of a majority of the outstanding shares of Cigarette Common Stock. The issuance of the shares of Alchemy Common Stock to be issued in the Merger must also be approved by the holders of a majority of the outstanding shares of Alchemy Common Stock and by a separate class vote of the holders of a majority of the outstanding shares of Alchemy Common Stock other than its largest shareholder.

     BY VOTING FOR THE MERGER AGREEMENT, A SHAREHOLDER WILL BE DEEMED TO HAVE ASSENTED TO ALL TERMS SET FORTH THEREIN. ONE SUCH TERM WILL RESTRICT
SHAREHOLDERS WHO RECEIVE SHARES OF ALCHEMY COMMON STOCK IN THE MERGER FROM TRANSFERING SUCH SHARES FOR A PERIOD OF TWELVE MONTHS FROM THE EFFECTIVE DATE OF THE MERGER (THE "LOCK UP PERIOD"). DURING THE LOCKUP PERIOD THE BOARD OF DIRECTORS OF ALCHEMY WILL HAVE THE EXCLUSIVE RIGHT TO RELEASE SHAREHOLDERS WHO RECEIVE SHARES OF ALCHEMY COMMON STOCK IN THE MERGER FROM THESE TRANSFER RESTRICTIONS FOR ANY REASON THAT IT DEEMS TO BE NECESSARY IN ITS SOLE DISCRETION.

     The Board of Directors has fixed the close of business on _____, 1999 as the record date for holders of Cigarette Common Stock entitled to notice of, and to vote at, the Cigarette Special Meeting and any adjournments or postponements thereof. The list of shareholders entitled to vote a the Cigarette Special Meeting will be available for examination ten (10) days prior to the Cigarette Special Meeting at the principal executive offices of Cigarette, 3131 N.E. 188th Street, Aventura, Florida 33180.

     The attached Joint Proxy Statement/Prospectus contains important information concerning Alchemy, Cigarette, the Merger and the Merger Agreement. Proxies with respect to Cigarette Common Stock may be revoked by filing with the Secretary of Cigarette written notice of revocation bearing a later date than the proxy, by duly executing a later-dated proxy relating to the same Cigarette Common Stock or by attending the Cigarette Special Meeting and voting in person (although attendance at the Cigarette Special Meeting will not in and of itself constitute revocation of a proxy). Any written notice with respect to Cigarette Common Stock must be sent to Secretary, Cigarette Racing Team, Inc., 3131 N.E. 188th Street, Aventura, Florida 33180. Please read the attached Joint Proxy Statement/Prospectus carefully.

     Shareholders who execute proxies retain the right to revoke them at any time before they are voted. Unless so revoked, the shares of Cigarette Common Stock represented by such proxies will be voted at the Cigarette Special Meeting will be postponed or adjourned in order to permit further solicitation of proxies by Cigarette.

     All shareholders are cordially invited to attend the Cigarette Special Meeting in person. However, to ensure your representation at the Cigarette Special Meeting, you are urged to complete and sign the enclosed proxy card and return it as promptly as possible in the enclosed postage-pre-paid envelope. PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATED UNTIL YOU HAVE RECEIVED A LETTER OF TRANSMITTAL WHICH WILL BE SENT TO YOU IF THE MERGER AGREEMENT IS APPROVED AND THE MERGER IS CONSUMMATED.

                                            BY ORDER OF THE BOARD OF DIRECTORS


                                            Adam Schild
                                            Secretary

                  Subject to Completion, dated August 13, 1999


                        JOINT PROXY STATEMENT/PROSPECTUS

                    ---------------------------------------

                             PROSPECTUS RELATING TO

                 7,049,450 Common Stock
                 1,000,000 Class A Warrants
                 1,000,000 Class B Warrants
                   180,000 Class X Warrants
                   100,000 Class Y Warrants
                    50,000 Options
                       100 Shares of Preferred Stock, Series A
                       100 Shares of Preferred Stock, Series B

                           of Alchemy Holdings, Inc.

                    ---------------------------------------

                           PROXY STATEMENT RELATING TO

ALCHEMY HOLDINGS, INC.                      CIGARETTE RACING TEAM, INC.
SPECIAL MEETING OF SHAREHOLDERS             SPECIAL MEETING OF SHAREHOLDERS
To Be Held on ________________, 1999        To Be Held on ________________, 1999


     This Joint Proxy Statement/Prospectus ("Joint Proxy Statement/Prospectus") is being furnished to holders of common stock, par value $.001 per share ("Alchemy Common Stock") of Alchemy Holdings, Inc. ("Alchemy"), in connection with the solicitation of proxies by the Board of Directors of Alchemy (the "Alchemy Board") for use at a Special Meeting of Alchemy shareholders to be held on __________, __________, 1999, (including any adjournments or postponements thereof, the "Alchemy Special Meeting"). At the Alchemy Special Meeting, the Alchemy shareholders will be asked (i) to consider and vote upon a proposal (the "Merger Proposal") to authorize and approve the issuance of up to 4,719,450 shares of Alchemy Common Stock to holders of shares of common stock, par value $.01 per share ("Cigarette Common Stock") of Cigarette Racing Team, Inc., a Florida corporation ("Cigarette"), in connection with the proposed merger (the "Merger") of Cigarette Boats, Inc., a Delaware corporation and a wholly-owned subsidiary of Alchemy ("Merger Sub") with and into Cigarette pursuant to an Agreement and Plan of Merger dated as of __________, 1999 by and among Alchemy, Cigarette and Merger Sub (the "Merger Agreement") whereby each share of Cigarette Common Stock outstanding immediately prior to the effective time of the Merger (other than shares of Cigarette Common Stock held by holders who have perfected dissenters' rights under the Florida Business Corporation Act) will be converted into one share of Alchemy Common Stock and Cigarette will become a wholly-owned subsidiary of Alchemy; (ii) to consider and vote upon a proposal (the "Repurchase Proposal") to authorize and approve the repurchase and retirement by Alchemy of 2,000,000 shares of Alchemy Common Stock held by Offshore Racing, Inc., a __________ corporation ("Offshore") in consideration for the issuance to Offshore of 100 shares of newly created series B preferred stock, par value $.001 per share of Alchemy ("Alchemy Series B Preferred Stock") having an aggregate liquidation preference equal to $1,000,000; and (iii) to consider and vote upon a proposal (the "Option Plan Proposal") to approve and adopt the Alchemy Employee Incentive Stock Option Plan (the "Option Plan").

     This Joint Proxy Statement/Prospectus is also being furnished to holders of Cigarette Common Stock, in connection with the solicitation of proxies by the Board of Directors of Cigarette (the "Cigarette Board") for use at a special meeting of Cigarette shareholders to be held on ____________, 1999, (including any adjournments or postponements thereof, the Cigarette Special Meeting). At the Cigarette Special Meeting, the Cigarette shareholders will be asked to vote to consider and vote upon a proposal to approve and adopt the Merger Agreement.

     This Joint Proxy Statement/Prospectus also constitutes the prospectus of Alchemy for use in connection with (i) the offer and sale of shares of Alchemy Common Stock, shares of Alchemy Series A Preferred Stock and warrants to purchase shares of Alchemy Common Stock, together with the shares of Alchemy Common Stock for which such warrants are exercisable all to be issued, pursuant to the Merger, (ii) shares of preferred stock, series B of Alchemy ("Alchemy Series B Preferred Stock") to be issued to Offshore in connection with the proposed repurchase and retirement by Alchemy of 2,000,000 shares of Alchemy Common Stock currently held by Offshore and (iii) non-qualified options to purchase shares of Alchemy Common Stock issuable pursuant to the Option Plan ("Options"), together with the shares of Alchemy Common Stock for which such Options are exercisable.

     Alchemy has filed a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") of which this Joint Proxy Statement/Prospectus forms a part, registering a total of 7,049,450 shares of Alchemy Common Stock, 4,719,450 of which represent shares to be issued in the Merger to the holders of shares of Cigarette Common Stock, 2,280,000 of which represent shares which may be issued upon the exercise of the Alchemy warrants to be issued in the Merger to holders of warrants to purchase shares of Cigarette Common Stock and 50,000 of which represent shares which may be issued upon the exercise of the Options. The Registration Statement also registers (w) the 100 shares of Alchemy Series A Preferred Stock to be issued in the Merger, (x) the 100 shares of Alchemy Series B Preferred Stock to be issued to Offshore, (y) a total of 2,280,000 warrants to purchase Alchemy Common Stock, consisting of 1,000,000 class A warrants of Alchemy ("Alchemy Class A Warrants") to be issued in the Merger to the holders of 1,000,000 class A warrants of Cigarette ("Cigarette Class A Warrants"), 1,000,000 class B warrants of Alchemy ("Alchemy Class B Warrants") to be issued in the Merger to the holders of 1,000,000 class B warrants of Cigarette ("Cigarette Class B Warrants"), 180,000 class X warrants of Alchemy ("Alchemy Class X Warrants") to be issued in the Merger to the holders of 180,000 class X warrants of Cigarette ("Cigarette Class X Warrants") and 100,000 class Y warrants of Alchemy ("Alchemy Class Y Warrants") to be issued in the Merger to the holders of 100,000 class Y warrants of Cigarette ("Cigarette Class Y Warrants") and (z) 50,000 Options to be issued pursuant to the Option Plan. For a description of the terms of the Alchemy Series A Preferred Stock and the Alchemy Series B Preferred Stock, see "Description of Alchemy's Sercurities--Preferred Stock". For a description of the terms of the Alchemy Class A Warrants, the Alchemy Class B Warrants, the Alchemy Class X Warrants, the Alchemy Class Y Warrants and the Options, see "Description of Alchemy's Securities--Warrants and Options."

     The outstanding shares of Alchemy Common Stock are listed on the OTC-Bulletin Board under the symbol "ALCH". As a condition to the merger, the shares of Alchemy Common Stock to be issued pursuant to the Merger must be approved for listing on the OTC- Bulletin Board, upon official notice of issuance. The last reported sale price of Alchemy Common Stock on the OTC-Bulletin Board on August 11, 1999 was $7.00 per share.

     The information included herein with respect to Alchemy and its affiliates was supplied by Alchemy and the information included herein with respect to Cigarette and its affiliates was supplied by Cigarette.

     Holders of shares of Cigarette Common Stock who exercise their right to dissent from the Merger and who otherwise comply with the applicable provisions of the Florida Business Corporation Act may seek payment of the fair value of their shares of Cigarette Common Stock. See "The Meetings--Cigarette Shareholders' Appraisal Rights" in this Joint Proxy Statement/Prospectus and Exhibit __ hereto, for a description of the procedures to be followed in order to perfect such dissenters' rights. See "Risk Factors" beginning on page 10, for certain information that should be considered by Alchemy shareholders and Cigarette shareholders before voting at the Alchemy Special Meeting or the Cigarette Special Meeting.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This Joint Proxy  Statement/Prospectus  and the accompanying  forms of proxy are
first  being   mailed  to   shareholders   of  Alchemy  and   Cigarette   on  or
about__________, 1999.

The date of this Joint Proxy Statement/Prospectus is _________________, 1999.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY ALCHEMY OR CIGARETTE. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO PURCHASE THE SECURITIES OFFERED BY THIS JOINT PROXY STATEMENT/PROSPECTUS OR THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR PROXY SOLICITATION IN SUCH JURISDICTION.

NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES TO WHICH THIS JOINT PROXY STATEMENT/PROSPECTUS RELATES SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE INFORMATION CONTAINED HEREIN SINCE THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS.

BY VOTING FOR THE MERGER AGREEMENT A CIGARETTE SHAREHOLDER WILL BE DEEMED TO HAVE ASSENTED TO ALL TERMS SET FORTH THEREIN. ONE SUCH TERM WILL RESTRICT SHAREHOLDERS WHO RECEIVE SHARES OF ALCHEMY COMMON STOCK IN THE MERGER FROM
TRANSFERRING SUCH SHARES FOR A PERIOD OF TWELVE MONTHS FROM THE EFFECTIVE DATE OF THE MERGER (THE "LOCKUP PERIOD"). DURING THE LOCKUP PERIOD THE BOARD OF DIRECTORS OF ALCHEMY WILL HAVE THE EXCLUSIVE RIGHT TO RELEASE SHAREHOLDERS WHO RECEIVE SHARES OF ALCHEMY COMMON STOCK AS A RESULT OF THE MERGER FROM THESE TRANSFER RESTRICTIONS FOR ANY REASON THAT IT DEEMS NECESSARY IN ITS SOLE DISCRETION.

                                TABLE OF CONTENTS

AVAILABLE INFORMATION..........................................................1

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE................................2
     TRADEMARKS................................................................2
     FORWARD LOOKING STATEMENTS................................................2

SUMMARY  ......................................................................3
     Introduction..............................................................3
     The Parties...............................................................3
          Alchemy  ............................................................3
          Cigarette............................................................3
          Cigarette Boats, Inc. ("Merger Sub").................................3
     The Shareholder Meetings .................................................3
     Voting; Voting Agreements ................................................3
     Solicitation .............................................................3
     Revocation ...............................................................3
     Use of Proxies ...........................................................3
     Recommendations of Boards of Directors ...................................4
     The Proposed Merger ......................................................4
          Reasons for the Merger...............................................6
     No Solicitation...........................................................6
     Representations and Warranties; Covenants.................................7
     Conditions to the Merger..................................................7
     Amendment of the Merger Agreement.........................................7
     Potential for Conflicts of Interest.......................................7
     Management of the Combined Entity.........................................8
     Termination of the Merger Agreement.......................................8
     Certain Federal Income Tax Consequences ..................................8
     Accounting Treatment......................................................8
     Transfer of Cigarette Stock and Warrant Certificates .....................9
     Dissenter's Rights .......................................................9
     Restrictions on Resale of Alchemy Common Stock............................9
     Risk Factors..............................................................9

RISK FACTORS..................................................................10
     Risks Related to Alchemy and Cigarette...................................10
          No History of Profitable Operations.................................10
          Modification of Accountants' Reports................................10
          Intense competition.................................................10
          Nature of the Recreational Boat and Marine Engine Industry..........10
          Dependence on New Products and Additional Capital...................10
          Fluctuation in Results Due to Seasonality and Weather...............10
          Impact of Environmental and Other Regulatory Matters................11
          Risk of Technological Obsolescence..................................11
          Risks Associated with Intellectual Property Rights..................11
          Impact of Economic Conditions.......................................11

     Market and Other Risks Relating to the Merger............................11
          Fixed Exchange Ratio................................................11
          Volatility of Trading Price.........................................11
          Penny Stock Regulation..............................................12
          Potential Dilution of Interest......................................12
          Integration of Other Acquired Businesses............................12
          Substantial Expenses Associated with the Merger.....................12
          Possible Adverse Affect on Customer Buying Patterns.................12
          Integration of Other Acquired Businesses............................12
          Transaction Charges.................................................12
          Possible Adverse Affect on Customer Buying Patterns.................13
     Alchemy-Related Risk Factors.............................................13
          No History of Profitable Operations of Alchemy......................13
          Competition.........................................................13
          Alchemy's reliance on the General Motors Corporation
               ("General Motors").............................................13
          Production Liability................................................13
          Potential Securities Act Violations.................................13
     Cigarette Related Risk Factors...........................................13
          Cigarette's Dependence on New Products and Additional Capital.......13
          Risk of Technological Obsolescence..................................13
          Risks Associated with Intellectual Property Rights..................13
     Interests of Certain Persons.............................................14
          Interests in Alchemy Common Stock and Options.......................14
          Management..........................................................14
          Forbearance From Certain Creditors..................................14
     Risks Associated with the OTC-Bulletin Board.............................14

SELECTED HISTORICAL AND UN-AUDITED FINANCIAL DATA.............................15
     Recent Share Prices......................................................16
     Dividends................................................................16

THE ALCHEMY SPECIAL MEETING...................................................17
     MATTERS TO BE CONSIDERED AT THE MEETINGS.................................17
     TIME AND PLACE; RECORD DATE..............................................17
     REQUIRED VOTE............................................................17
     RECORD DATE; STOCK ENTITLED TO VOTE; QUORUM..............................17
     THE CIGARETTE SPECIAL MEETING............................................18

THE MERGER....................................................................19
     Background of the Merger.................................................19
     Joint Reasons for the Merger.............................................20
     Recommendation of the Alchemy Board......................................20

     Recommendation of Cigarette's Board......................................20
     Factors Considered by Alchemy's Board....................................20
     Factors Considered by Cigarette's Board..................................21
     Additional Factors Considered by the Boards of Alchemy and Cigarette.....21
     Interests of Certain Persons in the Merger...............................21
     Future Employment Agreements.............................................21
     Indemnification and Insurance ...........................................21
     Federal Income Tax Consequences .........................................21
     Dissentor's Rights ......................................................21
DESCRIPTION OF ALCHEMY'S SECURITIES...........................................21
          Capital Stock.......................................................21
          Common Stock........................................................21
                   General  ..................................................22
                   Voting Rights..............................................22
                   Dividend Policy............................................22
                   Miscellaneous Rights and Provisions........................22
                   Shares Eligible for Future Sale............................22
          Preferred Stock.....................................................22
          Warrants and Options................................................24
     Transfer Agent...........................................................25

AGREEMENT AND PLAN OF MERGER..................................................26
     The Merger...............................................................26
     Shareholders' Rights.....................................................26
     Conversion of Securities.................................................26
     Restriction on Alchemy Shares Issued Pursuant to this Registration
          Statement...........................................................27
     Representations and Warranties of Merger Sub, Cigarette and Alchemy......27
     Certain Covenants and Agreements.........................................28
     No Solicitation..........................................................29
     Indemnification and Insurance............................................29
     Conditions...............................................................30
     Termination..............................................................30
     Amendment and Waiver.....................................................31

SECURITIES OF ALCHEMY.........................................................33
     Market Price of Dividends on Alchemy's Common Stock......................33
     Holders  ................................................................34

BUSINESS .....................................................................35
     The Companies............................................................35
          Alchemy Holdings, Inc. .............................................35
               General Development of Business................................35
               Products ......................................................35
               Manufacturing Operations.......................................36
               Marketing, Sales and Distribution..............................36
               Employees......................................................37

               Facilities.....................................................37
               Competitive Conditions in the High-Performance Marine Engine
                    Industry..................................................37
          Cigarette Racing Team, Inc. ........................................37
               Employees......................................................37
               Facilities.....................................................38
               Competitive Conditions in the Power Boat Manufacturing
                    Industry..................................................38
               OTAM Licensing Agreement.......................................38
               Cigarette and Alchemy Year 2000 Compliance ....................38

ALCHEMY MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
     CONDITION AND RESULTS OF OPERATIONS......................................39
     Results of operations ...................................................39

CIGARETTE MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
     CONDITION AND RESULTS OF OPERATIONS......................................41

LEGAL PROCEEDINGS.............................................................42
     Paramount Pictures Corporation...........................................42
     HRH Tunku Abraham Ismail.................................................42
     Mr. Fredy Link...........................................................42
     Magnum Marine............................................................42
     Tomas Arencibia..........................................................42
     Mark Donato and Steven Donato............................................42
     Changes in Accountants ..................................................42

ALCHEMY MANAGEMENT............................................................44
     CRAIG BARRIE - PRESIDENT/DIRECTOR........................................44
     BERTON LOROW - VICE PRESIDENT/DIRECTOR...................................44
     ADAM SCHILD - SECRETARY/DIRECTOR.........................................44
     PENNY ADAMS FIELD - CHIEF FINANCIAL OFFICER .............................44

EXECUTIVE COMPENSATION........................................................45
     Compensation Pursuant to Plans ..........................................45

CIGARETTE MANAGEMENT..........................................................45
     ADAM SCHILD - SECRETARY/DIRECTOR.........................................45

EXECUTIVE COMPENSATION........................................................46

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................47
     Sales to Cigarette.......................................................47
     Alchemy's and its Affiliates' Potential Conflicts with Mr. Craig Barrie..47 Offshore's Holdings of Alchemy's Common Stock and its Licensing
          Agreement With Alchemy..............................................47
     Management's Salaries--Post Merger.......................................47
     Interested Directors.....................................................47
     Relationships With Jeffrey Friedman and Central Manufacturing............47
     Relationship With Winchester Partners, L.P...............................47

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT................48
     Shares Eligible for Future Sale..........................................49

EXPERTS.......................................................................49

INDEX TO FINANCIAL STATEMENTS.................................................50

UNDERTAKINGS .................................................................51

EXHIBIT INDEX.................................................................52

SIGNATURES....................................................................53

                              AVAILABLE INFORMATION

     Alchemy Holdings, Inc. ("Alchemy") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, filed reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The Registration Statement (as defined below), the exhibits and schedules forming a part thereof, and the additional reports, proxy statements and other information filed by Alchemy with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Alchemy Common Stock is presently traded on the OTC-Bulletin Board. Reports and other information concerning Alchemy can also be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006. In addition, certain of the documents filed by Alchemy with the Commission are available through the Commission's Electronic Data Gathering and Retrieval System ("EDGAR") on the Commission's World Wide Web site at http://www.sec.gov.

     Alchemy has filed with the Commission a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to (i) the shares of Alchemy Common Stock, the shares of Alchemy Series A Preferred Stock, the Alchemy Class A Warrants, the Alchemy Class B Warrants, the Alchemy Class X Warrants and the Alchemy Class Y Warrants to be issued in the Merger, together with the shares of Alchemy Common Stock which may be issued upon the exercise of such warrants, (ii) the shares of Alchemy Series B Preferred Stock to be issued to Offshore in consideration for Alchemy's repurchase and retirement of certain shares of Alchemy Common Stock owned by Offshore and (iii) the Options which are issuable pursuant to the Option Plan, together with the shares of Alchemy Common Stock which may be issued upon the exercise of the Options. This Joint Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement. Certain portions of the Registration Statement are omitted from this Joint Proxy Statement/Prospectus in accordance with the rules and regulations of the Commission. Copies of the Registration Statement, including the exhibits to the Registration Statement and other material that is not included herein, may be inspected without charge at the regional offices of the Commission referred to above, or obtained at prescribed rates from the Public Reference Section of the Commission set forth above. The omitted portions of the Joint Proxy Statement/Prospectus may also be obtained through EDGAR at http://www.sec.gov.

     This Joint Proxy Statement/Prospectus includes all material information relating to the offering contemplated in the Registration Statement.

     The information concerning Cigarette has been furnished by Cigarette. Cigarette is a privately held company.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission by Alchemy (File No. 0-17481) pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated by reference in this Joint Proxy Statement/Prospectus:

     1. Alchemy's Annual Report on Form 10-KSB for the year ended September 30, 1998;

     2. Alchemy's Quarterly Report on Form 10-QSB for the fiscal quarter ended December 31, 1998;

     3. Alchemy's Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 1999; and

     4. Alchemy's Current Reports on Form 8-K as of March 5 and April 12, 1999, respectively.

     Any statement contained in a document deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.

TRADEMARKS

     Cigarette Racing Team, the Cigarette Racing Team logo, the Cafe Racer Script logo, Decathlon, Firefox, Hard Candy, Revolution 188, Rough Rider, the Squadron XII logo and Top Gun are trademarks of Cigarette or its subsidiaries.

     This Joint Proxy Statement/Prospectus also includes other trademarks and trade names which are the property of their respective owners.

FORWARD LOOKING STATEMENTS

     OTHER THAN STATEMENTS OF HISTORICAL FACT, STATEMENTS MADE IN THIS JOINT PROXY STATEMENT/PROSPECTUS, INCLUDING STATEMENTS AS TO THE BENEFITS EXPECTED TO RESULT FROM THE MERGER AND AS TO FUTURE FINANCIAL PERFORMANCE, ARE FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND
SECTION 21E OF THE EXCHANGE ACT. SUCH STATEMENTS MAY BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY, SUCH AS "MAY," "WILL," "EXPECT," "ANTICIPATE," "ESTIMATE," "PROJECT," "CONTINUE," "POTENTIAL" OR "OPPORTUNITY" OR THE NEGATIVE THEREOF OR OTHER VARIATIONS THEREIN OR COMPARABLE TERMINOLOGY. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN SUCH FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH IN "RISK FACTORS" BEGINNING ON PAGE 10 HEREIN, WHICH SHAREHOLDERS OF ALCHEMY AND CIGARETTE RACING TEAM, INC. ("CIGARETTE") SHOULD CAREFULLY REVIEW.

                                     SUMMARY

     The following is a summary of certain information contained elsewhere in this Joint Proxy Statement/Prospectus. Although this summary does not contain a complete description of the Agreement and Plan of Merger, dated as of _________, 1999 (the "Merger Agreement"), a copy of which is attached hereto as Annex A, this discussion does summarize all material features of the Merger Agreement and the offering in general. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained in this Joint Proxy Statement/Prospectus and the Annexes hereto. Shareholders of Alchemy and shareholders of Cigarette are urged to read carefully this Joint Proxy Statement/Prospectus and the Annexes in their entirety. Capitalized terms used herein without definition shall have the meanings ascribed to such terms elsewhere in this Joint Proxy Statement/Prospectus.

     With respect to both Alchemy and Cigarette, references to any fiscal year refer to Alchemy's fiscal year ended September 30.

The Parties

     Alchemy. Alchemy, formerly known as Hawk Marine Power, Inc., a Florida corporation, is engaged in the design, production and sale of high performance marine engines for installation in high speed recreational powerboats and offshore racing boats. Alchemy manufactures its own line of seven high output, all gasoline 8 cylinder engines, as well as customized engines which are produced solely for racing. Alchemy's engines are hand built from component parts and are sold primarily to premium boat manufacturers. Alchemy's high performance engines have established a distinctive reputation among powerboat enthusiasts, for performance, speed and endurance.

     On October 25, 1983, Swift Development, Inc. ("Swift") was incorporated under the laws of the State of Utah. On August 6, 1986, Swift acquired all of the outstanding common stock of Hawk Marine Power, Inc., a Florida corporation. The transaction was a reverse acquisition of Swift and the company's name was subsequently changed to that of the substantive acquirer Hawk Marine Power, Inc. In connection with the acquisition, Swift was reincorporated in Florida. On May 12, 1997, Hawk Marine Power, Inc. changed its name to Alchemy Holdings, Inc. Alchemy's principal executive offices are located at 3025 N.E., 188th Street, Aventura, Florida 33180. Its telephone number at that address is (305) 932-9230.

     Cigarette. Cigarette designs, manufactures and sells offshore recreational boats and related accessories under the Cigarette brand name. The well-known Cigarette name has become synonymous with offshore racing boats. Cigarette's principal product line consists of eight models in six sizes, from 20 to 46 feet in length, at current prices ranging from $80,000 to $800,000. Cigarette is currently in the process of designing and manufacturing 50 and 60 foot models which will exceed the $800,000 price level and which are projected to be in production by December of 1999 and 2000, respectively.

     Cigarette was reincorporated as New CRT, Inc., on May 26, 1994, under the laws of the State of Florida. Such reincorporation was in connection with a change of ownership of Cigarette from Central Manufacturing, Inc. to the entity which subsequently sold it to current ownership. On June 1, 1994, New CRT, Inc. changed its name to Cigarette Racing Team, Inc. Cigarette's principal executive offices are located at 3131 N.E. 188th Street, Aventura, Florida 33180. Its telephone number is (305) 931-4564. Adam Schild, the sole director of Cigarette, is also a director of Alchemy. Mr. Schild the sole officer of Cigarette, is also an officer of Alchemy. Cigarette is a privately held company with approximately 30 shareholders. SEE "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT."

     Cigarette Boats, Inc. ("Merger Sub"). Merger Sub, a Delaware corporation, is a newly-formed, wholly-owned subsidiary of Alchemy formed solely for the purpose of the Merger. Merger Sub has no material assets or liabilities and has not engaged in any material operations since its incorporation. Merger Sub's principal executive offices are located at 3025 N.E., 188th Street, Aventura, Florida 33180. Its telephone number at that address is (305) 931-4564.

The Shareholder Meetings

     Alchemy. The Alchemy Special Meeting will be held at the principal executive offices of Alchemy located at 3025 N.E. 188th Street, Aventura, Florida 33180 on __________, 1999 at 9:00 a.m. At the Alchemy Special Meeting, action wil lbe taken on the following matters:

          1. To consider and vote upon a proposal (the "Merger Proposal") to authorize and approve the issuance of up to 4,719,450 shares of Alchemy Common Stock to holders of shares of Cigarette Common Stock, in connection with the proposed merger (the "Merger") of Merger Sub with and into
     Cigarette pursuant to an Agreement and Plan of Merger dated as of __________, 1999 by and among Alchemy, Cigarette and Merger Sub (the "Merger Agreement") whereby each share of Cigarette Common Stock outstanding immediately prior to the effective time of the Merger (other than shares of Cigarette Common Stock held by holders who have perfected dissenters' rights under the Florida Business Corporation Act) will be converted into one share of Alchemy Common Stock and Cigarette will become a wholly-owned subsidiary of Alchemy;

          2. To consider and vote upon a proposal (the "Repurchase Proposal") to authorize and approve the repurchase and retirement by Alchemy of 2,000,000 shares of Alchemy Common Stock held by Offshore Racing, Inc., a _____________ corporation ("Offshore") in consideration for the issuance to Offshore of 100 shares of newly created series B preferred stock, par value $.001 per share of Alchemy ("Alchemy Series B Preferred Stock") having an aggregate liquidation preference equal to $1,000,000; and

          3. To consider and vote upon a proposal (the "Option Plan Proposal") to approve and adopt the Alchemy Employee Incentive Stock Option Plan (the "Option Plan").

     Cigarette. The Cigarette Special Meeting will be held at the principal executive offices of Cigarette located at 3131 188th Street, Aventura, Florida 33180 on _________, 1999 at 9:00 a.m. At the Cigarette Special Meeting, action will be taken on the following matter:

          1. To consider and vote upon a proposal to approve and adopt the Merger Agreement pursuant to which (i) Merger Sub will be merged with and into Cigarette with Cigarette continuing as the surviving corporation and becoming a wholly-owned subsidiary of Alchemy and (ii) at the effective time of the Merger, (A) each share of issued and outstanding Cigarette Common Stock (other than shares held by holders who perfect dissenters' rights under the Florida Business Corporation Act) will be converted into one share of Alchemy Common Stock, (B) each issued and outstanding share of preferred stock, par value $.01 per share of Cigarette will be converted into one share of preferred stock, par value $.001 per share of Alchemy having similar terms and (C) each issued and outstanding warrant to purchase shares of Cigarette Common Stock will be converted into one warrant having similar terms, to purchase shares of Alchemy Common Stock.

Voting; Voting Agreements

     Alchemy. Only holders of record of Alchemy Common Stock at the close of business on __________, 1999 (the "Alchemy Record Date") are entitled to notice of and to vote at the Alchemy Special Meeting. As of the Alchemy Record Date, ____ shares of Alchemy Common Stock were issued and outstanding including the 2,000,000 shares of Alchemy Common Stock owned by Offshore. The presence in person or by proxy, of a majority of the outstanding shares of Alchemy Common Stock is necessary to constitute a quorum at the Alchemy Special Meeting. If there are insufficient votes to constitute a quorum or to approve the Merger Proposal or the Repurchase Proposal, the Alchemy Special Meeting may be adjourned in order to permit further solicitation of proxies. Broker non-votes, abstentions and withhold authority votes all count for the purpose of determining a quorum. At the Alchemy Special Meeting, each holder of Alchemy Common Stock is entitled to one vote per share of Alchemy Common Stock held. The affirmative vote of a majority of the outstanding shares of Alchemy Common Stock is required to approve the Merger Proposal, the Repurchase Proposal and the Option Plan Proposal. Additionally, the Board of Directors of alchemy has determined that Alchemy will not consummate the transactions contemplated by the Merger Proposal or the Repurchase Proposal unless the holders of at least a majority of the outstanding shares of Alchemy Common Stock other than Offshore, voting as a separate class, vote to approve the Merger Proposal and the Repurchase Proposal.

     Cigarette. Only holders of record of Cigarette Common Stock at the close of business on ____, 1999 (the "Cigarette Record Date") are entitled to notice of and to vote at the Cigarette Special Meeting. As of the Cigarette Record Date ____ shares of Cigarette Common Stock were issued and outstanding. It is expected, however, that 1,000,000 additional shares of Cigarette Common Stock will be issued after the Cigarette Record Date but before the Effective Time of the Merger. The presence in person or by proxy of a majority of the outstanding shares of Cigarette Common Stock is necessary to constitute a quorum at the Cigarette Special Meeting. If there are insufficient votes to constitute a quorum or to approve the Merger Agreement, the Cigarette Special Meeting may be adjourned or postponed in order to permit further solicitation of proxies. Broker non-votes, abstentions and withhold authority votes all count for the purpose of determining a quorum. At the Cigarette Special Meeting, each holder of Cigarette Common Stock is entitled to one vote per share of Cigarette Common Stock held. The affirmative vote of a majority of the outstanding shares of Cigarette Common Stock is required to approve the Merger Agreement. Each of the directors, officers and control shareholders of Cigarette who as of August __, 1999 cumulatively own 82.4% of the outstanding shares of Cigarette Common Stock has advised Cigarette that such shareholder intends to vote all shares of Cigarette Common Stock held by such shareholder for approval of the Merger Agreement. The affirmative votes of such shareholders would assure approval of the Merger Agreement. Cigarette is unaware of any voting trust agreement(s) between or among any of its shareholders.

Solicitation, Revocation and Use of Proxies

     Alchemy Shareholders. All holders of Alchemy Common Stock represented at the Alchemy Special Meeting by properly executed proxies received prior to the Alchemy Special Meeting, unless such proxies previously have been revoked, will be voted at the Alchemy Special Meeting in accordance with the instructions on the proxies. If no contrary instructions are indicated, such proxies will be voted FOR the approval and adoption of the Merger proposal, the Repurchase Proposal and the Option Plan Proposal.

     Proxies with respect to Alchemy Common Stock may be revoked by filing with the Secretary of Alchemy written notice of revocation bearing a later date than the proxy, by duly executing a later-dated proxy relating to the same Alchemy Common Stock or by attending the Alchemy Special Meeting and voting in person (although attendance at the Alchemy Special Meeting will not in and of itself constitute revocation of a proxy). Any written notice with respect to Alchemy Common Stock must be sent to Adam Schild, Secretary Alchemy Holdings, Inc., 3025 N.E. 188th Street, Aventura, Florida 33180.

     Cigarette Shareholders. All holders of Cigarette Common Stock represented at the Cigarette Special Meeting by properly executed proxies received prior to the Cigarette Special Meeting, unless such proxies previously have been revoked, will be voted at the Cigarette Special Meeting in accordance with the instructions on the proxies. If no contrary instructions are indicated such proxies will be voted FOR the approval and adoption of the Merger Agreement.

     Proxies with respect to Cigarette Common Stock may be revoked by filing with the Secretary of Cigarette written notice of revocation bearing a later date than the proxy, by duly executing a later-dated proxy relating to the same Cigarette Common Stock or by attending the Cigarette Special Meeting and voting in person (although attendance at the Cigarette Special Meeting will not in and of itself constitute revocation of a proxy). Any written notice with respect to Cigarette Common Stock must be sent to Secretary, Cigarette Racing Team, Inc., 3131 N.E. 188th Street, Aventura, Florida 33180.

Recommendations of the Boards of Directors

     The Board of Directors of Alchemy believes that the Merger Proposal, the Repurchase Proposal and the Option Plan Proposal are fair to and in the best interests of Alchemy and the Alchemy shareholders. The Board of Directors of Alchemy has unanimously approved the Merger Proposal, the Repurchase Proposal and the Option Plan Proposal and unanimously recommends that the Alchemy Shareholders vote FOR approval and adoption of the Merger Proposal, the Repurchase Proposal and the Option Plan Proposal.

     The Board of Directors of Cigarette believes that the Merger is fair to and in the best interests of Cigarette and the Cigarette shareholders. The Board of Directors of Cigarette has unanimously approved the Merger Agreement and unanimously recommends that the Cigarette shareholders vote FOR approval and adoption of the Merger Agreement.

     Although the Merger Agreement has not yet been executed by either Alchemy, Cigarette or Merger Sub, the Alchemy Board of Directors and the Cigarette Board of Directors have each acted to approve, in principle, the Merger and a merger agreement, substantially in the form of the Merger Agreement attached hereto as Annex __. Alchemy and Cigarette each expect to finalize and execute the Merger Agreement in the near future and in advance of the effectiveness of the Registration Statement of which this Joint Proxy Statement/Prospectus forms a part.

The Proposed Merger

     The Merger Agreement provides for the merger of Merger Sub with and into Cigarette (the "Merger"), whereupon Cigarette will be the surviving corporation and will become a wholly-owned subsidiary of Alchemy. The Merger Agreement further provides that upon the Effective Time of the Merger (i) each issued and outstanding share of Cigarette Common Stock (other than those shares held by holders who perfect their dissenters' rights with respect to the Merger pursuant to the Florida Business Corporation Act) will be converted into one share of Alchemy Common Stock, (ii) each issued and outstanding share of Cigarette Series A Preferred Stock will be converted into one share of Alchemy Series A Preferred Stock, possessing similar rights, terms and conditions as the Cigarette Preferred Stock and (iii) each issued and outstanding Cigarette Class A Warrant, Cigarette Class B Warrant, Cigarette Class X Warrant and Cigarette Class Y Warrant will be converted, respectively, into one Alchemy Class A Warrant, one Alchemy Class B Warrant, one Alchemy Class X Warrant or one Alchemy Class Y Warrant. The Alchemy Class A Warrants, the Alchemy Class B Warrants, the Alchemy Class X Warrants and the Alchemy Class Y Warrants to be issued in the Merger will entitle the holders thereof to purchase, on the same terms and conditions as were applicable under the Cigarette Class A Warrants, the Cigarette Class B Warrants, the Cigarette Class X Warrants and the Cigarette Class Y Warrants, the number of shares of Alchemy Common Stock that the holders of such Cigarette Warrants would have been entitled to receive in the Merger had such holders exercised their Cigarette Warrants immediately prior to the Effective Time.

     In connection with the Merger, immediately prior to the Effective Time, Alchemy will repurchase and retire 2,000,000 shares of Alchemy Common Stock held by Offshore in consideration for 100 shares of Alchemy Series B Preferred Stock, having an aggegate liquidation preference equal to $1,000,000.

     Based on the 3,719,450 shares of Cigarette Common Stock issued and outstanding as of August 13, 1999 and the 1,000,000 additional shares of
Cigarette Common Stock which Cigarette has agreed to issue to Central Manufacturing Inc. ("Central"), a creditor of Cigarette, prior to the Effective Time in partial exchange for the forgiveness and cancellation of Cigarette's indebtedness to Central, Alchemy estimates that a total of 4,719,450 shares of Alchemy Common Stock will be issued to holders of Cigarette Common Stock in the Merger. After giving effect to the proposed repurchase and retirement by Alchemy of the 2,000,000 shares of Alchemy Common Stock currently held by Offshore, it is expected that the current holders of Cigarette Common Stock will own approximately 87% of the issued and outstanding Alchemy Common Stock immediately following the consummation of the Merger. In addition, the Alchemy Warrants to be issued in the Merger to current holders of Cigarette Warrants will entitle such holders to purchase up to an additional 2,280,000 shares of Alchemy Common Stock (or an additional approximately 30% of the Alchemy Common Stock on a fully diluted basis) following the consummation of the Merger.

     Although a letter of intent was signed by both Alchemy and Cigarette (the "Companies") on October 25, 1997, the Merger has

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

not yet been consummated due to delays encountered by Alchemy and Cigarette in preparing and clearing with the Commission proxy materials to be used to solicit the approval of their respective shareholders to the Merger Agreement and the transactions contemplated thereby.

     The details surrounding these delays are as follows: (i) Alchemy and Cigarette were not prepared to file a registration statement with the Commission until May 6, 1998, at which time a registration statement was initially filed;
(ii) on June 11th and 12th, 1998, the Commission issued extensive comments regarding the May 6, 1998, filing, including several focusing on the independence of Alchemy's auditors; (iii) substantial time was required to answer all of the comments and, as a result, responses were not filed with the Commission until November 12, 1998; (iv) pursuant to subsequent discussions between Alchemy and the Commission it was agreed that the Commission would not review the November 12th filing until 1998 year-end audited financials of Alchemy and Cigarette were filed with the Commission; (v) in December 1998, Cigarette management discovered that a defalcation had occurred and as a result of such defalcation, Cigarette was not prepared to re-file the Registration Statement with the Commision until May 6, 1999.

     It is anticipated that the Merger will become effective as promptly as practicable after the requisite shareholder approvals have been obtained and all other conditions to the Merger have been satisfied or waived (if allowed by applicable law).

     See "The Merger - Regulatory Approvals" and "The Merger Agreement - Termination."

Reasons for the Merger

     The Alchemy Board and the Cigarette Board each considered the following in making their respective determinations to approve the Merger Agreement and the transactions contemplated thereby: (i) the goals and philosophies of Alchemy and Cigarette are compatible and consistent, (ii) the products of Alchemy and Cigarette are complementary, (iii) the post-Merger entity (the "Combined Entity") would be the potential to offer customers a wider variety of services and products than either Alchemy or Cigarette it could offer independently, (iv) the Merger would be positively received by the customers of each of both Alchemy and Cigarette, (v) the companies' respective shareholders would benefit by the enhanced ability of the Combined Entity to compete in the marketplace, and (vi) the economic advantages as a result of increased operating efficiencies of the Combined Entity would be substantial. See "The Merger -- Factors Considered by the Board of Alchemy" and "Factors Considered by the Board of Cigarette".

No Solicitation

     Under the terms of the Merger Agreement, Cigarette has agreed that it will not engage in certain activities relating to, or which could result in, a proposal to be acquired by a third party, except under certain limited circumstances related to the performance by the Cigarette Board of its fiduciary obligations under Florida law. See "The Merger Agreement -- No Solicitation".

Conditions to the Merger

     The respective obligations of Alchemy, Merger Sub and Cigarette to effect the Merger are subject to the following conditions, among others: (a) the Merger Agreement shall have been approved and adopted by the shareholders of Cigarette, and the issuance of Alchemy Common Stock in connection with the Merger shall have been approved by the shareholders of Alchemy; (b) the Alchemy Common Stock to be issued in the Merger, or reserved for future issuance upon the exercise of the Alchemy Warrants to be issued in the Merger shall have been approved for quotation on the OTC-Bulletin Board; (c) Alchemy and Cigarette shall each have received a written opinion from their respective counsel to the effect that the Merger will be treated for federal income tax purposes as a tax-free reorganization within the meaning of Section 368 (a) of the Internal Revenue Code of 1986, as amended (the "Code") (see "The Merger Certain Federal Income Tax Consequences"); (d) Alchemy shall have consummated the repurchase and retirement of the 2,000,000 shares of Alchemy Common Stock held by Offshore in consideration for the issuance to Offshore of 100 shares of Alchemy Series B Preferred Stock having an aggregate liquidation preference equal to $1,000,000;
(e) Cigarette shall have issued 1,000,000 shares of Cigarette Common Stock and 100 shares of Cigarette Series A Preferred to Central in consideration for the forgiveness and extinguishment of all indebtedness owed by Cigarette to Central and (f) no Material Adverse Effect with respect to Alchemy or Cigarette shall have occurred since the date of the Merger Agreement. See "The Merger Agreement".

Amendment of the Merger Agreement

     The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties thereto. The Merger Agreement may be amended by the parties thereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of Cigarette and Alchemy, but, after any such approval, no amendment shall be made which by law requires further approval by such shareholders without obtaining such further approval. Specifically, but not exclusively, any amendments to the Merger Agreement which adversely affect the rights of the shareholders of Alchemy or Cigarette must be approved by such shareholders.

Potential for Conflicts of Interest

     Adam Schild, a member of the Board of Directors of Alchemy and the Secretary of Alchemy is the sole director and officer of Cigarette. As there is a substantial overlap of management between Cigarette and Alchemy, a potential conflict of interest may arise which could negatively affect negotiations with respect to the terms of the Merger Agreement. This could result in an increased risk that either companies' management may determine, prior to the execution of the Merger Agreement, that the Merger is not in the best interests of that particular party.

Management of the Combined Entity

     The individuals who constitute the Board of Directors and Officers of Alchemy at the Effective Time of the Merger will continue to serve as the Board of Directors and Officers of Alchemy following the Merger.

Termination of the Merger Agreement

     Pursuant to the letter of intent of Alchemy and Cigarette dated October 25, 1997 with respect to the Merger, either party shall have the right to terminate the Merger Agreement in the event that the Merger is not consummated on or prior to December 31, 1999. The Merger Agreement is also subject to termination by Alchemy or Cigarette upon the occurrence of any of the following: a court order permanently restraining, enjoining or otherwise prohibiting the Merger, failure of the other party to obtain shareholder approval or, under certain circumstances, a breach by the other party of a representation, warranty, covenant or agreement contained in the Merger Agreement. Alchemy may terminate the Merger Agreement if the Cigarette Board withdraws or adversely modifies its recommendation of the Merger Agreement or if the Cigarette Board approves: (i) a transaction pursuant to which any person (or group of persons) other than Alchemy or its affiliates (a "Third Party"), acquires more than 20% of the outstanding shares of Cigarette Common Stock, pursuant to a tender offer or exchange offer or otherwise, (ii) a merger or other business combination involving Cigarette pursuant to which any Third Party acquires more than 20% of the outstanding equity securities of Cigarette or the entity surviving such merger or business combination, (iii) any other transaction pursuant to which any Third Party acquires control of assets of Cigarette have a fair market value equal to more than 20% of the fair market value of all the assets of Cigarette immediately prior to such transaction, or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing. Cigarette may terminate the Merger Agreement in the event of (i) a merger or consolidation involving Alchemy if such a transaction would result in the holders of Alchemy Common Stock immediately prior to the effective date of such transaction to have beneficial ownership of less than 50% of the total combined voting power of the surviving entity following the consummation of such transaction; or (ii) the sale of all or substantially all of the assets of Alchemy to any person or entity that is not a subsidiary of Alchemy. See "The Merger Agreement -- Termination".

Certain Federal Income Tax Consequences

     The Merger is intended to be a tax-free reorganization for federal income tax purposes, so that no gain or loss would generally be recognized by Alchemy or Cigarette and no gain or loss would generally be recognized by Cigarette shareholders. Cigarette shareholders are urged to consult their own tax advisors as to the specific tax consequences of the Merger to the individual shareholder. It is a condition to the Merger that Alchemy and Cigarette shall have each received an opinion of their respective counsel to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. For a further discussion of federal income tax consequences of the Merger, see "The Merger - Certain Federal Income Tax Consequences". See also "The Merger Agreement - Conditions".

Accounting Treatment

     The Merger will be accounted for as a purchase transaction/reverse acquisition of Alchemy by Cigarette. The legal and capital structure of Alchemy will survive, but Cigarette will be treated as the accounting acquirer. See "Pro Forma Financial Information."

Transfer of Cigarette Stock and Warrant Certificates

     As promptly as practicable after the effective time of the Merger, Cigarette will deliver a letter of transmittal with instructions to all holders of record of Cigarette Common Stock, Cigarette Series A Preferred Stock and Cigarette Warrants immediately prior to the Merger for use in surrendering their certificates in exchange for certificates representing shares of Alchemy Common Stock, shares of Alchemy Series A Preferred Stock and Alchemy Warrants.
CERTIFICATES SHOULD NOT BE SURRENDERED BY HOLDERS OF CIGARETTE COMMON STOCK UNTIL SUCH HOLDERS RECEIVE THE LETTER OF TRANSMITTAL FROM CIGARETTE. See "The Merger Agreement - Conversion of Securities".

Dissenters' Rights

     Each holder of Cigarette Common Stock has a right to dissent from the Merger, and, if the Merger is consummated, to receive "fair value" for his or her shares in cash by complying with the provisions of Florida law, including
Section 607.1302 of the Florida Business Corporation Act. A shareholder who wishes to exercise such rights must deliver to Cigarette, within the requisite time period prior to the vote being taken on the Merger at the Cigarette Special Meeting, written notice of his or her intent to demand payment for his or her shares if the Merger is effected and must not vote in favor of the Merger. The full text of Sections 607.1302 and .1320 are attached as Annex __ to this Joint Proxy Statement/Prospectus. See "The Meetings--Cigarette Shareholders' Dissenters' Rights" for a further discussion of such rights.

     Holders of Alchemy Common Stock do not have dissenters' rights with respect to the Merger.

Restrictions on Resale of Alchemy Common Stock

     PURSUANT TO THE TERMS OF THE MERGER AGREEMENT EACH SHAREHOLDER WHO RECEIVES ALCHEMY COMMON STOCK IN THE MERGER WILL BE RESTRICTED FROM TRANSFERRING THAT STOCK DURING THE LOCKUP PERIOD THE BOARD OF DIRECTORS OF ALCHEMY WILL, HOWEVER HAVE THE EXCLUSIVE RIGHT DURING THE LOCKUP PERIOD TO RELEASE ANY SHAREHOLDERS FROM SUCH TRANSFER RESTRICTIONS FOR ANY REASON THAT IT DEEMS TO BE NECESSARY IN ITS SOLE DISCRETION. THUS, THERE IS THE POSSIBILITY THAT THE BOARD OF DIRECTORS MAY DETERMINE THAT SOME SHAREHOLDERS' RESTRICTION'S MAY BE RELEASED WHILE OTHER SHAREHOLDERS MUST REMAIN RESTRICTED.

     Holders of Cigarette Common Stock, Cigarette Preferred Stock or Cigarette Warrants who are deemed to be affiliates of Cigarette or Alchemy are subject to additional restrictions on the transfer of the shares of Alchemy Common Stock, the shares of Alchemy Preferred Stock and the Alchemy Warrants received in the Merger. See "Agreement and Plan of Merger--Restrictions on Alchemy Securities Issued Pursuant to this Registration Statement."

Risk Factors

     See "Risk Factors" for a discussion of certain factors that should be considered by the holders of Alchemy Common Stock in connection with the consideration of the Merger Proposal, the Repurchase Proposal and the Option Plan Proposal and by the holders of Cigarette Common Stock in connection with their consideration of the Merger Agreement and the Merger.

                                  RISK FACTORS

     The following factors should be considered carefully by each holder of Alchemy Common Stock and Cigarette Common Stock in connection with matters to be voted upon by such Shareholders at the Alchemy Special Meeting and the Cigarette Special Meeting and in connection with a decision to acquire the securities offered hereby.

Risks Related to Alchemy and Cigarette:

     No History of Profitable Operations. Prior to the Merger, both Alchemy and Cigarette have incurred recurring losses from operations. At September 30, 1998 and March 31, 1999 the cumulative losses from inception were $2,012,288 and 2,279,604 for Alchemy and $7,432,723 and 8,337,210 for Cigarette. There can be no assurance that future operations will be profitable.

     Modification of Accountants Reports. The financial statements of both Alchemy and Cigarette included in this Joint Proxy Statement/Prospectus have each been prepared on a going concern basis. Each Company's ability to continue as a going concern is dependent upon restructuring its debt, obtaining adequate financing for its operations on acceptable terms and attaining profitable operations. The independent auditor's reports on each Company's financial statements has been modified to include an explanatory paragraph relating to the issues that raise substantial doubt about their abilities' to continue as going concerns.

     Intense competition. Success in the recreational boat and marine engine industry is largely dependent on a company's ability to sell high quality boats and engines at attractive prices with ample customer service and support. Cigarette's competitors in the boat industry for product sales are companies such as Magnum Marine, Mako Marine and Sea Ray. After the Merger, Cigarette's competitors in the marine engine industry will include companies such as Caterpillar, Mercury Marine and Volvo-Penta. Certain of the Combined Company's competitors have significantly greater financial resources than the Combined Company. Competition for product sales is also based upon the Combined Company's ability to attract independent dealers who are willing to distribute and market its products.

     Nature of the Recreational Boat and Marine Engine Industry. The recreational boat and marine engine industries are highly speculative and historically have involved a substantial degree of risk. The sales success of a boat and engine depends on unpredictable and changing factors such as general economic climate, competition and market acceptance, which may bear little or no correlation to the Combined Company's production and other costs. Acceptance of the Combined Company's products represents a response not only to the boat and engine design and performance, but also to the level of advertising and promotion by the distributor, the availability of competition products, general economic conditions and public taste, and other intangible factors, all of which change rapidly and cannot be predicted with certainty. Historically, recreational boat companies have suffered substantially in poor general economic conditions. Therefore, there is a substantial risk that some or all of the Combined Company's products may not be commercially successful, resulting in costs not being recouped or anticipated profits not being realized.

     Dependence on New Products and Additional Capital. The recreational boat industry is capital intensive. Average boat manufacturing costs rise each year as the cost of parts and labor continue to increase. Thus, in the event that Cigarette is unable to raise additional capital through any means, there can be no assurance that the Combined Company will be able to continue as a going concern. Further, competitiveness in the recreational boat industry requires that new products be introduced to the market place in a constant and consistent manner. There is no assurance that Cigarette will be able to produce new products which generate the same levels of revenue that the present products produce.

     Fluctuation in Results Due to Seasonality and Weather. The marine industry is highly seasonal with retail sales strongest in the months of February through July. Between July and the following January, manufacturers' shipments depend on dealers' restocking activity and request for new season models presented at trade shows and through promotional programs. Both companies' fiscal years end on September 30, and, as a result, management estimates that more than one-half of sales could occur in its second and third quarters. Accordingly, annual results would be materially and adversely affected if sales were to fall below expected seasonal levels during that period. The business of Alchemy and Cigarette is also significantly affected by weather patterns. Unseasonably cool weather and prolonged winter conditions may lead to a shorter selling season particularly in the Northeastern United States.

     Impact of Environmental and Other Regulatory Matters. The Combined Company's operations are subject to numerous federal, state and local laws and regulations relating to the environment and health, safety and other regulatory matters. Certain materials used in boat and engine manufacturing are classified by federal and state governments as "hazardous materials." Control of these substances is regulated by the Environmental Protection Agency ("EPA") and state environmental protection agencies which require reports and inspect facilities to monitor compliance. In addition, under the Comprehensive Environmental Response Compensation and Liability Act ("CERCLA"), any generator of hazardous waste sent to a hazardous waste disposal site is potentially responsible for the clean up and remediation cost required for such site in the event that the site is not properly closed by the owner or operator, irrespective of the amount of waste sent to the site. The Combined Company believes that it will obtain all material permits and that its facilities and operations will be in substantial compliance with all material applicable laws and regulations. Nevertheless, future events, such as changes in or modified interpretations of existing laws or regulations or enforcement policies, may give rise to additional compliance costs that could have a material adverse effect on the Combined Company. Pursuant to the 1990 amendments to the Clean Air Act, the EPA has been studying the impact of marine engines on the environment. The EPA is currently establishing air emissions standards for new marine engines, which regulations are expected to become effective in 1999. Such regulations could have a material adverse effect on the Combined Company's business.

     Risk of Technological Obsolescence. Cigarette's products are designed for high tolerance applications. In order to ensure the customer's safety and enjoyment when using its products, Cigarette relies on cutting edge technologies. In the event that the appropriate technologies advance to the point where Cigarette is unable to take advantage of such changes, its products may become obsolete in the market place.

     Risks Associated with Intellectual Property Rights. A substantial portion of Cigarette's revenue is derived from Cigarette's intellectual property rights associated with its name and the names of its products. A specific example of such intellectual property rights is evidenced by the licensing agreement to which both Alchemy and Offshore Racing Team, Inc. are parties. See "Offshore Racing Team, Inc. - Licensing Agreement".

     Impact of Economic Conditions. The marine industry is subject to economic cycles. Purchase of marine products historically have been dependent on discretionary spending by consumers, which may be adversely affected by recessionary economic conditions. The marine industry experienced a severe decline between 1989 and 1992. Any significant decline in general economic conditions or uncertainties regarding future economic prospects that affect consumer spending could have a material adverse effect on the Combined Company's business. Similarly, rising interest rates could adversely impact consumers' ability or willingness to obtain financing from third-party lenders, which could adversely affect the Combined Company's ability to sell its products.

     Risks as a Result of the "de-facto" merger between Alchemy and Cigarette. Although the Merger has not yet been completed Cigarette and Alchemy have been acting in certain respects as a combined company on a "de-facto" basis, which due to common management was accomplished without formal documentation. However, in the event that either company suffers an unanticipated substantial loss in revenue due to any reason, both companies may be adversely affected. Further, any determination by either judicial process or a consent to an administrative order, that Alchemy violated federal securities laws could have a detrimental effect on both companies.

Market and Other Risks Relating to the Merger:

     Fixed Exchange Ratio. As a result of the Merger, each outstanding share of Cigarette Common Stock will be converted into one (1) share of Alchemy Common Stock. Accordingly, the market value of the consideration to be received by the shareholders of Cigarette upon the Merger will depend entirely on the market price of Alchemy Common Stock at the Effective Time. The closing price for Alchemy Common Stock on the OTC-Bulletin Board on the latest practicable trading day before the printing of this Joint Proxy Statement/ Prospectus, was $___. There can be no assurance that the market price of Alchemy Common Stock on and after the Effective Time will not be lower than any previous price for such stock.

     Volatility of Trading Price. The trading price of Alchemy's stock after the Merger has been effected may be affected by the risk factors set forth herein, as well as prevailing economic and financial trends and conditions in the public securities markets. During recent periods, share prices of smaller and medium-sized publicly traded companies have exhibited a high degree of volatility. Shortfalls in revenues or earnings from the levels anticipated by the public markets could have an immediate and significant adverse effect on the trading price of the Combined Company's shares in any given period. Such shortfalls may result from events that are beyond the Combined Company's immediate control. The trading price of the Combined Company's shares may also be affected by developments, including reported financial results and fluctuations in trading prices of the shares of other publicly held companies in the boating industry and related businesses in general, which may not have any direct relationship with the Combined Company's business or prospects.

     Penny Stock Regulation. The Securities and Exchange Commission (the "Commission") has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with other information. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. If the Company's Common Stock becomes subject to the penny stock rules, shareholders in this offering may find it more difficult to sell such securities.

     Potential Dilution of Interest. A number of shares equal to approximately 87.0% of Alchemy's outstanding Common Stock after giving effect to the Merger will be issued to the shareholders of Cigarette upon consummation of the Merger. The issuance of Alchemy Common Stock in the Merger and the exercise of the Alchemy Class A, Class B, Class X and Class Y Warrants and the exercise of the Options, respectively, which may cause an additional dilution of interest, may negatively impact the price of Alchemy Common Stock. There can be no assurance that Alchemy's Common Stock price will not be negatively effected.

     Integration of Other Acquired Businesses. Although Alchemy's Board of Directors believes that the Merger would successfully yield a powerhouse in the offshore powerboat and recreational powerboat world, there can be no assurance that products, technologies, distribution channels, key personnel and businesses of other acquired companies will be effectively integrated into the Combined Company's business or product offerings, or that such integration will not adversely affect the Combined Company's business, financial condition or results of operations. There can also be no assurance that any acquired products, technologies or businesses will contribute at anticipated levels to the Combined Company's sales or earnings, or that the sales and earnings from combined businesses will not have a material adverse effect on the business, financial condition and results of operations of the Combined Company.

     Substantial Expenses Associated with the Merger. Alchemy estimates that it will incur direct transaction costs of approximately $200,000 associated with the Merger. In addition, it is expected that after the Merger, the Combined Company will incur additional significant costs, which are not currently reasonably estimable, associated with integrating Cigarette. Although management expects that the elimination of duplicate expenses as well as other efficiencies related to the integration of the businesses may offset the direct transaction costs and other integration-related charges over time, there can be no assurance that such net benefit will be achieved in the near term, if at all.

     Possible Adverse Affect on Customer Buying Patterns. As a result of the Merger, the Companies' customers may decide to purchase boats and motors elsewhere based upon unanticipated problems with product availability, design limitations or otherwise. Such a response by the Companies' customers would adversely affect profitability.

     Integration of Other Acquired Businesses. Although Alchemy's Board of Directors believe that the Merger would successfully yield a powerhouse in the offshore powerboat and recreational powerboat world, there can be no assurance that products, technologies, distribution channels, key personnel and businesses of previously acquired companies will be effectively integrated into the Combined Company's business or product offerings, or that such integration will not adversely affect the Combined Company's business, financial condition or results of operations. There can also be no assurance that any acquired products, technologies or businesses will contribute at anticipated levels to the Combined Company's sales or earnings, or that the sales and earnings from combined businesses will not be a material adverse effect on the business, financial condition and results of operations of the Combined Company.

     Transaction Charges. Alchemy estimates that it will incur direct transaction costs of approximately $150,000 associated with the Merger, which will be charged to operations upon consummation of the Merger. In addition, it is expected that after the Merger, the Combined Company will incur an additional significant charge to operations, which is not currently reasonably estimable, to reflect costs associated with integrating Cigarette.

     Possible Adverse Affect on Customer Buying Patterns. As a result of the Merger, Alchemy's customers may decide to purchase boats and motors elsewhere based upon unanticipated problems with product availability, design limitations or otherwise. Such a response by Alchemy's customers would adversely affect Alchemy's profitability.

Alchemy-Related Risk Factors

     No History of Profitable Operations of Alchemy. Prior to the Merger Alchemy had sustained losses. No certain prospects of future profitable operations are presently expected.

     Competition. Success in the recreational boat and marine engine industry is largely dependent on a company's ability to sell high quality boats and engines at attractive prices with ample customer service and support. Cigarette's competitors in the boat industry for product sales are companies such as Magnum, Mako and Sea Ray. After the Merger, Cigarette's competitors in the marine engine industry will include companies such as Caterpillar, Mercury Marine and Volvo-Penta. Certain of the Combined Company's competitors, have significantly greater financial resources than the Combined Company. Competition for product sales is also based upon the Combined Company's ability to attract independent dealers who are willing to distribute and market its products.

     Alchemy's reliance on the General Motors Corporation ("General Motors"). Alchemy relies on General Motors to manufacture and supply the engine blocks used in most of Alchemy's engines. In the event that a strike or other work stoppage occurs which is either anticipated or otherwise at General Motors, the manufacture or distribution of such engine blocks may be adversely affected thereby resulting in a significant decline in Alchemy's ability to sell engines. However, Alchemy believes that the lack of any formal agreement with General Motors allows management the flexibility to choose other suppliers in the event that the above occurs. For example Alchemy believes that engine blocks from companies such as Chrysler, Cummins, Yanmar or Volvo would be available to the Company without undue hardship or delay.

     Product Liability. While management of Alchemy believes that its engines are safe in normal operation, any motorized product can give rise to product liability claims. Alchemy maintains product liability insurance in the amount of $1,000,000 per incident. Additionally, Alchemy maintains a $2,000,000 umbrella policy. Alchemy has never been the subject of any claim or law suit regarding product liability associated with its engines, although there can be no assurance that product liability claims associated with injury to property or persons directly or indirectly attributable to Alchemy's engines may not be asserted at a future date.

     Potential Securities Act Violations. On June 25, 1998, October 13, 1998, Alchemy filed registration statements each on Form S-8, registering 200,000 and 265,000 shares of common stock, respectively, at $2 per share (collectively, the AS-8 Registration Statements@). Due to the circumstances surrounding the distribution of the shares registered pursuant to the S-8 Registration Statements, it is unclear whether the sale of such shares constituted a violation of the Securities Act and furthermore, whether the use of such proceeds may represent an improper use of employee benefit funds.

     In the event that it is determined by either judicial process or (ii) a consent to an administrative order that a violation of federal securities laws did occur, it is possible that an enforcement or similar type action could be brought against Alchemy which could result in a recision and/or monetary penalties being levied against Alchemy, which penalties could be significant. Further, if such a determination is made, it is possible that Alchemy could become a defendant in civil suits brought by third parties. Such suits could result in additional monetary judgments being levied against Alchemy.

Cigarette Related Risk Factors.

     Cigarette's Dependence on New Products and Additional Capital. The recreational boat industry is capital intensive. Average boat manufacturing costs rise each year as the cost of parts and labor continue to increase. Further, competitiveness in the recreational boat industry requires that new products be introduced to the market place in a constant and consistent manner. There is no assurance that Cigarette will be able to produce new products which generate the same levels of revenue that the present products produce.

     Risk of Technological Obsolescence. Cigarette's products are designed for high tolerance applications. In order to ensure the customer's safety and enjoyment when using its products, Cigarette relies on cutting edge technologies. In the event that the appropriate technologies advance to the point where Cigarette is unable to take advantage of such changes, its products may become obsolete in the market place.

     Risks Associated with Intellectual Property Rights. A substantial portion of Cigarette's revenue is derived from Cigarette's intellectual property rights associated with its name and the names of its products. A specific example of such intellectual property rights is evidenced by the licensing agreement to which both Alchemy and Offshore Racing Team, Inc. are parties. See "Offshore Racing Team, Inc. - Licensing Agreement".

Interests of Certain Persons.

     Interests in Alchemy Common Stock and Options. As of June 30, 1998, Offshore Racing, Inc. owns 2,000,000 shares of Alchemy Common Stock or approximately 74% of Alchemy's outstanding Common Stock. However, Alchemy's management anticipates that pursuant to the special directors' meeting of June 4, 1998, and the resolutions promulgated therein, such Alchemy Common Stock holdings shall be repurchased and retired by Alchemy in consideration for the issuance to Offshore of 100 shares of Alchemy Series B Preferred Stock having an aggregate liquidation preference equal to $1,000,000 immediately prior to the Effective Time of the Merger.

     Management. Cigarette's sole Director and Officer Adam Schild, is also a Director and Officer of Alchemy. Further, Mr. Schild is the general partner of Winchester Partners, L.P. the largest single shareholder of Cigarette.

     Forbearance From Certain Creditors. Cigarette has a number of creditors to which the Company is in default. Each of those creditors have orally agreed to forbear from taking further actions until such time that the Merger and Alchemy's Form S-4 Registration Statement are each deemed effective. However, there can be no assurance that: (i) any or all of Cigarette's creditors referred to herein will continue to forbear from taking further actions against Cigarette to collect upon their debts; and (ii) Cigarette will be able to satisfy any such creditor in the event that such creditor fails to continue its forbearance.

Risks Associated with the OTC-Bulletin Board.

     Alchemy's common stock is presently listed on the OTC-Bulletin Board. Thus, the Alchemy Common Stock issued in connection with the Merger will also be listed on the OTC-Bulletin Board. Due to the nature of the limited number of market makers for the Alchemy stock on the OTC-Bulletin Board, a shareholder may find it difficult to: (i) dispose of Alchemy Common Stock; or (ii) obtain accurate quotations as to the market value of such stock. See "Penny Stock Regulation" in this section.

                SELECTED HISTORICAL AND UNAUDITED FINANCIAL DATA

     The following selected historical financial information of Alchemy and Cigarette, respectively has been derived from their respective historical financial statements, and should be read in conjunction with such financial statements and the notes thereto, included elsewhere in this Joint Proxy Statement/Prospectus. No cash dividends have been declared or paid on Alchemy Common Stock or Cigarette Common Stock. The information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that might occur if the Merger had been consummated at the beginning of the respective financial periods indicated, nor is it necessarily indicative of future operating results or financial positions. No cash dividends have been declared or paid on Alchemy Common Stock or Cigarette Common Stock.

                                            September 30, 1998                        March 31, 1999
                                       ----------------------------    --------------------------------------------
                                          Alchemy        Cigarette        Alchemy        Cigarette      Pro-Forma
                                       ------------    ------------    ------------    ------------    ------------
Total Current Assets                   $    244,841    $  1,450,983    $    332,867    $  1,549,896    $  1,882,873
Property and equipment                       20,060         285,785          19,606         443,761         463,367
Intangible assets and other                 189,750       4,545,227         178,750       4,348,430       6,674,427
Total assets                                454,651       6,282,995         531,223       6,342,087       9,020,667

Total current liabilities                   239,904       9,766,921         273,792      10,549,708       5,112,460
Redeemable preferred stock                     --         1,216,667            --         1,241,667            --
Total stockholders' equity (deficit)        214,747      (4,700,593)        257,431      (4,207,621)      3,908,207

Statement of Operations:

                                              Fiscal Year Ended                    Fiscal Year Ended
                                             September 30, 1997                    September 30, 1998
                                       ----------------------------    --------------------------------------------
                                          Alchemy        Cigarette        Alchemy        Cigarette      Pro-Forma
                                       ------------    ------------    ------------    ------------    ------------
Net sales                              $  1,059,498    $  2,158,406    $    742,289    $  7,026,625    $  7,581,656
Net loss                                    (92,762)     (2,560,606)       (319,288)       (791,065)       (538,577)
Net loss per share                            (0.11)          (0.91)          (0.14)          (0.22)          (0.10)
Weighted Average Shares Outstanding         851,093       2,819,562       2,291,093       3,577,027       5,421,844

                                             Six Months Ended                      Six Months Ended
                                              March 31, 1998                        March 31, 1999
                                       ----------------------------    --------------------------------------------
                                          Alchemy        Cigarette        Alchemy        Cigarette      Pro-Forma
                                       ------------    ------------    ------------    ------------    ------------
Net sales                              $    329,560    $  2,583,458    $    319,080    $  5,194,008    $  5,361,856
Net loss                                    (11,871)       (393,034)       (267,316)       (904,487)       (885,915)
Net loss per share                            (0.01)          (0.11)          (0.10)          (0.24)          (0.16)
Weighted Average Shares Outstanding       2,237,394       3,552,923       2,550,608       3,699,708       5,421,844

Recent Share Prices

     The following table sets forth the closing prices per share of Alchemy Common Stock on the OTC - Bulletin Board on _____________, the last full trading date prior to the execution and delivery of the Merger Agreement and the public announcement thereof.

                                                               Alchemy
                                                            Common Stock


          _________, 1999 ..................................   $______

     No assurance can be given as to the market prices of Alchemy's Common Stock at any time prior to the Effective Time or as to the market price of Alchemy Common Stock at any time thereafter. The conversion ratio between Alchemy and Cigarette is fixed and is not anticipated to be changed. However, in the event that a reclassification, recapitalization, split-up, stock dividend, stock combination, exchange of shares, readjustment or otherwise, occurs, then the conversion ratio shall be correspondingly adjusted, provided however, that any such changes shall be subject to the terms of the Merger Agreement annexed hereto as Exhibit 2.1. Cigarette shareholders are urged to obtain a current market quotation of the Alchemy Common Stock.

Dividends

     Neither Alchemy nor Cigarette has ever paid cash dividends related to their respective Common Stocks. Additionally, following the Merger, Alchemy does not anticipate paying cash dividends in the foreseeable future. Additionally, pursuant to the Merger Agreement, Alchemy and Cigarette have agreed not to pay cash dividends pending the consummation of the Merger. If the Merger is not completed, the Alchemy Board intends to continue a policy of retaining all earnings, if any, to finance the expansion of its business.

                           THE ALCHEMY SPECIAL MEETING

Purpose of the Meeting

     This Joint Proxy Statement/Prospectus is being furnished by Alchemy to holders of Alchemy Common Stock in connection with the solicitation of proxies by the Board of Directors of Alchemy for use at the Alchemy Special Meeting. At the Alchemy Special Meeting, Alchemy shareholders will take action on the following matters:

          1. To consider and vote upon the Merger Proposal to authorize and approve the issuance of up to 4,719,450 shares of Alchemy Common Stock to holders of shares of Cigarette Common Stock, in connection with the proposed Merger of Merger Sub with and into Cigarette pursuant to the "Merger Agreement" whereby each share of Cigarette Common Stock outstanding immediately prior to the Effective Time of the Merger (other than shares of Cigarette Common Stock held by holders who have perfected dissenters' rights under the Florida Business Corporation Act) will be converted into one share of Alchemy Common Stock and Cigarette will become a wholly-owned subsidiary of Alchemy;

          2. To consider and vote upon the Repurchase Proposal to authorize and approve the repurchase and retirement by Alchemy of 2,000,000 shares of Alchemy Common Stock held by Offshore in consideration for the issuance to Offshore of 100 shares of Alchemy Series B Preferred Stock having an aggregate liquidation preference equal to $1,000,000; and

          3. To consider and vote upon the Option Plan Proposal to approve and adopt the Alchemy Employee Incentive Stock Option Plan.

The Board of Directors of Alchemy believes that the Merger Proposal, the Repurchase Proposal and the Option Plan Proposal are fair to and in the best interests of Alchemy and the Alchemy shareholders. The Board of Directors of Alchemy has unanimously approved the Merger Proposal, the Repurchase Proposal and the Option Plan Proposal and unanimously recommends that the Alchemy Shareholders vote FOR approval and adoption of the Merger Proposal, the Repurchase Proposal and the Option Plan Proposal.

Date, Time and Place of the Meeting

     The Alchemy Special Meeting will be held at the principal executive offices of Alchemy located at 3025 N.E. 188th Street, Aventura, Florida 33180 on __________, 1999 at 9:00 a.m.

Record Date; Shareholders Entitled to Vote and Required Vote

     Only holders of record of Alchemy Common Stock at the close of business on __________, 1999 (the "Alchemy Record Date") are entitled to notice of and to vote at the Alchemy Special Meeting. As of the Alchemy Record Date, ____ shares of Alchemy Common Stock were issued and outstanding including the 2,000,000 shares of Alchemy Common Stock owned by Offshore. These shares were held by _____ holders of record on such date. As of the Alchemy Record Date no shares of Alchemy Preferred Stock were outstanding.

     The presence in person or by proxy, of a majority of the outstanding shares of Alchemy Common Stock is necessary to constitute a quorum at the Alchemy Special Meeting. If there are insufficient votes to constitute a quorum or to approve the Merger Proposal or the Repurchase Proposal, the Alchemy Special Meeting may be adjourned in order to permit further solicitation of proxies. Broker non-votes, abstentions and withhold authority votes all count for the purpose of determining a quorum. At the Alchemy Special Meeting, each holder of Alchemy Common Stock is entitled to one vote per share of Alchemy Common Stock held. The affirmative vote of a majority of the outstanding shares of Alchemy Common Stock is required to approve the Merger Proposal, the Repurchase Proposal and the Option Plan Proposal. Additionally, the Board of Directors of Alchemy has determined that Alchemy will not consummate the transactions contemplated by the Merger Proposal or the Repurchase Proposal unless the holders of at least a majority of the outstanding shares of Alchemy Common Stock other than Offshore, voting as a separate class, vote to approve the Merger Proposal and the Repurchase Proposal. The holders of a majority of the outstanding shares of Cigarette Common Stock must also approve the transactions contemplated by the Merger Agreement.

Solicitation, Revocation and Use of Proxies

     All holders of Alchemy Common Stock represented at the Alchemy Special Meeting by properly executed proxies received prior to the Alchemy Special Meeting, unless such proxies previously have been revoked, will be voted at the Alchemy Special Meeting in accordance with the instructions on the proxies. If no contrary instructions are indicated, such proxies will be voted FOR the approval and adoption of the Merger Proposal, the Repurchase Proposal and the Option Plan Proposal.

     Proxies with respect to Alchemy Common Stock may be revoked by filing with the Secretary of Alchemy written notice of revocation bearing a later date than the proxy, by duly executing a later-dated proxy relating to the same Alchemy Common Stock or by attending the Alchemy Special Meeting and voting in person (although attendance at the Alchemy Special Meeting will not in and of itself constitute revocation of a proxy). Any written notice with respect to Alchemy Common Stock must be sent to Secretary Alchemy Holdings, Inc., 3025 N.E. 188th Street, Aventura, Florida 33180.

     Proxies will be solicited by use of the mails. Directors, officers and employees of Alchemy may also solicit proxies by telephone, telecopy, telegram or personal contact and such persons will receive no additional compensation for such services; however, such persons may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation activities. Copies of solicitation materials will be furnished to fiduciaries, custodians and brokerage houses for forwarding to beneficial owners of Alchemy Common Stock held in their names. Such person will also be reimbursed for reasonable out-of-pocket expenses in connection with solicitation activities. Alchemy and Cigarette will jointly bear the cost of preparing and mailing the proxy materials in connection with the Alchemy Special Meeting, Securities and Exchange Commission filing fees, printing costs in connection with this Joint Proxy Statement/Prospectus and any amounts paid in connection with proxy solicitation activities.

No Dissenters' Rights

     Holders of Alchemy Common Stock do not have statutory appraisal or dissenters rights with respect to the Merger, or any of the transactions contemplated by the Merger Agreement.

Shareholder Proposals

     Holders of Alchemy Common Stock are entitled to submit proposals on matters appropriate for shareholder action consistent with the regulations of the Commission. Should an Alchemy Shareholder intend to present a proposal at the next Annual Meeting of Alchemy Shareholders, it must be received by the Secretary of Alchemy at Alchemy's Executive Offices, 3025 N.E. 188th Street, Aventura, Florida 33180 no later than _______________, 1999, in order to be included in Alchemy's proxy statement and form of proxy relating to that meeting. Under the rules of the Commission, Alchemy shareholders submitting such proposals are required to have held shares of Alchemy Common Stock amounting to $1,000 in market value for at least one year prior to the date of submission.

                          THE CIGARETTE SPECIAL MEETING

Purpose of the Meeting

     This Joint Proxy Statement/Prospectus is being furnished by Cigarette to holders of Cigarette Common Stock in connection with the solicitation of Proxies by the Board of Directors of Cigarette for use at the Cigarette Special Meeting. At the Cigarette Special Meeting action will be taken on the following matter:

          1. To consider and vote upon a proposal to approve and adopt the Merger Agreement pursuant to which (i) Merger Sub will be merged with and into Cigarette with Cigarette continuing as the surviving corporation and becoming a wholly-owned subsidiary of Alchemy and (ii) at the effective time of the Merger, (A) each share of issued and outstanding Cigarette Common Stock (other than shares held by holders who perfect dissenters' rights under the Florida Business Corporation Act) will be converted into one share of Alchemy Common Stock, (B) each issued and outstanding share of Cigarette Series A Preferred Stock will be converted into one share of Alchemy Preferred Stock having similar terms and (C) each issued and outstanding Cigarette Warrant will be converted into one Alchemy Warrant having similar terms.

The Board of Directors of Cigarette believes that the Merger is fair to and in the best interests of Cigarette and the Cigarette shareholders. The Board of Directors of Cigarette has unanimously approved the Merger Agreement and unanimously recommends that the Cigarette shareholders vote FOR approval and adoption of the Merger Agreement.

Date, Time and Place of Meeting

     The Cigarette Special Meeting will be held at the principal executive offices of Cigarette located at 3131 188th Street, Aventura, Florida 33180 on _________, 1999 at 9:00 a.m.

Record Date; Shareholders Entitled to Vote and Required Vote

     Only holders of record of Cigarette Common Stock at the close of business on ____, 1999 (the "Cigarette Record Date") are entitled to notice of and to vote at the Cigarette Special Meeting. As of the Cigarette Record Date ____ shares of Cigarette Common Stock and no shares of Cigarette Series A Preferred Stock were issued and outstanding. These shares were held by 30 holders as of such date. It is expected, however, that 1,000,000 additional shares of Cigarette Common Stock and 100 shares of Cigarette Series A Preferred Stock will be issued after the Cigarette Record Date but before the Effective Time of the Merger.

     The presence in person or by proxy of a majority of the outstanding shares of Cigarette Common Stock is necessary to constitute a quorum at the Cigarette Special Meeting. If there are insufficient votes to constitute a quorum or to approve the Merger Agreement, the Cigarette Special Meeting may be adjourned or postponed in order to permit further solicitation of proxies. Broker non-votes, abstentions and withhold authority votes all count for the purpose of determining a quorum. At the Cigarette Special Meeting, each holder of Cigarette Common Stock is entitled to one vote per share of Cigarette Common Stock held. The affirmative vote of a majority of the outstanding shares of Cigarette Common Stock is required to approve the Merger Agreement. The issuance of the shares of Alchemy Common Stock to be issued in the Merger must be approved by the holders of a majority of the outstanding shares of Alchemy Common Stock and by the holders of a majority of the outstanding shares of Alchemy Common Stock other than Offshore, voting as a separate class.

     Each of the directors, officers and control shareholders of Cigarette who as of August __, 1999 cumulatively own 82.4% of the outstanding shares of Cigarette Common Stock has advised Cigarette that such shareholder intends to vote all shares of Cigarette Common Stock held by such shareholder for approval of the Merger Agreement. The affirmative votes of such shareholders would assure approval of the Merger Agreement. Cigarette is unaware of any voting trust agreement(s) between or among any of its shareholders.

Solicitation, Revocation and Use of Proxies

     All holders of Cigarette Common Stock represented at the Cigarette Special Meeting by properly executed proxies received prior to the Cigarette Special Meeting, unless such proxies previously have been revoked, will be voted at the Cigarette Special Meeting in accordance with the instructions on the proxies. If no contrary instructions are indicated such proxies will be voted FOR the approval and adoption of the Merger Agreement.

     Proxies with respect to Cigarette Common Stock may be revoked by filing with the Secretary of Cigarette written notice of revocation bearing a later date than the proxy, by duly executing a later-dated proxy relating to the same Cigarette Common Stock or by attending the Cigarette Special Meeting and voting in person (although attendance at the Cigarette Special Meeting will not in and of itself constitute revocation of a proxy). Any written notice with respect to Cigarette Common Stock must be sent to Secretary, Cigarette Racing Team, Inc., 3131 N.E. 188th Street, Aventura, Florida 33180.

     Proxies will be solicited by use of the mails. Directors, officers and employees of Cigarette may also solicit proxies by telephone, telecopy, telegram or personal contact and such persons will receive no additional compensation for such services; however, such persons may be reimbursed for reasonable out-of-pocket expenses in connection with solicitation activities. Copies of solicitation materials will be furnished to fiduciaries and custodians for forwarding to beneficial owners of Cigarette Common Stock held in their names. Such persons will also be reimbursed for reasonable out-of-pocket expenses in connection with solicitation activities. Cigarette and Alchemy will jointly bear the cost of preparing and mailing the proxy materials in connection with the Cigarette Special Meeting, Commission filing fees, printing costs in connection with the Joint Proxy Statement/Prospectus and any amounts paid in connection with proxy solicitation activities.

Dissenters Rights

     Each shareholder of Cigarette Common Stock has a right to dissent from the Merger, and, if the Merger is consummated, to receive "fair value" for his or her shares in cash by complying with the provisions of the Florida Business Corporation Act (the "FBCA"), including the requirements of section 607.1302 and
607.1320 of the FBCA. A shareholder who wishes to exercise such rights must deliver to Cigarette, prior to the vote being taken on the Merger at the Cigarette Special Meeting, written notice of his or her intent to demand payment for his or her shares if the Merger is effected and must not vote in favor of the Merger. See, "The Merger - Dissenters Rights."

                                   THE MERGER

Background of the Merger

     On May 12, 1997 Alchemy held a special meeting of its Board of Directors and decided that in the best interests of its shareholders that Alchemy attempt to engage in the business of licensing, designing and marketing of Cigarette merchandise and apparel in addition to its current activities of high performance engine manufacturing. The Alchemy Board determined that such action would provide Alchemy's shareholders with the potential of future liquidity in their stock ownership and the possibility of future gain. The Board of Directors of Alchemy resolved to seek and locate management to assist in such a goal.

     In connection with this meeting the Board of Directors and a majority of the outstanding Alchemy shareholders approved a recapitalization of Alchemy pursuant to which then-issued and outstanding shares of Alchemy's common stock would reverse split on a one for eighty basis so that the shareholders received one share of Alchemy's Common Stock for every eighty shares of prior common stock held.

     Furthermore, the following individuals were elected as officers and directors of Alchemy to serve until their successors are elected or appointed:
Craig N. Barrie, President/Director; Berton J. Lorow, Vice-President/Director and Adam C. Schild, Secretary/Director.

     Additionally, the Company adopted a proposal to amend the Articles of Incorporation of Alchemy and change the name of Alchemy from Hawk Marine Power, Inc. to Alchemy Holdings, Inc. On May 12, 1997, and subsequent to the change of Alchemy's name from Hawk Marine Power, Inc. to Alchemy Holdings, Inc., Alchemy formed a new corporation under the laws of the State of Delaware, a wholly owned subsidiary of Alchemy to be known as "Hawk Marine Power, Inc." to operate its high performance engine manufacturing business.

     Effective May 19, 1997, Alchemy issued 2,000,000 post-split restricted shares of Alchemy Common Stock to Offshore, in exchange for Offshore's exclusive world-wide right and license to use the trademarks, and service marks of "Cigarette Racing Team, Inc.", for all goods and services other than the use of the trademarks and service marks on any form of watercraft. In conjunction with the purchasing of the licensing agreement, Alchemy formed a corporation under the laws of the State of Delaware, organized as a wholly owned subsidiary of Alchemy and known as "Cigarette Licensing, Inc." to operate Alchemy's licensing business.

     Effective May 19, 1997, Alchemy also issued 200,000 post-split shares of Alchemy Common Stock to Alcott, Simpson & Co., Inc., the professionals responsible for the professional services related to and for negotiating, arranging and brokering the licensing and other related transactions described herein on behalf of the Company.

     As a result, on May 20, 1997, the split became effective and Alchemy began trading under its new symbol "ALCH" on the OTC Bulletin Board.

     Subsequent to the change of Alchemy's name from Hawk Marine Power, Inc. to Alchemy Holdings, Inc., and subsequent to the formation of the wholly owned subsidiary to be known as "Hawk Marine Power, Inc.", Alchemy sold all of its assets and liabilities of its high performance engine building operation to Alchemy's wholly owned subsidiary Hawk Marine Power, Inc. in exchange for 100 shares of Hawk Marine Power, Inc. The 100 shares exchanged represents 100% of the issued and outstanding shares of Hawk Marine Power, Inc.

     On October 25, 1997, Alchemy's Board of Directors unanimously adopted a resolution allowing Alchemy to enter into a Letter of Intent the result of which would effectively allow Alchemy to acquire all of the issued and outstanding shares of Cigarette Common Stock in a reverse acquisition.

     On May 12, 1998, Alchemy held a Special Meeting of the Board of Directors wherein the Board approved the amendment of Alchemy's Articles of Incorporation to authorize the creation of a class of preferred stock consisting of 10,000,000 shares, $.001 par value per share. This amendment to the Articles of Incorporation was approved by the Alchemy shareholders on the same date.

Joint Reasons for the Merger

     In reaching their decisions to approve the Merger Agreement and the transactions contemplated by the Merger Agreement, the Alchemy Board and the Cigarette Board consulted with their respective management teams and advisors and independently considered the proposed Merger Agreement and the transactions contemplated thereunder. Based on their respective independent reviews of the proposed transactions and the business and operations of the other party, the respective Boards each unanimously approved the Merger Agreement and the transactions contemplated thereby. The Board of Directors of Alchemy and Cigarette both concluded that (i) the goals and philosophies of Alchemy and Cigarette each compatible and consistent, (ii) the products and services of Alchemy and Cigarette each complementary, (iii) the post-Merger entity would have the potential to offer customers a wider variety of services and products than either Alchemy or Cigarette could offer independently, (iv) the Merger would be positively received by customers of both Alchemy and Cigarette, (v) the shareholders of both Alchemy and Cigarette would benefit by the enhanced ability of the combined entity to compete in the marketplace, (vi) Cigarette's shareholders would have the liquidity of public stock ownership; (vii) the surviving company would be able to realize the potential proceeds from the exercise of the outstanding warrants; and (viii) that the economic advantages as a result of increased operating efficiencies would be substantial.

Recommendation of the Alchemy Board

     The Alchemy Board has unanimously approved the Merger Agreement and the issuance of Alchemy Common Stock in connection with the Merger and believes that the Merger is fair to, and in the best interests of, Alchemy and its shareholders, and therefore, unanimously recommends that the shareholders of Alchemy vote FOR the Merger Proposal.

Recommendation of Cigarette's Board

     The sole director of Cigarette has approved the Merger Agreement and the Merger and believes that Merger is fair to and in the best interests of, Cigarette and its shareholders, and therefore, recommends that the shareholders of Cigarette vote FOR the approval of the Merger Agreement.

Factors Considered by Alchemy's Board

     In recommending the Merger Proposal to its shareholders, Alchemy's Board considered the following factors: A) Increased Cash Flow; B) Stable Revenue Stream - With Alchemy's control of Cigarette, its largest customer, Alchemy anticipates having a more predictable and consistent revenue stream; C) Increased Visibility - Cigarette's name is accompanied by worldwide recognition; therefore, Alchemy may realize an immediate intangible benefit from the Merger; and D) Decreased Costs - - The combined entity will benefit from increased purchasing power and decreased administrative expenses; and E) Warrants Proceeds - The proceeds received from the exercise of the outstanding warrants will be received by the combined entity.

Factors Considered by Cigarette's Board

     In recommending the Merger to its shareholders, Cigarette's Board considered the following factors. Increased Efficiencies through: 1) Decreased Costs - After the Merger Cigarette will purchase some engines from Alchemy at Alchemy's costs thereby decreasing the cost of both components. 2) Increased Profit Margin - As a result of the decreased costs, Cigarette's profit margin is expected to increase. 3) Sharing of Technologies - Cigarette's research and design department plans to utilize Alchemy's technology thereby allowing Cigarette to more closely match hull designs and engine performance.

Additional Factors Considered by the Boards of Alchemy and Cigarette

     Since the execution of the Letter of Intent, Alchemy and Cigarette have begun to integrate their operations in anticipation of the Merger's effectiveness and in consideration of the fact that: (i) Cigarette, through direct and indirect means, was responsible for more than 90% of Alchemy revenue;
(ii) Alchemy's employees were in essence becoming Cigarette's employees as Cigarette had informally leased them from Alchemy to perform boat manufacturing services as a result of increased sales and a limited available work-force;
(iii) Alchemy was unable to maintain its own market share due to decreasing sales; (iv) scales of economy would substantially reduce Alchemy's expenses in the short-term and stabilize Alchemy's revenues in the long-term; and (v) the majority shareholders and directors of both Cigarette and Alchemy, respectively, had approved the Merger in principle. See both Alchemy's and Cigarette's Management's Discussion and Analysis.

Interests of Certain Persons in the Merger

     In considering the recommendations of the Board of Directors of Alchemy and the Board of Directors of Cigarette with respect to the approval, respectively of the Merger Proposal and the Merger Agreement, Alchemy and Cigarette shareholders should be aware that certain members of Alchemy's and Cigarette's managements and Boards of Directors have certain interests that may present them with actual or potential conflicts of interest in connection with the Merger.

     Overlapping Management. Adam Schild, the sole director and officer of Cigarette is also a member of the Alchemy Board and an executive officer of Alchemy.

     Share Ownership. Adam Schild is the general partner of Winchester Partners L.P. which is the owner of 1,601,000 shares of Cigarette Common Stock. Craig Barrie, the President and a member of the Board of Directors of Alchemy together with his wife, Patricia Barrie are the owners of 25,000 shares of Cigarette
Common Stock Share Conversion. Offshore, the holder of 2,000,000 shares of Alchemy Common Stock or 74% of all currently outstanding shares will not retain shares of Alchemy Common Stock following the consummation of the Merger. Instead, as a condition to the consummation of the Merger, immediately prior to the Effective Time of the Merger, Alchemy will repurchase and retire the 2,000,000 shares of Alchemy Common Stock currently held by Offshore in consideration for the issuance to Offshore of 100 shares of Alchemy Series B Preferred Stock having an aggregate liquidation preference equal to $1,000,000. In connection with the repurchase and retirement of the Alchemy Common Stock held by Offshore, Offshore has agreement to relinquish all right, title and interest remaining under the current licensing arrangement between Alchemy and Offshore. For a description of this licensing arrangement, see "Certain Relationship and Related Transactions."

Future Employment Agreements

     The key employees of the Company are not bound by employment contracts. However, Alchemy anticipates binding its key employees with formal employment agreements. Management has recently hired Ms. Penny Adams Field as the Company's Chief Financial Officer on a permanent basis at a annual salary of $78,000. Ms. Adams Field is also an "at will" employee with no formal employment contract. Alchemy expects that in formalizing the employment agreements with its key employees, some aspects of their employment including their respective compensation may involve changes.

Indemnification and Insurance

     Pursuant to the Merger Agreement, Alchemy has agreed to indemnify each person who was an officer, director or employee of Cigarette against certain liabilities. See "Merger Agreement - Indemnification and Insurance."

Federal Income Tax Consequences

     THE FOLLOWING IS A SUMMARY OF THE OPINION PROVIDED BY COUNSEL TO ALCHEMY OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. THIS SUMMARY IS A COMPLETE DESCRIPTION OF ALL THE CONSEQUENCES OF THE MERGER.

     THIS SUMMARY IS BASED UPON RELEVANT PROVISIONS OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, THE APPLICABLE TREASURY REGULATIONS PROMULGATED THEREUNDER, JUDICIAL AUTHORITY AND CURRENT ADMINISTRATIVE RULINGS AND PRACTICE, ALL OF WHICH ARE SUBJECT TO CHANGE, POSSIBLY ON A RETROACTIVE BASIS. THIS SUMMARY DOES NOT ADDRESS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO PARTICULAR SHAREHOLDERS IN LIGHT OF THEIR PERSONAL CIRCUMSTANCES, OR TO SHAREHOLDERS SUBJECT TO SPECIAL TREATMENT UNDER THE CODE (FOR EXAMPLE, S CORPORATIONS, CERTAIN ESTATES AND TRUSTS, INSURANCE COMPANIES, FOREIGN PERSONS, TAX EXEMPT ORGANIZATIONS, TAXPAYERS SUBJECT TO THE ALTERNATIVE MINIMUM TAX, FINANCIAL INSTITUTIONS, BROKERS, DEALERS OR HOLDERS THAT OWN 10% OR MORE OF THE VOTING POWER OF ALCHEMY) THE COMPANY HAS NOT REQUESTED A RULING FROM THE INTERNAL REVENUE SERVICE WITH RESPECT TO THESE MATTERS.

     EACH SHAREHOLDER'S INDIVIDUAL CIRCUMSTANCES MAY AFFECT THE TAX CONSEQUENCES OF THE MERGER TO SUCH SHAREHOLDER. IN ADDITION, NO INFORMATION IS PROVIDED HEREIN WITH RESPECT TO THE TAX CONSEQUENCES OF THE MERGER UNDER APPLICABLE FOREIGN, STATE OR LOCAL LAWS. CONSEQUENTLY, EACH CIGARETTE SHAREHOLDER IS ADVISED TO CONSULT ITS OWN TAX ADVISOR AS TO THE SPECIFIC IMPACT ON EACH SUCH SHAREHOLDER BY FEDERAL, FOREIGN, STATE OR LOCAL LAWS.

     Beckman, Millman & Sanders, L.L.P., counsel to Alchemy has provided its opinion that the Merger will be treated as a tax-free reorganization as defined in Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), and that, accordingly, (i) no gain or loss will be recognized by the shareholders of Cigarette upon the exchange of their shares of Cigarette Common Stock solely for shares of Alchemy Common Stock pursuant to the Merger, (ii) the basis of the Alchemy Common Stock received by each shareholder of Cigarette in exchange for shares of Cigarette Common Stock will be the same, immediately after the exchange, as the basis of such shareholder's Cigarette Common Stock exchanged therefor, and (iii) the holding period for any Alchemy Common Stock received in exchange for Cigarette Common Stock will include the period during which the Cigarette Common Stock surrendered for exchange was held, provided such stock was held as a capital asset on the date of the exchange.

     A dissenting Cigarette shareholder who receives only cash (if appropriate pursuant to the appraisal rights procedure under the FBCA) for his shares of Cigarette Common Stock will recognize gain or loss for federal income tax purposes measured by the difference, if any, between such holder's basis in the stock and the amount received by him for his stock. The gain or loss will be characterized for federal income tax purposes as capital gain or loss or as ordinary income. The gain or loss will be characterized as capital if (i) the holder's shares of Cigarette Common Stock are held as capital assets, and (ii) the holder receives cash with respect to all shares of Cigarette Common Stock which he owns, including shares owned by application of the attribution rules of
Section 318 of the Code.

     Section 318 of the Code provides, in part, that a shareholder will be considered to be the owner of shares which are owned by certain corporations, partnerships, trusts and estates in which the shareholder has a beneficial ownership interest, shares which such shareholder has an option to acquire, and shares owned by certain members of his family. Under certain circumstances, the attribution rules with respect to shares attributed from a family member may be waived.

Dissenter's Rights

     Pursuant to Section 607.1302(a) of the Florida Business Corporation Act, a copy of which is attached hereto as Annex __, any holder of Cigarette Common Stock who objects to the Merger will be entitled to dissent and exercise appraisal rights. That section enables an objecting shareholder to be paid, in cash, the value of his Cigarette Common Stock as determined by FBCA Section 607.1301, provided that the following conditions are satisfied:

     (a) Such shareholder must not vote in favor of the Merger, nor submit a proxy in which directions are given to vote in favor of the Merger. Failure to vote against the Merger shall constitute a waiver of that shareholder's appraisal rights.

     (b) Within 10 days after the date on which the vote is taken approving the Merger, such shareholder must make written demand on Cigarette for payment of the fair value of such shareholder's shares.

     Within 10 days after the Merger is effected, Cigarette shall give written notice ("Notice") thereof to each dissenting shareholder who has satisfied paragraphs (a) and (b) hereof, and Cigarette shall make a written offer to each such shareholder to pay for such shares at a specified price deemed by Cigarette to be the fair value thereof.

     Cigarette shall also notify each dissenting shareholder that within 20 days after Cigarette gives Notice, any dissenting shareholder(s) must file with Cigarette a notice of such election, stating the name and address, the number, classes, and series of shares as to which he dissents, and a demand for payment of the fair value of his shares in order to perfect his rights. Any shareholder failing to file such election to dissent within the period set forth shall be bound by the terms of the proposed corporate action. Any shareholder filing an election to dissent shall deposit his certificates for certified shares with Cigarette simultaneously with the filing of the election to dissent. Cigarette may restrict the transfer of uncertified shares from the date of the shareholder's election to dissent is filed with the corporation.

     In the event that Cigarette and the dissenting shareholder(s) do not agree with the value Cigarette places on such shareholder's shares, then Cigarette, within 30 days after the receipt of a written demand from any such shareholder given within 60 days after the date on which the Merger was effected, shall, or at its election at any time within such period of 60 days may, file an action in any court of competent jurisdiction in the county in Florida where the registered office of Alchemy is located requesting that the fair value of such shares be found and determined. Although Cigarette intends to file an action in a court of competent jurisdiction in the event the dissenting shareholder and Cigarette do not agree with the value Cigarette places on the dissenting shareholder's shares, if Cigarette fails to initiate such a proceeding, then any dissenting shareholder may do so in the name of the corporation.

     Notwithstanding the foregoing, a dissenting shareholder may withdraw his appraisal demand so long as Cigarette consents thereto.

     THE ABOVE SECTION IS A ONLY A SUMMARY OF FLORIDA LAW REGARDING DISSENTER'S RIGHTS. FAILURE BY A SHAREHOLDER TO FOLLOW THE REQUIRED PROCEDURE AS DETERMINED BY SECTIONS 607.1301 - 1320 OF THE FLORIDA BUSINESS CORPORATION ACT FOR PERFECTING HIS DISSENTER'S RIGHTS WILL RESULT IN THE LOSS OF SUCH RIGHTS.

                      DESCRIPTION OF ALCHEMY'S SECURITIES

Capital Stock

     Alchemy's authorized capital stock consists of 50,000,000 shares of Alchemy Common Stock, $.001 par value per share and 10,000,000 shares of Alchemy Preferred Stock, $.001 par value per share.

     Common Stock

     General. Alchemy has 50,000,000 authorized shares of Common Stock, 2,592,394 of which were issued and outstanding as of the Alchemy Record Date. All shares of Alchemy Common Stock currently outstanding are validly issued, fully paid and non-assessable, and all shares of Alchemy Common Stock which are the subject of this Prospectus, when issued in the Merger, will be validly issued, fully paid and non-assessable.

     Voting Rights. Each share of Common Stock entitles the holder thereof to one vote, either in person or by proxy, at meetings of stockholders.

     Dividend Policy. All shares of Common Stock are entitled to participate ratably in dividends when and as declared by Alchemy's Board of Directors out of the funds legally available therefor. Any such dividends may be paid in cash, property or additional shares of Alchemy Common Stock. Alchemy has not paid any dividends since its inception and presently anticipates that all earnings, if any, will be retained for Alchemy's business and that no dividends on the shares of Alchemy Common Stock will be declared in the foreseeable future. Payment of future dividends will be subject to the discretion of Alchemy's Board of Directors and will depend upon, among other things, future earnings, the operating and financial condition of Alchemy, its capital requirements, general business conditions and other pertinent facts.

     Miscellaneous Rights and Provisions. Holders of Common Stock, have no preemptive or other subscription rights, conversion rights, redemption or sinking fund provisions. In the event of the liquidation or dissolution, whether voluntary or involuntary, of Alchemy, each share of Alchemy Common Stock is entitled to share ratably in any assets available for distribution to holders of the equity of Alchemy after satisfaction of all liabilities, subject to the rights of holders of any Alchemy Preferred Stock.

     Preferred Stock

     General. Alchemy's Board of Directors has the authority to issue up to 10,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any unissued and undesignated shares of Preferred Stock and to fix the number of shares constituting any series and the designations of such series, without further vote or action by the stockholders. As of the Alchemy Record Date, no shares of Alchemy Preferred Stock will be issued or outstanding. Although it presently has no intention to do so, Alchemy's Board of Directors, without stockholder approval, can issue Preferred Stock with voting and conversion rights which could adversely affect the voting power or other rights of the holders of Alchemy Common Stock. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of Alchemy.

     Series A

     Alchemy expects to issue 100 shares of Alchemy Series A Preferred Stock, ("Series A" for the purposes of this section only) in the Merger. In the Merger Series A will bear a 5% cumulative dividend which will be payable quarterly unless Alchemy elects not to pay the dividend in which such dividend shall be cumulative and shall accrue without interest. No dividend shall be declared or paid on Alchemy Common Stock unless all dividends with respect to Alchemy Preferred Stock have been paid in full. Series A will have a liquidation preference equal to $10,000 per share. Series A may be repurchased at any time at the option of Alchemy for a purchase price of $10,000 per share plus all accrued and unpaid dividends payable to the time of repurchase. Holders of Series A will have no redemption rights with respect to their shares. All shares of Alchemy Common Stock and Alchemy Series B Preferred Stock will be of junior rank to Series A with respect to the preferences as to distributions and payments upon the liquidation, dissolution and winding up of Alchemy. Series A holders will not be entitled to any voting rights either in person or by proxy. Series A will have no conversion rights.

     Series B

     Alchemy expects to issue 100 shares of Alchemy Series B Preferred Stock ("Series B" for the purposes of this section only) to Offshore in connection with Alchemy's repurchase and retirement of the shares of Alchemy Common Stock by Offshore. Series B will bear an 8% cumulative dividend which will be payable quarterly unless Alchemy elects not to pay the dividend in which such dividend shall be cumulative and shall accrue without interest. No dividend shall be declared or paid on Alchemy Common Stock unless all preferred stock dividends have been paid in full. Series B may be repurchased at any time at the option of Alchemy for a purchase price of $10,000 per share plus all accrued and unpaid dividends payable to the time of repurchase. Holders of Series B will have no redemption rights with respect to their shares. All shares of Alchemy Common Stock will be of junior rank to Series B with respect to the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company. Series B will, however, be of junior rank to Series A with respect to those preferred Series B will have a liquidation preference equal to $10,000 per share. Series B holders will not be entitled to any voting rights either in person or by proxy. Series B will have no conversion rights.

Warrants and Options

     In connection with the Merger, Alchemy will issue 1,000,000 Alchemy Class A Warrants, 1,000,000 Alchemy Class B Warrants, 1,800,000 Alchemy Class X Warrants and 100,000 Alchemy Class Y Warrants. Each of the Alchemy Warrants will be exercisable for one share of Alchemy Common Stock and will have an exercise term of 5 years. The exercise price with respect to the Alchemy Class A Warrants will be $3.00 per share, the exercise price with respect to the Alchemy Class B Warrants will be $4.00 per share, the exercise price with respect to the Alchemy Class X Warrants will be $2.00 per share and the exercise price with respect to the Alchemy Class Y Warrants will be $2.00 per share.

     In connection with the Option Plan, Alchemy will have the ability to issue 50,000 Options. Each Option will be exercisable for one share of Alchemy Common Stock and will have an exercise price equal to $2.00 per share.

Transfer Agent

     The transfer agent and registrar for the Alchemy Common Stock is Fidelity Transfer Company, 1800 Southwest Temple, Suite 301 - Box 53, Salt Lake City, Utah 84115.



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

                          AGREEMENT AND PLAN OF MERGER

     The following is a brief summary of certain provisions of the Agreement and Plan of Merger (the "Merger Agreement"), a copy of which is attached hereto as
Exhibit 2.0 to this Joint Proxy Statement/Prospectus and incorporated herein by reference. Such summary is qualified in its entirety by reference to the Merger Agreement. Shareholders of Alchemy and Cigarette are urged to read the Merger Agreement in its entirety for a more complete description of the Merger.

     Although the Merger Agreement has not been executed and therefore ratified by either Cigarette and Alchemy, the parties to such agreement expect to finalize and execute the Merger Agreement prior to the effectiveness of the Registration Statement of which this Joint Proxy Statement/Prospectus forms a part.

The Merger

     The Merger Agreement provides that, following the approval and adoption of the Merger Agreement by the shareholders of Alchemy and Cigarette, the approval of the issuance of shares of Alchemy pursuant to the Merger Agreement in connection with the Merger, and the satisfaction or waiver of the other conditions to the Merger, Merger Sub will merge with and into Cigarette, with Cigarette continuing as the surviving corporation (the "Surviving Corporation") and becoming a wholly-owned subsidiary of Alchemy in a reverse acquisition.

     If all such conditions to the Merger are satisfied or waived, the Merger will become effective upon the later of (a) the date and time of the filing of a Certificate of Merger with the Secretary of State for the States of Florida and Delaware, respectively or (b) such later date and time as is agreed in writing by the Merger Sub, Cigarette and Alchemy (such time shall be referred to herein as, the "Effective Time").

Shareholders' Rights

     The Florida Business Corporation Act does not distinguish between publicly held and closely held corporations. Additionally, neither Cigarette's nor Alchemy's articles of incorporation provide otherwise. Thus, the dissenting rights of holders of Alchemy and Cigarette securities do not materially differ.

Conversion of Securities

     Upon consummation of the Merger, each issued and outstanding share of the capital stock of the Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock of Cigarette. All shares of Cigarette Common Stock that are owned by Cigarette as treasury stock or by any subsidiary of Cigarette and any shares of Cigarette Common Stock owned by Alchemy, Merger Sub or any other wholly-owned subsidiary of Alchemy shall be canceled and retired and shall cease to exist and no stock of Alchemy or other consideration shall be delivered in exchange therefor. All shares of Alchemy Common Stock owned by Cigarette shall remain unaffected by the Merger.

     Subject to the terms of the Merger Agreement, at the Effective Time, each issued and outstanding share of Cigarette Common Stock (other than shares to be canceled in accordance with the Merger Agreement and other than shares held by holders who have perfected their dissenters' rights under the FBCA) shall be converted into one (1) (the "Conversion Number") fully paid and nonassessable share of Alchemy Common Stock (the "Exchange Ratio"). All such shares of Cigarette Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Alchemy Common Stock to be issued in consideration therefor upon the surrender of such certificate in accordance with the terms of the Merger Agreement, without interest. Cigarette shareholders who vote against the Merger and perfect dissenters' rights pursuant to the FBCA will not receive Alchemy Common Stock, but will instead receive the fair value of their shares of Cigarette Common Stock.

     If, between the date of the Merger Agreement and the effective date, the outstanding shares of Alchemy Common Stock or Cigarette Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, stock dividend, stock combination, exchange of shares, readjustment or otherwise, then the Exchange
Ratio shall be correspondingly adjusted; provided, however, that any such changes shall be subject to the terms of the Merger Agreement.

Subject to the terms of the Merger Agreement, at the Effective Time, each issued and outstanding share of Cigarette Series A Preferred Stock will be converted into one share of Alchemy Preferred Stock. Also, at the Effective Time, each issued and outstanding Cigarette Series A Warrant, Cigarette Series B Warrant, Cigarette Series X Warrant and Cigarette Series Y Warrant will be exchanged for, respectively, one Alchemy Series A Warrant, one Alchemy Series B Warrant, one Alchemy Series X Warrant and one Alchemy Series Y Warrant.

Restriction on Alchemy Securities Issued Pursuant to the Merger

     THE SHARES OF ALCHEMY COMMON STOCK ISSUED IN THE MERGER WILL BE RESTRICTED FROM TRANSFER FOR A PERIOD OF TWELVE MONTHS FROM THE EFFECTIVE TIME (THE "LOCKUP PERIOD"). DURING THE LOCKUP PERIOD THE BOARD OF DIRECTORS OF ALCHEMY SHALL HAVE THE EXCLUSIVE RIGHT TO RELEASE FROM LOCKUP ANY OR ALL OF THE HOLDERS OF SUCH SHARES OF ALCHEMY COMMON STOCK FOR ANY NECESSARY REASON.

     Shares of Alchemy Common Stock received by those shareholders of Cigarette who are deemed to be affiliates of Cigarette may be resold without registration under the Securities Act only as permitted by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. Each affiliate of Cigarette has agreed not to offer, sell, pledge, transfer or otherwise dispose of any shares of Alchemy Common Stock distributed pursuant to the Merger, except in compliance with Rule 145 under the Securities Act, or in a transaction that is otherwise exempt from the registration requirements of the Securities Act and provided that an opinion of counsel, satisfactory to Alchemy, has been provided to Alchemy to the effect that no such registration is required in connection with the proposed transaction, or in an offering that is registered under the Securities Act. In addition, each affiliate of Cigarette has agreed not to sell, transfer or otherwise dispose of, or reduce such person's interest in or risk relating to (i) any shares of Alchemy Common Stock or Cigarette Common Stock owned or subject to vested options as of the date of the Merger Agreement or
(ii) any shares of Alchemy Common Stock issued to such person in the Merger or otherwise beneficially owned by such person, except in each case for amounts of Alchemy Common Stock and Cigarette Common Stock not more than the de minimis amount permitted by the rules and releases of the Commission, until Alchemy has publicly released combined financial results of Alchemy and Cigarette for a period of at least 30 days of combined operations. See "The Merger Restrictions on Resale of Alchemy Common Stock."

Representations and Warranties of Merger Sub, Cigarette and Alchemy

     Merger Sub, Cigarette and Alchemy have made certain representations and warranties in the Merger Agreement relating to, among other things, (a) the due organization, valid existence and good standing of each of the Merger Sub, Cigarette and Alchemy; (b) the capital structure of each of the Merger Sub, Cigarette and Alchemy; (c) each party's authorization to execute and deliver the Merger Agreement and the enforceability of the Merger Agreement against each party; (d) the absence of conflicts under charters or bylaws and required consents or approvals; (e) the accuracy and completeness in all material respects of documents and financial statements filed by each of Cigarette and Alchemy with the Commission; (f) the absence of undisclosed liabilities; (g) the absence of certain material adverse changes or events; (h) the accurate preparation and timely filing of all returns and payment of taxes owed and the absence of any material liability for unpaid taxes that have not been accrued or reserved for by the respective parties; (i) title to properties; (j) title to intellectual property; (k) the absence of a breach or the cancellation of material agreements, contracts and commitments; (l) the absence of litigation;
(m) compliance with environmental regulations; (n) certain employment tax, labor and employee benefit matters; (o) compliance with laws; (p) the absence of material interested party transactions; and (q) the accuracy of information supplied by each of the Merger Sub, Cigarette and Alchemy in connection with this Joint Proxy Statement/Prospectus. In addition, the Merger Agreement contains a representation and warranty by Alchemy as to (r) the interim operations of the Merger Sub, and representations and warranties by Cigarette as to (s) the absence of payments resulting from the Merger and (t) actions taken regarding restrictions applicable to business combinations under the FBCA.

Certain Covenants and Agreements

     Pursuant to the Merger Agreement and during the period from the date of the Merger Agreement until the earlier of the termination of the Merger Agreement or the Effective Time, except as otherwise consented to in writing by Alchemy or as contemplated by the Merger Agreement, Cigarette and its subsidiaries have agreed to; (a) carry on Cigarette's business in the ordinary course in substantially the same manner as previously conducted, including the use of reasonable efforts consistent with past practices and policies of Cigarette to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and key employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it; (b) not accelerate, amend or change the period of exerciseability of Cigarette's Warrants, except as required pursuant to the plan or any related agreement; (c) not transfer or license or otherwise extend, amend or modify any rights to its intellectual property, other than in the ordinary course of business consistent with past practice; (d) not declare or pay any dividends on or make other distributions in respect of any of its capital stock, not effect certain other changes in its capitalization, and not purchase or otherwise acquire, directly or indirectly, any shares of its capital stock except under certain circumstances; (e) not issue, or authorize or propose the issuance of, any shares of its capital stock or securities convertible into shares of its capital stocks, or any subscriptions, rights, warrants, or options to acquire, or other agreements obligating it to issue any such shares or other convertible securities, subject to certain exceptions; (f) not agree to engage or engage in material acquisitions (g) not sell, lease, license or otherwise dispose of material properties or assets, except in the ordinary course of business; (h) not increase the compensation or severance payable to its officers or employees (except for increases in accordance with agreements entered into prior to the Merger Agreement and increases consistent with past practices), enter into any collective bargaining agreement or establish, adopt, enter into or amend in any material respect any plan for the benefit of its directors, officers or employees, subject to certain exceptions; (i) not amend its Certificates of Incorporation or Bylaws; and (j) not take any action that would or is reasonably likely to result in any of its representations and warranties becoming untrue. In addition, Cigarette has agreed to confer on a regular basis with Alchemy on material operational matters.

     Pursuant to the Merger Agreement, Alchemy has agreed that, during the period from the date of the Merger Agreement until the earlier of the termination of the Merger Agreement or the Effective Time, except as otherwise consented to in writing by Cigarette or as contemplated by the Merger Agreement, Alchemy will not, without the prior written consent of Cigarette; (a) declare or pay any dividends on or make any other distributions in respect of any of its capital stock, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock (other than stock splits of Alchemy Common Stock or stock dividends payable in shares of Alchemy Common Stock), or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants under certain circumstances; (b) issue, deliver or sell or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, subject to certain exceptions; (c) amend or propose to amend its Certificate of Incorporation or Bylaws, except as contemplated by the Merger Agreement; (d) acquire or agree to acquire by merger or consolidation with, or by purchase of a substantial equity interest in or substantial portion of the assets of any business or any corporation, partnership or other business organization or division, for consideration having a fair market value (at the time of the public announcement of such acquisition or agreement) in excess of $100,000,000; (e) sell, lease, license or otherwise dispose of any of its properties or assets which are material, individually or in the aggregate, to the business of Alchemy and its subsidiaries, taken as a whole, except for transactions entered into in the ordinary course of business; and (f) not take any action that would be reasonably likely to result in any of its representations and warranties becoming untrue. In addition, Alchemy has agreed to confer on a regular basis with Cigarette on material operational matters.

No Solicitation

     The Merger Agreement provides that Cigarette will not, directly or indirectly, through any officer, director, employee, representative or agent
(i)solicit, initiate or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal offer for a merger, consolidation, share exchange, business combination, sale of substantial assets, sale of shares of capital stock (including, without limitation, pursuant to a tender offer) or similar transactions or series of transactions involving Cigarette, other than the transactions contemplated by the Merger Agreement (any of the foregoing inquiries or proposals being referred to as an "Acquisition Proposal"), (ii) engage in negotiations or discussions concerning, provide any non-public information to any person or entity relating to, any Acquisitions Proposal; provided, however, that nothing contained in the Merger Agreement shall prevent Cigarette or the Alchemy Board from (A) furnishing non-public information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written Acquisition Proposal by such person or entity (including a new and unsolicited Acquisition Proposal received by Cigarette after the execution of the Merger Agreement from a person or entity whose initial contact with Cigarette may have been solicited by Cigarette prior to the execution of the Merger Agreement) or recommending such an unsolicited bona fide written Acquisition Proposal to the stockholders of Cigarette, if and only to the extent that (1) the Cigarette Board believes in good faith (after consultation with and based upon the advice of its financial advisor) that such Acquisition Proposal would, if consummated, result in a transaction more favorable to Cigarette's stockholders from a financial point of view than the transaction contemplated by the Merger Agreement (any such more favorable Acquisition Proposal being referred to as a "Superior Proposal") and the Cigarette Board determines in good faith after consultation with and based upon the advice of outside legal counsel that such action is necessary for Cigarette to comply with its fiduciary duties to stockholders under applicable law and (2) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such person or entity, the Cigarette Board receives from such persons or entity an executed confidentiality agreement; or
(b) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal.

     Upon compliance with the foregoing, following receipt of a Superior Proposal, Cigarette shall be entitled to (i) withdraw, modify or refrain from making its recommendation in favor of the Merger Agreement and the Merger and approve and recommend to the stockholders of Cigarette a Superior Proposal and
(ii)  enter  into an  agreement  with such  third  party  concerning  a Superior
Proposal.

     Cigarette is required to notify Alchemy (orally and in writing) within 24 hours after receiving any Acquisition Proposal, learning of a third party's intent to make an Acquisition Proposal, or receiving any request for non-public information or access to its properties, books or records in connection with an Acquisition Proposal.

Indemnification and Insurance

     The Merger Agreement provides that Cigarette shall and, from and after the Effective Time, Alchemy shall, indemnify, defend and hold harmless each person who was an officer, director or employee of Cigarette or any of its subsidiaries as of the date of the Merger Agreement or has been an officer, director or employee of Cigarette or any of its subsidiaries at any time prior to the date thereof (or who becomes a director, officer or employee of Cigarette or any of its subsidiaries prior to the Effective Time) against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld or delayed) of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on, or arising in whole or in part out of, the fact that such person is a director, officer or employee of Cigarette or any Cigarette subsidiary, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, at or after, the Effective time ("Indemnified Liabilities"), including, without limitation, all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to the Merger Agreement or the transactions contemplated thereby, in each case to the full extent that a corporation is permitted under the FBCA to indemnify its own directors, officers or employees, as the case may be.

     After the Effective Time, Alchemy will fulfill, assume and honor in all respects the obligations of Cigarette pursuant to Cigarette's Certificate of Incorporation, as amended, and any indemnification agreements existing and in force as of the date of the Merger Agreement with Cigarette's directors and officers.

     Neither Alchemy nor Cigarette maintain directors' and officers' liability insurance policies. Alchemy anticipates that it will procure such insurance subsequent to the Merger.

Conditions

     The respective obligations of Alchemy, Merger Sub and Cigarette to effect the Merger are subject to the following conditions: (a) the Merger Agreement shall have been approved and adopted by the stockholders of Cigarette and the issuance of Alchemy Common Stock in connection with the Merger shall have been approved by the Alchemy stockholders; (b) all authorizations, consents, orders or approvals of any governmental entity required to consummate the Merger shall have been obtained and be in effect, the absence of which would be reasonably likely to have a Material Adverse Effect on either Alchemy or Cigarette, as the case may be; (c) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction, legal or regulatory restraint or prohibition preventing the consummation of the Merger or limiting or restricting Alchemy's conduct or operation of the business of Alchemy or Cigarette after the Merger shall have been issued and be in effect, nor shall there be any proceeding brought by any governmental entity seeking any of the foregoing be pending; (d) no action shall be taken, or any statute, rule, regulation, or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal or prevents or prohibits the Merger; (e) the Alchemy Common Stock to be issued in the Merger, or reserved for future issuance, shall have been approved for quotation on the OTC-Bulletin Board; (f) receipt by Alchemy of a written opinion of Beckman, Millman & Sanders, L.L.P. and receipt by Cigarette of an opinion of Beckman, Millman & Sanders, L.L.P. both to the effect that the Merger will be treated as a tax-free reorganization within the meaning of Section 368(a) of the Code; (g) the accuracy in all material respects of the representations and warranties of the other party set forth in the Merger Agreement, except for changes contemplated by the Merger Agreement or where the failure to be true and correct would not be reasonably likely to have a Material Adverse Effect on Alchemy or Cigarette, as the case may be; (h) the performance by the other party in all material respects of all obligations required to be performed by such party under the Merger Agreement; (i) no Material Adverse Effect with respect to the other party shall have occurred since the date of the Merger Agreement; (j) the repurchase and retirement of the 2,000,000 shares of Alchemy Common Stock owned by Offshore in consideration for the issuance of 100 shares of Alchemy Series B Preferred Stock; and (k) the cancellation and forgiveness of all indebtedness owed by Cigarette to Central in consideration for the issuance to Central of 1,000,000 shares of Cigarette Common Stock and 100 shares of Cigarette Series A Preferred Stock.

     For purposes of the Merger Agreement, a Material Adverse Effect means any change, event or effect that is materially adverse to the business, operations or results of operations of Cigarette or Alchemy, as the case may be, and such party's subsidiaries taken as a whole; provided, however that any of the following are not deemed to constitute a Material Adverse Effect; (i) adverse changes in or effect on the financial condition, revenues or gross margins of the party (or the direct consequences thereof) to the extent attributable to a delay of, reduction in or cancellation or change in the terms of product licenses by the party's customers to the extent attributable to a slowdown in a party's sales organization; to the extent attributable to the loss of any key officer or employee of a party to the extent attributable directly and primarily to the transactions contemplated by the Merger Agreement; and (ii) adverse changes in the market prices for the party's common stock between the date of the Merger Agreement and the Effective Time of the Merger.

Termination

     The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Alchemy or the stockholders of Cigarette:

          (a) by mutual written consent of Alchemy and Cigarette; or

          (b) by either Alchemy or Cigarette if the Merger shall not have been consummated by December 31, 1999, provided that the right to terminate the Merger Agreement under this provision is not available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date; or

          (c) by either Alchemy or Cigarette if a court of competent jurisdiction or other governmental entity shall have issued a non-appealable final order, decree or ruling or taken any other action, in each case having the effect or permanently restraining, enjoining or otherwise prohibiting the Merger, except, if the party relying on such order, decree or ruling or other action has not complied with its obligations under Section 6.7 (Legal Conditions to the Merger) or Article VI (Additional Agreements; Reasonable Efforts) of the Merger Agreement; or

          (d) by either Alchemy or Cigarette if the required approvals of the stockholders of Alchemy or stockholders of Cigarette contemplated by the Merger Agreement shall not have been obtained by reason of the failure to obtain the required vote upon a vote taken at a meeting of such stockholders duly convened therefor or at any adjournment thereof (provided that the right to terminate the Merger Agreement under this provision is not available to any party where the failure to obtain approval of such party's stockholders or stockholders shall have been caused by the action or failure to act of such party in breach of the Merger Agreement); or

          (e) by Alchemy, if (i) the Cigarette Board shall have withdrawn or modified its recommendation of the Merger Agreement in a manner adverse to Alchemy or shall have publicly announced its intention to do any of the foregoing; (ii) an Alternative Transaction shall have taken place
     (including execution of an agreement to engage in the same) or the Cigarette

     Board shall have recommended to the stockholders of Cigarette an Alternative Transaction; (iii) a tender offer or exchange offer for 20% or more of the outstanding shares of Cigarette Common Stock is commenced (other than by Alchemy or an Affiliate of Alchemy) and the Cigarette Board has not recommended that the stockholders of Cigarette not tender their shares in such tender or exchange offer within the time period prescribed by Rule 14e-2 promulgated under the Exchange Act; or

          (f) by Alchemy or Cigarette, if there has been a breach of any representation, warranty, covenant or agreement on the part of the other party set forth in the Merger Agreement, which breach causes the conditions set forth in the Merger Agreement not to be satisfied as of the time of such breach, provided that if such breach by such party is curable by such party through the exercise of its reasonable efforts and for so long as such party continues to exercise such reasonable efforts, the other party may not terminate the Merger Agreement under this provision; or

          (g) by Cigarette, in the event of (i) a merger or consolidation to which Alchemy is a party, if the stockholders of Alchemy immediately prior to the effective date of such merger or consolidation have beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of less than 50% of the total combined voting power for election of directors of the surviving corporation following the effective date of such merger or consolidation, (ii) the acquisition or direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) in the aggregate of securities of Alchemy representing more than 50% of the total combined voting power of Alchemy's then issued and outstanding voting securities by any person, entity or group, as shown on a Schedule 13D filed with the SEC pursuant to the Exchange Act; or (iii) the sale of all or substantially all of the assets of Alchemy to any person or entity that is not a subsidiary of Alchemy.

     In the event of any termination of the Merger Agreement  pursuant to clause
(a) above, there will be no liability or obligation on the part of any party to the Merger Agreement or its officers, directors, stockholders or affiliates, except as set forth in the Merger Agreement (Fees and Expenses). In the event of any termination of the Merger Agreement, the Merger Agreement shall be of no further force and effect, except that any applicable surviving terms of the Merger Agreement and all terms of the Non-Disclosure Agreement shall remain in full force and effect and survive any termination of the Merger Agreement and nothing in the Merger Agreement shall relieve any party from liability for any breach of the Merger Agreement.

     Except as described below, all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated, provided that Alchemy and Cigarette shall share equally all fees and expenses, other than attorneys' fees, incurred in relation to the printing and filing of this Joint Proxy Statement/ Prospectus (including any related preliminary materials) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements.

     As used in the Merger Agreement, "Alternative Transaction" means either (i) a transaction pursuant to which any person (or group of persons) other than Alchemy or its affiliates (a "Third Party"), acquires more than 20% of the outstanding shares of Cigarette Common Stock, pursuant to a tender offer or exchange offer or otherwise, (ii) a merger or other business combination involving Cigarette pursuant to which any Third Party acquires more than 20% of the outstanding equity securities of Cigarette or the entity surviving such merger or business combination, (iii) any other transaction pursuant to which any Third Party acquires control of assets (including for this purpose the outstanding equity securities of subsidiaries of Cigarette, and the entity surviving any merger or business combination including any of them) of Cigarette having a fair market value (as determined by the Cigarette Board in good faith) equal to more than 20% of the fair market value of all the assets of Cigarette immediately prior to such transaction, or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

     Notwithstanding the foregoing, in no event is Cigarette required to pay any termination fees to Alchemy.

Amendment and Waiver

     The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties thereto. The Merger Agreement may be amended by the parties thereto, by action taken or authorized by their respective Boards of directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Cigarette and Alchemy, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval.

     At any time prior to the Effective Time, either Alchemy or Cigarette, by action taken or authorized by their respective Board of Directors, as the case may be, to the extent legally allowed, (i) may extend the time for the performance of any of the obligations or other acts of the other party, (ii) may waive any inaccuracies in the representations and warranties of the other party contained in the Merger Agreement or delivered pursuant to the Merger Agreement, and (iii) may waive compliance by the other party with any condition or agreement contained in the Merger Agreement.

                              SECURITIES OF ALCHEMY

                     Market Price of Alchemy's Common Stock

     Alchemy's management has never declared a dividend and does not anticipate the declaration of a dividend for the foreseeable future. Quotations for Alchemy's Common Stock are presently reported on the OTC-Bulletin Board. The following chart sets forth the range of high and low bid information for the five previous fiscal quarters and the most recent available price information with respect to the Alchemy Common Stock. Such quotations do not reflect interdealer prices, retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.


DATES                                        HIGH                      LOW

July 1 - September 30, 1997                  4                         3

October 1 - December 31, 1997                9 1/8                     1 7/8

January 1 - March 31, 1998                   9 3/4                     21/2

April 1 - June 30, 1998                      12 3/4                    3 3/4

July 1 - September  30, 1998                 12 3/4                    4 9/16

October 1 - December 31, 1998                8                         3 1/2

January 1 - March 31, 1999                   6                         3 3/8

April 1 - June 30, 1999                      7 1/2                     5 1/2

July 1 - August 11, 1999                     7                         5 3/4

     For an additional discussion regarding Alchemy's securities see "The Merger
- Description of Alchemy's Securities."

Holders

     As of August 11, 1999 there were approximately 200 shareholders of unrestricted Alchemy Common Stock and no shareholders of Alchemy Preferred Stock. The sole shareholder of more than 5% of Alchemy's Common Stock is Offshore Racing, Inc. whose holding will be repurchased and retired in exchange for Alchemy Series B Preferred Stock, upon the consummation of the Merger Agreement.


Classification                   # Shares Owned       % Of Total                 % of Total Outstanding
                                                      Outstanding Prior To       Post Effectiveness
                                                      Effectiveness

Offshore Racing, Inc.            2,000,000            74.00%                     0.00%
(control entity)(1)

Adam Schild (director)           0                    0.00%                      0.00%

Craig Barrie (director)(2)       15,378               .7%                        .2%

all directors and officers as    15,378               .7%                        .2%
a group

(1)  To be retired upon approval of the Company's disinterested shareholders.


(2) Craig Barrie and his wife Patricia Barrie own an additional 25,000 shares of Cigarette which will be converted into Alchemy Common Stock at the same conversion rate as the other Cigarette shareholders.

                                    BUSINESS

                                  The Companies

Alchemy Holdings, Inc.

General Development of Business

     Alchemy Holdings, Inc., formerly known as Hawk Marine Power, Inc., (the "Company" for the purposes of historical overview only) is engaged in the design, production and sale of high performance marine engines for installation in high speed recreational powerboats and offshore racing boats. The Company manufactures its own line of five high output, all gasoline 8 cylinder engines for high speed recreational powerboats and racing, as well as customized engines which are produced solely for racing boats. The Company's engines are hand built from component parts and are sold primarily to premium boat manufacturers. The Company's high performance engines have established distinctive reputations among power boat enthusiasts for performance, speed and endurance. The Company's engines have received critical acclaim in boating and other publications. The Company regularly exhibits their engines at various international boat shows.

     Swift Development, Inc. ("Swift") was incorporated under the laws of the State of Utah on October 25, 1983, at which time it sold an aggregate of 750,000 shares in common stock to three individuals for total consideration of $15,000. In March 1984, the Company consummated a private placement offering of shares of common stock pursuant to Regulation D of the Securities Act of 1933, as amended, which resulted in the sale of 752,850 shares of common stock from which the Company received net proceeds of approximately $65,000. In August 1984, the Company's original shareholders contributed an aggregate of 280,112 shares of common stock of the Company.

     In August of 1997, Swift was acquired by Hawk Marine Power, Inc. in a reverse acquisition and subsequently changed its name to Hawk Marine Power, Inc. Effective September 30, 1990, the Company was merged into its wholly owned subsidiary, Hawk Marine Power, Inc. The effect of the transaction was to reincorporate the Company in the state of Florida.

     On December 11, 1989 and January 17, 1990, the Company completed a registered public offering of an aggregate of 197,940 Units of its securities consisting of 593,820 shares of common stock and 197,940 warrants. The Company received net proceeds of approximately $969,500 from such public offering.

     On May 19, 1997, the Company changed its name from Hawk Marine Power, Inc. to its present name of Alchemy Holdings, Inc.

Products

     The Company designs, manufacturers and sells high output gasoline 8 cylinder engines and also performs custom work on engines produced by other manufacturers. Engines produced by a predecessor of the Company were initially manufactured in 1979 for use in the offshore speed boat racing circuit which was attaining initial popularity. They were produced to accommodate participants in the offshore racing circuit who required high performance engines. In 1981, Hawk Marine Power, Inc. powered speedboats attained international prominence by winning the U.S. Championship and the World Championship of speed boat racing in conjunction with a predecessor of Cigarette Racing Team, Inc.

     The success of the Company's engines in international competition generated more widespread interest among speedboat as well as other racing enthusiasts. Despite its reputation, the Company has never been able to attain consistent profitable operations or capitalize on a commercial basis from critical recognition received by the Company's engines. The Company intends to continue to focus its operations to serve the upper segment of the powerboat market.

     Following is a more detailed description of Alchemy's engines offered directly and through its authorized dealer network:

     HAWK 600: An 8-cylinder, four stroke, 496 cubic inch engine which produces approximately 600 horsepower and is liquid cooled.

     HAWK 700: An 8-cylinder, four-stroke, 556 cubic inch engine which produces approximately 700 horsepower and is liquid-cooled.

     HAWK 750: An 8-cylinder, four-stroke, 588 cubic inch engine which produces approximately 750 horsepower and is liquid-cooled.

     HAWK 800: An 8-cylinder, four-stroke, 589 cubic inch engine which produces approximately 800 horsepower and is liquid-cooled.

     HAWK 900: An 8-cylinder, supercharged four-stroke, 572 cubic inch engine which produces approximately 900 horsepower and is liquid-cooled.

     HAWK 1000: An 8-cylinder, four-stroke, 698 cubic inch engine which produces approximately 1000 horsepower and is liquid-cooled.

     HAWK 1100: An 8-cylinder, four stroke, 698 cubic inch engine which produces approximately 1100 horsepower and is liquid-cooled.

     Alchemy's engines described above may be used for recreational or offshore racing boats. However, Alchemy also manufactures custom engines utilized solely for racing. Alchemy's engines, which usually sell in sets of two or three, range in price from $32,000 to $69,000 per engine.

     Alchemy's engines, to its management's best knowledge, have been produced since 1979, the longest continuous period of any high performance marine engine. Apart from success in various offshore racing events, Alchemy's engines have received critical recognition in various boating publications including BOATING MAGAZINE, MOTOR BOATING AND SAILING and POWERBOAT MAGAZINE, as well as in various consumer publications not specifically published for the benefit of speedboat enthusiasts.

Manufacturing Operations

     Alchemy's engines are manufactured at Alchemy's production facility in Aventura, Florida. The engines are hand built from component parts and in certain instances, are custom designed for individual customers. Alchemy believes the recognition for its high performance engines is attributable to the accumulated experience, knowledge and know-how related to the innovation, design, balancing, assembly and testing of the engine.

     The manufacture of Alchemy's engines consist of three stages: (i) hand tooling and modification of component parts; (ii) assembly of the engine; and
(iii) testing of the engine. Alchemy orders most of the components used in Alchemy's engines directly from manufacturers, distributors and specialty automobile parts suppliers. Specifically, Alchemy purchases its engines directly from Mercury Marine Corporation ("Mercury") which in turn purchases its engine blocks from General Motors. With the exception of Mercury, which supplies the engines to Alchemy, Alchemy does not regard any single supplier essential to its operations. Although the engine blocks are manufactured and supplied by General Motors, Alchemy's management believes that the lack of any contracts or written agreements between Alchemy and either General Motors or Mercury affords Alchemy the flexibility to choose alternate suppliers in the event of a work stoppage or other disruption. Most of the components Alchemy utilizes are available from multiple sources at competitive prices.

     Following assembly of Alchemy's engines, a rigorous tuning and testing program is utilized. The testing is performed both manually and through use of advanced computer technology. At present time, the normal production period and the manufacture of Alchemy's engines is five to ten working days. Alchemy has present production capacity of approximately sixteen (16) engines per month. Alchemy believes its extensive know-how and experience at all stages of production has enabled it to establish a position of leadership.

     Alchemy warrants its engines for up to one year against defects in materials and workmanship, and to date has not experienced more than a limited number of warranty claims.

Marketing, Sales and Distribution

     Alchemy concentrates its sales of its engines in the high performance recreational speedboat and racing market. Management believes the high-performance segment of the market represents no more than 5% of the entire recreational market. Alchemy sells its engines directly to premium boat manufacturers including Apache Performance Boats, Pantera U.S.A., Jaguar Marine and Cigarette Racing Team, Inc.

     Of those manufacturers, 40% are comprised of offshore racing teams, individual companies or engine rebuilds. In addition to Cigarette, some of Alchemy's customers from this segment include: Pepsi-Mountain Dew team; Rain-X team; Mystifier team;

Formula; Scarab; Wellcraft; Cougar; Powerplay; and Apache.

     For the years ended September 30, 1998 and 1997, respectively, sales of Alchemy's engines to Cigarette amounted to approximately 25% or equal to $187,258 and 17%, or equal to $176,197 respectively, of total sales. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS - Sales to Cigarette."

     Alchemy regularly exhibits its engines at various international boat shows and receives extensive publicity in editorial articles appearing in various boating publications as well as consumer and upscale lifestyle magazines.

Employees

     Alchemy employs twelve full-time employees. Of those twelve employees, three are executives, one is clerical and eight comprise the manufacturing department.

Facilities

     Alchemy's offices and production facilities are located at 3025 N.E. 188th Street, Aventura, Florida 33180. These facilities total 7,500 square feet; 750 square feet of which is office space and the remaining 6,750 square feet encompasses the manufacturing department. Alchemy is in the second year of a five year lease. The property has water frontage on both its North and South sides.

Competitive Conditions in the High-Performance Marine Engine Industry

     The high-performance marine engine industry is highly competitive and largely dependent on a company's ability to sell such engines at attractive prices with ample customer service and support. Alchemy's competitors for product sales are companies such as Mercruiser, Caterpillar, Volvo-Penta and Johnson & Towers. Many of Alchemy's competitors have significantly greater financial resources than Alchemy. Competition for product sales is also based upon Alchemy's ability to reduce expenses while increasing production.

Cigarette Racing Team, Inc.

     Cigarette Racing Team, Inc. was most recently incorporated under the laws of the state of Florida on May 26, 1994. Originally incorporated as an Alabama corporation in 1969, Cigarette has earned a reputation for being an engineering and technological leader in the design and manufacture of its class of powerboats. Cigarette designs, manufacturers and sells its offshore recreational and racing boats and related accessories under the Cigarette brand name.
Cigarette's principal product line consists of eight boat models in six sizes, from 20 to 46 feet in length, at current prices ranging from $80,000 to $800,000.

     Cigarette boats are manufactured by a core group of highly skilled laborers. Construction of a boat generally takes from 8 to 16 weeks on a one shift per day basis, with overtime. Currently, Cigarette has the capacity to manufacture approximately 120 boats per year (depending on the models), utilizing one shift per day, 5 1/2 days per week. Cigarette boats are made completely by hand and are constructed using the finest tri-axial and bi-axial fiberglass and resins laid up by hand. A variety of materials are used to form the composite structure. The boats are made in molds designed and constructed by Cigarette's own engineering department. This technique, known as "composite construction" allows Cigarette to create a significantly stronger and more resilient structure. The decks are bonded to the hulls using the same axial materials with which the boats are built.

     On June 30, 1997 Robert E. Torter, a resident of the United States, sold his equity interest of 2,601,000 shares of Cigarette Racing Team, Inc. Common Stock (the "Equity Interest"), the constituting 91.23% of Cigarette's outstanding shares to Exale Enterprises Ltd. ("Exale"), a foreign corporation organized under the laws of the British Virgin Islands. In exchange for thesale of the Equity Interest, Exale transfered 1,000,000 shares of Spa Faucet, Inc., a publicly listed company, assume certain debts to Robert E. Torter and obtain releases from Cigarette to Robert E. Torter of certain liabilities. As a result of an agreement between the parties, Exale represented the interests of Masada, I.L.P ("Masada") and Winchester Partners, L.P. ("Winchester") in the negotiations with Mr. Torter. Thus, on June 30, 1997, Exale then transferred 1,000,000 shares of Cigarette Common Stock to Masada and 601,000 shares of Cigarette Common Stock to Winchester.

     There is currently no public market for the securities of Cigarette.

Employees

     Cigarette  employs  fifty-two  full-time  employees.   Of  those  fifty-two
employees, four are executives, six are clerical and forty-two comprise the manufacturing department.

Facilities

     Cigarette's facilities, both headquarters and manufacturing, consist of four buildings located at 3131 N.E. 188th Street, Aventura, Florida 33180. These four structures contain a total of 44,590 square feet. The buildings sit on 3.88 acres of land in a residential area of Aventura. Of the 3.88 acres, approximately 1.5 acres are vacant. Cigarette is immediately surrounded by boat production facilities and marinas. The property has water frontage on both its north and south sides. Cigarette is presently in the fifth year of an eight year lease (the "Cigarette Lease"). The total monthly rent is equal to $28,000. Effective upon the Merger the Cigarette lease will only require Alchemy to be liable for the taxes and insurance associated with the property. Alchemy's management expects such costs to equal approximately $12,000 per month.

Competitive Conditions in the Power Boat Manufacturing Industry

     The recreational power boat industry is largely dependent on a company's ability to sell high quality boats at attractive prices with ample customer service and support. Cigarette's competitors for product sales are companies such as Magnum, Mako, Sea Ray, and it competes with these companies in the marketing of its boats. Many of Cigarette's competitors have significantly greater financial resources than Cigarette. Competition for product sales is also based on Cigarette's ability to attract independent dealers who are willing to distribute and market Cigarette's boats.

OTAM Licensing Agreement

     Cigarette and OTAM SpA, a foreign corporation ("OTAM"), entered into a licensing agreement dated October 28, 1997 wherein OTAM Licensed from Cigarette Mark in connection with its exclusive, world-wide right to use such Mark in the production and marketing of a 45' and 55' boat, respectively (the "OTAM Licensing Agreement"). The term of the OTAM Licensing Agreement is 24 months. In exchange for OTAM's use of the Mark, Cigarette received a payment of $400,000 as an advance on any royalties earned during the term of the OTAM Licensing Agreement. On July 27, 1999, OTAM and Cigarette entered into an Amendment to Distribution and License Agreement (the "Amendment to the Licensing Agreement"). The Amendment to the Licensing Agreement allows OTAM to change its name to Cigarette Racing Team Italia SpA among other things. It is the Parties intentions to continue the licensing relationship for an additional 60 months. To that end, Cigarette and OTAM have executed another licensing agreement with similar terms to the OTAM Licensing Agreement dated October 28, 1999.

Cigarette and Alchemy Year 2000 Compliance

     Both Cigarette and Alchemy have taken steps to ensure that each company is year 2000 compliant. Both companies' product testing software has been protected and neither company utilizes machines to produce their respective products which are computerized. Neither Alchemy nor Cigarette manufactures products which employ computer chips as part of their ability to perform as designed. Alchemy's primary supplier, Mercury Motors, Inc. ("Mercury"), has indicated to Alchemy that Mercury is year 2000 compliant in all of its operations. Neither company expects the replacement of any machinery due to inherent year 2000 problems.

      ALCHEMY MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

     For the six month period ended March 31, 1999, Alchemy reported net sales of $319,080. This compared to net sales of $329,560 for the same period in the 1998 fiscal year. The cost of sales for the first six months of fiscal year 1999 was $233,838 as compared to $254,327 for the same period in fiscal year 1998. The gross margin for the six month period ended march 31, 1999 was $85,242, as compared to $75,233 for the same period in the 1998 fiscal year. Selling, general and administration expenses for the first six months of fiscal year 1999 was $89,269 as compared to selling, general and administrative expenses of $68,119 for the same time period in fiscal year 1998. The interest expense of $ 5,361 and the provision for loan loss of $257,928 in the first six months of fiscal year 1999 resulted in a net loss of $267,316 for the six month period ended March 31, 1999 as compared to a net loss of $11,871 for the same time period in fiscal year 1998.

     For fiscal year ended September 30, 1998, Alchemy reported net sales of $742,289. This compared to net sales of $1,059,498 for fiscal year ended September 30, 1997. Alchemy's cost of sales for fiscal year 1998 was $651,071, as compared to $901,725 for the 1997 fiscal year. The gross margin for fiscal years 1998 and 1997 was $91,218 and $157,773, respectively. Selling, general and administrative expenses for fiscal year 1998 was $714,637, while the same expenses for fiscal year 1997 was $231,125. The interest expenses for the 1998 and 1997 fiscal years were $27,187 and $19,410, respectively. The provision for loan loss was $338,885 for fiscal year ended 1998. The extraordinary gain on forgiveness of debt was $130,203 for fiscal year ended 1998. Therefore, the net losses for fiscal years 1998 and 1997, were $319,288 and $92,762, respectively.

     The 30.0% decrease in sales in fiscal year 1998 is not necessarily indicative of any particular trend; rather, such decrease represent a change in the product mix combined with a decrease in volume. Gross margin as a percentage of sales decreased by 2.6% to 12.3% in fiscal year 1998, principally as a result of the change in product mix. The decrease in selling, general and administrative expenses from fiscal years 1997 to 1998 was the result of new management's institution of several cost cutting measures. Such beneficial effect is expected to continue in future periods.

     Alchemy believes that its long-term business prospects will be no more adversely affected that those of its competitors due to change in air emission standards for marine engines. In the short term there may be certain adverse effects due to initial price resistance by customers and a lag in the time it takes to quantify increased costs and reflect them in Alchemy's price structure.

     Liquidity and Capital Resources

     Alchemy had cash on hand in the amount of $73,698 at March 31, 1999 compared to $23,764 at March 31, 1998. At March 31, 1999 there was working capital of $59,075 compared to working capital of $25,298 at March 31, 1998. The working capital increase was related principally to increases in inventory and prepaid expenses.

     On May 29, 1998, Alchemy made a $45,000 payment to certain note holders in full satisfaction of all liabilities to certain note holders. In exchange for such payment, the note holders released all security interests that they held on any Alchemy collateral.

     Alchemy Holdings, Inc. and its subsidiaries have accumulated a net deficit of over $2,000,000, giving rise to questions regarding the ability of the company to continue as a going concern.

     The current fiscal years loss was $110,606 exclusive of the recognition of the loan loss provision or any gain on forgiveness of debt. Management is currently exploring cost reduction, changes in accounting and cash flows policies, and the potential for increases in current capacity levels to improve profitability.

     The Company's ability to continue as a going concern is dependent upon its ability to attain a satisfactory level of profitability and to obtain suitable, adequate financing or the restructuring of existing obligations. During the year ended September 30, 1998, the Company satisfied its obligations to certain note holders with the proceeds of short-term financing from a stockholder. The Company has sought to implement cost-saving measures, reduce other operating costs, utilize deposits from customers in connection with firm purchase orders to help finance operating costs and to convert some its debt to equity in connection with a merger with one of its principal customers, Cigarette Racing Team. The Company further believes that it can generate sufficient cash to support its operations during the next twelve months from the proceeds of warrant exercises subsequent to the effectiveness of their Registration Statement and the consummation of the Merger. There is no assurance that the Company will be successful in these endeavors. The accompanying financial statements do not include any adjustments that might result if the Company is unable to continue as a going concern.

     Hawk Marine Power, Alchemy's operating subsidiary, produces new engines, rebuilds engines and supercharges engines.

     The current operational capacity is being run with one shift of six (6) full-time employees producing in fiscal 1998, a typical mix of 20 new engines, 20-40 rebuilds, and filling less than 10 supercharge engine orders.

     Maximum capacity focusing on only new engines would result in 52 new engines per year given a rate of one per week. It is not anticipated that Hawk Marine power will change its product mix in the future but capacity increases could be early achieved with scheduled overtime. The operating subsidiary is currently running at approximately 35-40% of maximum capacity.

    CIGARETTE MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATIONS

     For the six month period ended March 31, 1999, Cigarette reported net sales of $5,194,008. This compared to net sales of $2,583,458 for the same time period in the 1998 fiscal year. Increased sales resulted from an increased marketing and promotional effort as well as the procurement of additional dealers. In addition, Cigarette was able to significantly reduce the price discounts offered in the prior period. The cost of sales for the first six months of fiscal year 1999 was $3,820,372 as compared to $2,189,959 for the same period in fiscal 1998. The gross margin for the six month period ended March 31, 1999 was $1,373,636 as compared to $393,499 for the same period in the 1998 fiscal year. Therefore, gross margin as a percentage of net sales increased to 26.4% for the six month period ended March 31, 1999 as compared to 15.2% for the same period in the 1998 fiscal year. This increase in gross margin percentage resulted principally from the reduced sales discounting. Selling, general and administrative expenses for the first six months of fiscal year 1999 was $2,057,806 as compared to selling, general and administrative expenses of $919,666 for the same time period in fiscal 1998. This increase in selling, general and administrative expenses principally resulted from an increase in volume. Interest was $247,587 and $266,867, respectively, for the six months ended March 31, 1999 and 1998. The loss from employee embezzlement was $72,730 for the six months ended March 31, 1999. The other income was $100,000 and $400,000, respectively, for the six months ended March 31, 1999 and 1998. Other income reflects royalties and licensing fees. Cigarette anticipates that these activities will continue to benefit future periods. Therefore, the net losses for the six month periods ended March 31, 199 and 1998 were $904,487 and $393,034, respectively.

     For fiscal year ended September 30, 1998, Cigarette reported net sales of $7,026,625. This compared to net sales of $2,158,406 for fiscal year ended September 30, 1997. The 325.5% increase in sales in fiscal 1998 was due to management's cultivation of the significant market interest in Cigarette's offshore racing boats combined with a reduction in price discounting. The Company anticipates a continuation of such trend throughout fiscal year 1999. Cigarette's cost of sales for fiscal year 1998 was $4,946,870, as compared to $3,403,644 for 1997 fiscal year. The gross margin for fiscal years 1998 and 1997 were $2,079,755 and a loss of $1,245,238, respectively. Therefore, gross margin as a percentage of net sales increased to 29.6% for fiscal year 1998 as compared to (57.7)% for the 1997 fiscal year. Selling, general and administrative expenses for fiscal year 1998, was $2,426,629, while the same expenses for the fiscal year 1997 was $905,566. Such expenses increased principally as a result of volume increases. Interest expenses for the 1998 and 1997 fiscal years was $563,620 and $449,723, respectively. The loss from employee embezzlement was $280,571 for fiscal year 1998. The other income was $400,000 and $39,921, respectively, for fiscal years ended 1998 and 1997. Therefore, the net losses for fiscal years ended 1998 and 1997 were $791,065 and $2,560,606, respectively.

     Liquidity and Capital Resources

     Cigarette had cash on hand in the amount of $262,127 at March 31, 1999 compared to $369,968 at March 31, 1998. At March 31, 1999 there was a working capital deficit of $8,999,812 compared to a working capital deficit of $8,210,359 at March 31, 1998. The working capital decrease was related principally to increases in loans from affiliates and accrued expenses.

     At March 31, 1999 the Company has a net stockholders' equity deficiency of $4,207,621. In addition, the Company was in arrears on total indebtedness to the Seller of $5,711,040 including $3,280,000 of note principal, $1,418,618 of accrued interest thereon and $1,012,422 of unpaid rent. Such amounts do not include $1,241,667 of redeemable preferred stock and accrued cumulative dividends. The Company's continuation as a going concern is dependent upon its ability to control costs and attain a satisfactory level of profitability, obtain suitable, sufficient financing or equity investment and renegotiation with the Seller to restructure the applicable debt. If such an agreement is consummated, the Company would substantially reduce its outstanding obligations to the Seller. The Company has reduced factory and corporate overhead and has plans to reduce other operating and overhead costs, including, but not limited to reduction in production costs (direct labor and raw materials) through increased labor and purchasing efficiencies. There is no assurance that the Company will be successful in these endeavors. The accompanying financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Misappropriation of Cigarette Funds

     On Friday, December 4, 1998, during its annual audit for the period ending September 30, 1998, Cigarette's management learned that $352,160 had been diverted from Cigarette's general business operating account (the "Misappropriation"). Cigarette's management further determined that $280,571 of the misappropriated funds occurred during the 1998 fiscal year. Upon concluding that illegal activities may have occurred, Cigarette's management contacted the local police department regarding the Misappropriation and subsequently filed a police report accusing Cigarette's comptroller, Mark Hernandez, of diverting the funds.

     On Monday, December 7, 1998, Cigarette's management notified the banking institutions with which it held accounts, of the Misappropriation and instructed them to freeze all banking activities. Further, on December 7, 1998, Cigarette's management notified its legal counsel and its auditors of the Misappropriation.

     Mr. Hernandez was apprehended subsequently in December, 1998 as a result of the charges filed against him in connection with the Misappropriation. On April 14, 1999, Mr. Hernandez pled guilty to the embezzlement and misappropriation charges and was found guilty by the presiding court with a sentence of probation.

     As a result of the Misappropriation, Cigarette's auditors determined that the scope of their audit should be increased and concurred with Cigarette's management that: (i) all cash disbursements and receipts for the 1998 fiscal year were to be re-entered; (ii) each canceled check drawn on any of Cigarette's general bank accounts during the 1998 fiscal year were to be reviewed to determine: the appropriateness of the payee, the characterization of each general ledger posting and the authenticity of the signature on each check; and
(iii) all general Cigarette bank accounts were to be re-reconciled for the 1998 fiscal year as well as for the subsequent months ended October, 1998 through December, 1998. Cigarette's auditors returned to Cigarette's offices after all such activity had been completed and expanded their sample selections and testing procedures as they deemed appropriate in order to express an opinion on Cigarette's financial statements.

     In addition to the above, Cigarette instituted the following specific procedures: (i) daily reconciliation of its operating account, which is to be reviewed by both its Chief Financial Officer and Chief Operating Officer; and
(ii) Cigarette's accounting department has been reorganized including the termination of all previous accounting department employees.

     Cigarette has retained legal counsel to advise it as to restitution alternatives including the filing of legal actions against the financial institutions involved in this matter. However, Cigarette is unable to predict the likelihood of success for any of the aforementioned alternatives.

                                LEGAL PROCEEDINGS

Paramount Pictures Corporation

     Cigarette was a party to an Opposition to its Application for Registration in the United States Patent and Trademark Office (the "Opposition"). Paramount Pictures Corporation ("Paramount") filed the Opposition. The Opposition was filed before the Trademark Trial and Appeal Board. Both parties to the Opposition applied to register various rights associated with the term "Top Gun" in the United States Patent and Trademark Office. A settlement agreement between the parties was executed on June 24, 1998 and a Withdrawal of Opposition With Prejudice was entered with the Trademark Trial and Appeal Board immediately thereafter.

HRH Tunku Abraham Ismail

     On January 23, 1997, a judgment was entered against Cigarette and in favor of HRH Tunku Abraham Ismail ("HRH") in the amount of $981,000. Pursuant to a previous agreement HRH has been calculating interest on that judgment at the rate of 8.5%. Cigarette has tendered 10 payments totaling $69,789.59, the last payment of which was made on October 5, 1998.

     On March 11, 1998, Cigarette delivered a 46' Cigarette and 20' Cigarette in partial satisfaction of the final judgment, leaving a balance due of $305,000. Thus, as of July 31, 1999, Cigarette continues to owe to HRH approximately $348,000 with additional interest accruing daily from that date. Cigarette expects, but no way guarantees, the satisfaction of this debt within 120 days after the Effective Time.

     On May 7, 1999 Cigarette entered into a settlement agreement with HRH (the "HRH Settlement Agreement") whereby HRH leased two boats, owned by him to Cigarette for the sum of $3,000 per month. Cigarette has the option to repurchase the two boats from HRH for the sum of $400,000. In order to exercise such option, Cigarette must remit $50,000 per month to HRH. Cigarette paid $70,000 to HRH on May 11, 1999. Cigarette has continued to make the $50,000 monthly payments pursuant to the terms of the option.

Mr. Fredy Link

     On May 27, 1997, a judgment was entered against Cigarette and in favor of Mr. Fredy Link ("Link") in the amount of $198,633 bearing interest at 10% per annum After application of 15 previous payments by Cigarette, the debt remains approximately $89,000 with additional interest accruing daily from that date. Cigarette expects, but in no way guarantees, the satisfaction of this debt within 120 days after the Effective Time.

Magnum Marine

     On  September  2, 1998,  Cigarette  was named as a  defendant  in Case No.:
98-1123 Civ-Hoeveler in United States District Court for the Southern District of Florida. The defendant/third party plaintiff in the suit is Magnum Marine
Corporation ("Magnum"). In its complaint, Magnum asserts that Cigarette purchased trade secrets from Giancarlo Rampezotti, the plaintiff/third party defendant, in exchange for a license to Cigarette thereby allowing Rampezotti to produce boats under the Cigarette name using Magnum designs. On April 28, 1999, a memorandum of settlement was entered into by the original parties to this action. Further, the original parties are expected to ratify a settlement agreement within 30 days. Pursuant to that settlement agreement, Cigarette expects to receive a general release in exchange for issuing its own general release to the original plaintiff.

Tomas Arencibia

     In 1996, Tomas Arencibia, as the plaintiff, filed a complaint with the United States District Court of the Southern District of Florida alleging that during his employment with Cigarette, Mr. Arencibia was subject to discrimination and harassment based upon his age. Cigarette subsequently answered such complaint and a Revised Joint Pretrial Stipulation was entered into on September 21, 1998. Cigarette expects to go to trial on the above complaint in the fourth quarter of 1999.

Mark Donato and Steven Donato

     On July 22, 1998 Mark and Steven Donato (the "Donatos"), as the plaintiffs filed a complaint with the Untied States District Court of the District of Massachusetts (the "Donato Action"). The Donatos allege that Cigarette failed to deliver a boat pursuant to a contract with the Donatos. The Donato Action was dismissed on September 29, 1998 due to expiration of the statue of limitations.

                             CHANGES IN ACCOUNTANTS

     On December 4, 1998, Jere J. Lane, C.P.A., Alchemy and Cigarette's principal independent auditor for the previous two fiscal years ended September 30, 1997 and 1996, resigned as auditor in order to provide certain accounting and consulting services to the Company .

     On February 10, 1999, Alchemy's Board of Directors and Cigarette's Board of Directors, respectively, approved the engagement of Callaghan Nawrocki LLP to serve as independent auditors for the fiscal year ending September 30, 1998. Further, on that same date, Callaghan Nawrocki LLP entered into engagement letters with both Cigarette and Alchemy to provide such independent auditor services.

     On March 5, 1999, Alchemy filed a Form 8-K with the Commission regarding the change in its accountants.

     The report of Jere J. Lane, CPA, on the Alchemy's financial statements for the fiscal years ending September 30, 1997 and 1996 did not contain an adverse opinion or disclaimer and was not qualified as to audit scope or accounting principles but was modified due to uncertainty regarding the Company's ability to continue as a going concern.

     In regards to both Alchemy and Cigarette and during the three most recent fiscal years and for the interim period through Mr. Lane's resignation, there were no disagreements, whether or not resolved, with such principal accountant on any matter of accounting principals or practices, financial statement disclosure, or auditing scope or procedure, which if not resolved to the former accountant's satisfaction, would have caused him to make reference to the subject matter thereof in connection with his report.

                               ALCHEMY MANAGEMENT

     The following table sets forth certain information concerning directors and executive officers of Alchemy as of the date hereof. Officers and Directors are elected on an annual basis.

     The present term for each Director is three years, Directors serve for staggered one year periods. Executive officers are elected annually and except to the extent governed by employment contracts, serve at the discretion of the Board of Directors.

         NAME                       POSITIONS(S)                       AGE
         ----                       ------------                       ---
         Craig Barrie               President/Director                 49

         Berton Lorow               Vice President/Director            43

         Penny Adams Field          Chief Financial Officer            44

         Adam Schild                Secretary/Director                 29

CRAIG BARRIE - PRESIDENT/DIRECTOR

     Between 1968 and 1985, Mr. Barrie was employed by Faberge, Inc., a manufacturer and distributor of cosmetics and other beauty products. He served in various executive capacities, including executive vice president - advertising, and was a member of the Board of Directors of that company. Mr. Barrie currently races powerboats for Cigarette which are powered by Hawk engines. Mr. Barrie has been a Director of Hawk Marine Power, Inc. ("Hawk") since August 1987 and President of Hawk since November 1990. Mr. Barrie was elected to the position of President of Cigarette Racing Team, Inc., Miami, Florida during 1992. From 1985 to 1992, Mr. Barrie was the Director of Sales of Cigarette's predecessor.

BERTON LOROW - VICE PRESIDENT/DIRECTOR

     Mr. Lorow has been employed by Alchemy or its predecessors since January 1984 in various technical capacities. He was elected a Director of Hawk in 1990 and Vice President one year prior, in May 1989 and has been employed in the marine industry since 1982, acquiring experience in boat building, rigging and engine assembly.

PENNY ADAMS FIELD - CHIEF FINANCIAL OFFICER

     Ms. Adams Field has been employed by Alchemy since June, 1999 as its Chief Financial Officer. She is also a principal and co- founder of Executive Concepts, a management consulting and investment banking advisory firm. As a management consultant, Ms. Adams Field has consulted since 1989. Prior to founding Executive Concepts, Ms. Adams Field was an administrator for the John
M. Olin School of Business at Washington University in St. Louis. Prior to her administrative role she served as a full-time member of the accounting faculty instructing in financial accounting and cost management for undergraduate and graduate programs.

ADAM SCHILD - SECRETARY/DIRECTOR

     Mr. Schild is Secretary and a Director of Alchemy and has held such positions since July, 1997. Also in July, 1997 Mr. Schild was appointed Secretary and Director of Cigarette. From November 1994 through October 1993, Mr. Schild was a stock-broker in training at Stratton Oakmont, Inc. During his training period and two years prior, Mr. Schild was a senior partner in Alcott Simpson & Co., Inc., a management consulting firm specializing in crisis management and mergers and acquisitions. Also during that time frame Mr. Schild was a marketing assistant with Eckert Schild Productions, Inc. From 1990 to 1994 Mr. Schild was employed by a corporate communications company specializing in Fortune 500 companies. Mr. Schild began his tenure in the finance department and was promoted to Director of Finance.

     Mr. Lorow and Mr. Schild are full time employees of Alchemy. Mr. Barrie and Ms. Adams Field devote approximately 20 hours a week to Alchemy's operations. It is not anticipated that any Directors will receive an annual fee or other compensation for their directors duties. Directors will be reimbursed for reasonable expenses incurred in connection with their attendance at meetings.

                             EXECUTIVE COMPENSATION

     Total cash compensation paid to all executive officers as a group for services provided to Alchemy and its subsidiaries in all capacities during the fiscal year ended September 30, 1998 aggregated $74,340. Set forth below is a summary compensation table prepared in accordance with the applicable rules of the Securities and Exchange Commission.

Summary Compensation Table - Alchemy

                                   Annual Compensation                              Long Term Compensation
                   ----------------------------------------------------      -------------------------------------
Name and                                     Other         Resid.                                          All
Principal                                    Annual        Stock                                           LTIP
Position           Year       Salary         Bonus         Compensation      Awards        Options         Payouts
--------           ----       ------         -----         ------------      ------        -------         -------

Craig              1998       $25,000         none          none              none          none            none
Barrie
                   1997        26,000         none          none              none          none            none

                   1996        26,200         none          none              none          none            none

Berton             1998       $54,340         none          none              none          none            none
Lorow
                   1997        55,000         none          none              none          none            none

                   1995        33,385         none          none              none          none            none


Compensation Pursuant to Plans

     Hawk Marine, Inc. (Alchemy's predecessor) adopted an Employee Stock Option Plan in August of 1988. Such plan has a term of 10 years and thus expired in August of 1998 with no options being issued thereunder. Alchemy anticipates adopting a new Employee Stock Option Plan at the next meeting of Alchemy Shareholders.

                              CIGARETTE MANAGEMENT

     The following table sets forth certain information concerning directors and executive officers of Cigarette as of the date hereof. Officers and Directors are elected on an annual basis. The present term for each Director is a staggered one year term. Executive officers are elected annually and except to the extent governed by employment contracts, serve at the discretion of the Board of Directors.

                NAME            POSITIONS(S)             AGE
                ----            ------------             ---

                Adam Schild     Secretary/Director       29

ADAM SCHILD - SECRETARY/DIRECTOR

     Mr. Schild serves as the Secretary and sole Director of Cigarette, offices he has held since 1997. See "ALCHEMY MANAGEMENT" for further information.

                             EXECUTIVE COMPENSATION

Summary Compensation Table - Cigarette

                                   Annual Compensation                               Long Term Compensation
                   -------------------------------------------------         -------------------------------------

                                                           Resid.
Name and                                     Other         Stock                                           All
Principal                                    Annual        Compensa-                       LTIP            Other
Position           Year        Salary        Bonus         tion              Awards        Options         Payouts
--------           ----        ------        -----         ----              ------        -------         -------

Adam Schild        1998       $106,403        none          none              none          none            none

                   1997         26,000        none          none              none          none            none

                   1996         26,200        none          none              none          none            none

Craig Barrie       1998       $106,403        none          none              none          none            none

                   1997        107,801        none          none              none          none            none

                   1996        102,876        none          none              none          none            none

Mr. Barrie resigned from his positions as an officer and director of Cigarette on June 1, 1999.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Sales to Cigarette

     In fiscal 1998 and fiscal 1997, Alchemy had sales to Cigarette Racing Team, Inc. of $187,258 and $176,197 representing 25% and 17% of total sales for the year, respectively. Mr. Adam Schild is Cigarette's Secretary and Mr. Craig Barrie is Cigarette's President.

Alchemy's and its Affiliates' Potential Conflicts with Mr. Craig Barrie

     There are no potential conflicts of interest with regards to Alchemy and its affiliates and Mr. Craig Barrie.

Offshore's Holdings of Alchemy's Common Stock and its Licensing Agreement With Alchemy

     Offshore owns 2,000,000 shares of Alchemy Common Stock which it received as consideration for the following: On May 12, 1997, Hawk Marine Power, Inc. ("Hawk") (Alchemy's predecessor) entered into an agreement with Offshore whereby Offshore assigned to Hawk all rights, title and interest in the mark known as "Cigarette Racing Team, Inc." for any and all non-watercraft licensing purposes (the "Licensing Agreement"). In exchange for those rights, Alchemy issued 2,000,000 shares of Alchemy Common Stock to Offshore. The term of the Licensing Agreement is ten years. Pursuant to the Licensing Agreement, Hawk, as the user of the license, agreed to pay to Offshore, as the owner, a royalty equal to between 2.5% and 10% of the gross revenue generated by the use of the rights defined therein. Such royalty is determined by Offshore's particular use of rights granted in the Licensing Agreement. The Licensor granted to the Licensee an exclusive, world-wide right to use the Licensor's marks in connection with all goods and services other than the use of said marks on any form of water craft for a period of 120 months. The Licensee has the option to renew the License Agreement for two additional periods of 60 months each.

     In connection with the Merger, Offshore has agreed to allow Alchemy to repurchase and retire the 2,000,000 shares of Alchemy Common Stock it presently owns, in exchange for 100 shares of Alchemy Series B Preferred Stock having an aggregate liquidation preference equal to $1,000,000.

Management's Salaries - Post Merger

     Management's salaries will not change as a result of the Merger.

Interested Directors

     Adam Schild, Cigarette's sole Director is also a Director of Alchemy. Therefore, any transaction between Cigarette and Alchemy must be closely scrutinized by any interested party.

Relationships With Jeffrey Friedman and Central Manufacturing

     Mr. Jeffrey Friedman is the beneficial owner of 3131 NE 188th Street, the property on which Cigarette's principal executive offices are located. Mr. Friedman is the sole shareholder of Central Manufacturing, Inc. In connection with Cigarette's lease of that property, Central is creditor of Cigarette's and is in negotiations with Alchemy and Cigarette for a settlement of that debt. Cigarette and Central have reached an agreement in principle whereby Central will extinguish and forgive all indebtedness owed to it by Cigarette in consideration for the issuance to Central of 1,000,000 shares of Cigarette Common Stock and 100 shares of Cigarette Series A Preferred Stock, having an aggregate liquidation preference equal to $1,000,000. These shares would be converted in the Merger into 1,000,000 shares of Alchemy Common Stock and 100 shares of Alchemy Series A Preferred Stock, having an aggregate liquidation preference equal to $1,000,000. The agreement between Cigarette and Central is conditioned upon the approval of the Merger by the shareholders of Alchemy and Cigarette.

Relationship With Winchester Partners, L.P.

     Mr. Adam Schild is the general partner in Winchester Partners, L.P. ("Winchester"), the majority shareholder of Cigarette.

   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF CIGARETTE

     The  following  table  sets  forth the  number of  shares  of  Alchemy  and
Cigarette's Common Stock beneficially owned by each officer and director of Cigarette and Alchemy and each shareholder who holds more than 5% of the outstanding Common or Preferred Stock of Cigarette and Alchemy as of August 12, 1999. At such date there were 3,641,000 shares of common stock issued and outstanding. Unless specifically indicated otherwise, all such ownership interest are direct. The following table also sets forth the number of common and preferred shares of the Surviving Company held by the officers and directors of the Surviving Company.

                                                       Amount and                           % of Class of
                  Name and Address of                  Nature of                            Surviving
Title of Class:   Beneficial Owner                     Stock Owned         % of Class       Company
---------------   ----------------                     -----------         ----------       -------
CIGARETTE

Common Stock:     Craig Barrie                         25,000              .69              .46
                  3025 NE 188th St.
                  Aventura, Florida 33180

                  Berton Lorow                         153                 .0042            .0028
                  3025 NE 188th Street
                  Aventura, Florida 33180

                  Adam Schild                          0                   0                0
                  3025 NE 188th Street
                  Aventura, Florida 33180

                  Masada I, L.P.(1)                    1,000,000           27.5             18.44
                  Boca Corporate Center
                  2101 Corporate Blvd. - Suite 204
                  Boca Raton, Florida 33431

                  Winchester Partners, L.P.            1,601,000           44.0             29.52
                  3594 S. Ocean Blvd
                  Highland Beach, Florida 33487

                  Glen Laken                           375,000             10.3             6.91
                  30 So. Wacker, Suite 1606
                  Chicago, IL 62454

Preferred

Series A          Central Manufacturing, Inc.          100                 100              100
                  5025 Swetland Court
                  Richmond Heights, Ohio 44143

ALCHEMY

Common            Offshore Racing Team, Inc.           2,000,000           85.93            0(2)
                  3025 NE 188th Street
                  Aventura, FL 33180

Series B          Offshore Racing Team, Inc.           0                       0            100(2)
                  3025 NE 188th Street
                  Aventura, FL 33180

(1) Does not include warrants to purchase 180,000 shares of Cigarette Common Stock held by Masada which are exercisable at a price of $2.00.

(2) Offshore's holding of Alchemy Common Stock is being repurchased and retired connection with the Merger in exchange for 100 shares of Alchemy Series B Preferred Stock which will constitute 100% of the class issued and outstanding.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the Merger Alchemy will have 5,311,844 shares of Alchemy Common Stock issued and outstanding. Of these shares, 1,710,844 will be freely tradable without restriction or further registration under the Securities Act. An additional 3,601,000 shares will be held by "affiliates" of Alchemy (in general, a person who has a control relationship with Alchemy) and which will be subject to the limitations of Rule 144 adopted under the Securities Act. However, all of the shares of Alchemy Common Stock issued in the Merger will be restricted from transfer pursuant to the terms of the Merger Agreement for a period of twelve (12) months from the date of effectiveness of the Merger or at such earlier date as may be permitted by Alchemy's Board of Directors. Another 2,280,000 shares of Alchemy Common Stock underlying the Alchemy Class A, Class B, Class X warrants and Class Y Warrants will be registered under the Securites Act but not issued. Another 50,000 shares of Alchemy Common Stock underlying 50,000 Options will also be registered under the Securities Act but not issued.

                                     EXPERTS

     The consolidated financial statements of Alchemy Holdings, Inc. and Subsidiaries as of September 30, 1998 and for the one year period ended September 30, 1998, was audited by Callaghan Nawrocki, LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports. The consolidated financial statements of Alchemy Holdings, Inc. and Subsidiaries as of September 30, 1997 and for the one year period ended September 30, 1997, have been audited by Jere J. Lane, CPA, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority from said firm as experts in giving said reports.

     Callaghan Nawrocki, LLP audited the financial statements of Cigarette Racing Team, Inc. as of September 30, 1998 and for the one year period ended September 30, 1998, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports. The financial statements of Cigarette Racing Team, Inc. as of September 30, 1997 and for the one year period ended September 30, 1997, have been audited by Jere J. Lane, CPA, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                          INDEX TO FINANCIAL STATEMENTS

                                                                      Page
                                                                      ----
ANNUAL FINANCIAL STATEMENTS:

ALCHEMY HOLDINGS, INC. AND SUBSIDIARIES:
Reports of Independent Auditors                                     F-1  to F-2
Consolidated Balance Sheet as of September 30, 1998                 F-3
Consolidated Statement of Operations for the Years Ended
         September 30, 1998 and 1997                                F-4
Consolidated Statement of Stockholders' Equity
         for the Years Ended September 30, 1998 and 1997            F-5
Consolidated Statement of Cash Flows for the Years Ended
         September 30, 1998 and 1997                                F-6
Notes to Consolidated Financial Statements                          F-7  to F-12

CIGARETTE RACING TEAM, INC.:
Reports of Independent Auditors                                     F-13 to F-14
Balance Sheet as of September 30, 1998                              F-15
Statement of Operations for the Years Ended
         September 30, 1998 and 1997                                F-16
Statement of Changes in Stockholders' Equity (Deficit) for
         the Years Ended September 30, 1998 and 1997                F-17
Statement of Cash Flows for the Years Ended
         September 30, 1998 and 1997                                F-18
Notes to Financial Statements                                       F-19 to F-25

INTERIM FINANCIAL STATEMENTS (UNAUDITED):

ALCHEMY HOLDINGS, INC. AND SUBSIDIARIES:
Consolidated Balance Sheet as of March 31, 1999 and
         September 30, 1998                                         F-26
Consolidated Statement of Operations for the Three and
         Six Months Ended March 31, 1999 and 1998                   F-27
Consolidated Statement of Cash Flows for the Three and
         Six Months Ended March 31, 1999 and 1998                   F-28
Notes to Consolidated Financial Statements                          F-29

CIGARETTE RACING TEAM, INC.:
Balance Sheet as of March 31, 1999 and September 30, 1998           F-30 to F-31
Statement of Operations for the Three and
         Six Months Ended March 31, 1999 and 1998                   F-32
Statement of Cash Flows for the
         Six Months Ended March 31, 1999 and 1998                   F-33
Notes to Financial Statements                                       F-34 to F-39

PRO-FORMA FINANCIAL STATEMENTS (UNAUDITED):
Pro-Forma Consolidated Balance Sheet as of March 31, 1999           F-40
Pro-Forma Consolidated Statement of Operations for the
         Six Months Ended March 31, 1999                            F-41
Pro-Forma Consolidated Statement of Operations for the
         Year Ended September 30, 1998                              F-42
Notes to Pro-Forma Consolidated Financial Statements                F-43 to F-44

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of Alchemy Holdings, Inc. and Subsidiaries
3025 N.E. 188 Street
Aventura, Florida 33180

     We have audited the accompanying consolidated balance sheet of Alchemy Holdings, Inc. (F/K/A Hawk Marine Power, Inc.) and Subsidiaries (the Company) as of September 30, 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion of these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Alchemy Holdings, Inc. and Subsidiaries as of September 30, 1998 and the results of its operations, stockholders' equity and cash flows for the year then ended in conformity with generally accepted accounting principles.

     The consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the liquidity of the Company has been adversely affected by losses from operations that raises substantial doubt about the Company's ability to continue as a going concern. Management's plans concerning this matter are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



CALLAGHAN NAWROCKI, LLP

February 19, 1999
Melville, New York

                          REPORT OF INDEPENDENT AUDITOR

To the Board of Directors and Stockholders of Alchemy Holdings, Inc. and Subsidiaries
3025 N.E. 188 Street
Aventura, Florida 33180


     I have audited the accompanying consolidated statements of operations, stockholders' equity and cash flows of Alchemy Holdings, Inc. (F/K/A Hawk Marine Power, Inc.) and Subsidiaries for the year ended September 30, 1997. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

     I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

     In my opinion, the financial statements referred to above present fairly, in all material respects, the results of operations, changes in stockholders' equity and cash flows of Alchemy Holdings, Inc. and Subsidiaries for the year ended September 30, 1997 in conformity with generally accepted accounting principles.

     The consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the liquidity of the Company has been adversely affected by losses from operations and the Company is past due on its obligations to certain note holders pursuant to a settlement agreement. All of the foregoing raises substantial doubt about the Company's ability to continue as a going concern. Management's plans concerning these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.


JERE LANE, CPA

January 15, 1998
Coral Springs, Florida

                     ALCHEMY HOLDINGS, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 1998



                                     ASSETS

Current Assets:
    Cash                                                            $    66,186
    Inventories                                                         178,655
                                                                    -----------

Total Current Assets                                                    244,841

Property and Equipment, Net of Accumulated
      Depreciation of $214,680                                           20,060

Licensing Agreement, Net of Accumulated
  Amortization of $30,250                                               189,750
                                                                    -----------

TOTAL ASSETS                                                        $   454,651
                                                                    ===========


            LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
    Note payable including accrued interest thereon                 $    75,286
    Accounts payable                                                     10,148
    Accrued expenses                                                      7,476
    Customer deposits                                                    90,500
    Due to stockholders                                                  56,494
                                                                    -----------

Total Current Liabilities                                               239,904
                                                                    -----------



Commitments and Contingencies (Note 13)

Stockholders' Equity:
    Common stock, $.001 par value, 50,000,000 shares
      authorized;  2,437,394 issued and outstanding                       2,437
    Preferred Stock, $.001 par value, 10,000,000
      shares authorized; no shares issued and outstanding                    --
    Additional paid-in capital                                        2,224,598
    Accumulated deficit                                              (2,012,288)
                                                                    -----------

Total Stockholders' Equity                                              214,747
                                                                    -----------


TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                          $   454,651
                                                                    ===========


               The accompanying notes are an integral part of the
                       consolidated financial statements.

                     ALCHEMY HOLDINGS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF OPERATIONS
                 FOR THE YEARS ENDED SEPTEMBER 30, 1998 AND 1997


                                                         1998           1997
                                                     -----------    -----------

NET SALES                                            $   742,289    $ 1,059,498

Cost of Sales                                            651,071        901,725
                                                     -----------    -----------

GROSS MARGIN                                              91,218        157,773

Selling, General and
     Administrative Expenses                             174,637        231,125

Interest Expense                                          27,187         19,410

Provision for Loan Loss, exclusive of interest
      income of $7,489 not recognized                    338,885             --
                                                     -----------    -----------

TOTAL EXPENSES                                           540,709        250,535
                                                     -----------    -----------

Loss before Extraordinary Item                          (449,491)       (92,762)

Extraordinary Gain on
     Forgiveness of Debt                                 130,203             --
                                                     -----------    -----------

NET LOSS                                             $  (319,288)   $   (92,762)
                                                     ===========    ===========

BASIC AND DILUTED PER SHARE AMOUNTS:
Loss before extraordinary item                       $      (.20)   $      (.11)
Extraordinary gain                                           .06             --
                                                     -----------    -----------
                                                     $      (.14)   $      (.11)
Net loss                                             ===========    ===========
Basic and diluted weighted average number of
     common shares outstanding                         2,291,093        851,093
                                                     ===========    ===========

               The accompanying notes are an integral part of the
                       consolidated financial statements.

                     ALCHEMY HOLDINGS, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                 FOR THE YEARS ENDED SEPTEMBER 30, 1998 AND 1997

                                                             Common Stock
                                                           $.001 Par Value             Additional                         Total
                                                     ---------------------------         Paid-In       Accumulated     Stockholders'
                                                       Shares           Amount           Capital         Deficit          Equity
                                                     ----------       ----------       ----------      -----------     -------------
Balances, October 1, 1996                             2,990,198       $    2,990       $1,604,045$     (1,600,238)      $    6,797

   Effective of reverse stock split                  (2,952,821)          (2,953)           2,953              --               --

   Adjustment for fractional shares                          17               --               --              --               --

   Issuance of common stock                           2,200,000            2,200          217,800              --          220,000

   Net loss for the year ended
    September 30, 1997                                       --               --               --         (92,762)         (92,762)
                                                     ----------       ----------       ----------      ----------       ----------

Balances, September 30, 1997                          2,237,394            2,237        1,824,798      (1,693,000)         134,035

   Issuance of common stock                             200,000              200          399,800              --          400,000

   Net loss for the year ended
    September 30, 1998                                       --               --               --        (319,288)        (319,288)
                                                     ----------       ----------       ----------      ----------       ----------

Balances, September 30, 1998                          2,437,394       $    2,437       $2,224,598$     (2,012,288)      $  214,747
                                                     ==========       ==========       ==========      ==========       ==========



               The accompanying notes are an integral part of the
                       consolidated financial statements.

                     ALCHEMY HOLDINGS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                 FOR THE YEARS ENDED SEPTEMBER 30, 1998 AND 1997


CASH FLOWS FROM OPERATING ACTIVITIES:                       1998         1997
                                                         ---------    ---------
  Net loss                                               $(319,288)   $ (92,762)
   Adjustments to reconcile net loss
   to net cash used by operating activities:
   Extraordinary forgiveness of debt                      (130,203)          --
   Depreciation and amortization                            22,905       10,159
   Accrued interest - unpaid                                27,187       19,410
   Provision for (recovery of) doubtful receivables        338,885       (2,046)
   Decrease (increase) in accounts receivable               53,931      (43,564)
   Decrease (increase) in inventory                        (12,661)      81,616
   Decrease in prepaid expenses                              1,810        1,158
   Increase (decrease) in accounts payable                 (53,492)     (19,529)
   Increase (decrease) in accrued expenses                 (10,031)       3,549
   Increase (decrease) in customer deposits                 38,775      (69,975)
                                                         ---------    ---------

      Net cash used by operating activities                (42,182)    (111,984)
                                                         ---------    ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Loans to affiliate                                      (338,885)          --

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds of notes payable                                 50,000       71,000
  Repayments of notes payable                              (47,500)          --
  Proceeds of stock issuance                               400,000           --
                                                         ---------    ---------

      Net cash provided by financing activities            402,500       71,000
                                                         ---------    ---------

NET INCREASE (DECREASE) IN CASH                             21,433      (40,984)

CASH, BEGINNING OF YEAR                                     44,753       85,737
                                                         ---------    ---------

CASH, END OF YEAR                                        $  66,186    $  44,753
                                                         =========    =========

SUPPLEMENTAL CASH FLOW INFORMATION:

  Interest Paid During the Year                          $      --    $      --
                                                         =========    =========

  Income Taxes Paid During the Year                      $      --    $      --
                                                         =========    =========


NON-CASH INVESTING AND FINANCING ACTIVITIES:

  Licensing Agreement Acquired Through
   Issuance of Common Stock                              $      --    $ 220,000
                                                         =========    =========

               The accompanying notes are an integral part of the
                       consolidated financial statements.

                     ALCHEMY HOLDINGS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - ORGANIZATION

Alchemy Holdings, Inc. (the Company) is engaged in managing the business affairs of its subsidiaries, Hawk Marine Power, Inc. (HMP) and Cigarette Licensing, Inc.
(CRI). HMP is engaged in the design, production and sale of high performance marine engines for installation in high speed recreational powerboats and offshore racing boats. HMP engines are custom designed and hand built from component parts and sold primarily to premium boat manufacturers. CRI is engaged in the world-wide licensing of trademarks and service marks.

During the fiscal year ended September 30, 1997 the Company adopted a proposal to amend the Articles of Incorporation of the Company and change the name of the Company from Hawk Marine Power, Inc. to Alchemy Holdings, Inc. Subsequent to the change of the Company's name from Hawk Marine Power, Inc. to Alchemy Holdings, Inc., the Company formed a new corporation under the laws of the State of Delaware, a wholly owned subsidiary of the Company known as "Hawk Marine Power, Inc." to operate its high performance engine manufacturing business.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(A)  Principles of Consolidation:

The consolidated financial statements include the accounts of Alchemy Holdings, Inc. and its subsidiaries. All inter- ompany accounts and transactions have been eliminated in consolidation.

(B)  Cash and Cash Equivalents:

The Company considers all highly liquid debt instruments purchased with a maturity of ninety days or less to be the equivalent of cash for financial statement statement purposes.

(C)  Financial Instruments and Concentration of Credit Risk:

Financial instruments which potentially subject the Company to concentrations of credit risk are primarily cash and temporary investments and accounts receivable. The Company invests its excess cash in high quality short-term liquid money market instruments with major financial institutions and the carrying value approximates market value. No losses have been incurred thereon.

(D)  Inventory:

Inventory consists of merchandise held for sale and includes finished goods as well as work in process and is valued at the lower of cost (first-in, first-out method) or market.

E)   Property and Equipment:

Property and Equipment are stated at cost. Depreciation is calculated on the various asset classes over their estimated useful lives, which range from five to ten years, except leasehold improvements which are depreciated over their lease term. Expenditures for maintenance and repairs are charged against operations as incurred.

(F)  Licensing Agreement and Amortization:

The licensing agreement is being amortized over its ten-year term. The original valuation ascribed to this agreement has been revised. (See Notes 9B and 14).

(G)  Warranties:

The Company's products are generally under warranty against defects in material and workmanship for a period of ninety days to one year from date of sale. The Company has established an accrual for these anticipated future warranty costs.

(H)  Revenue and Cost Recognition:

Sales and the associated cost of sales are recognized upon delivery of finished goods to the customer. Service revenue is recognized when the service is performed.

(I)  Income Taxes:

The Company accounts for income taxes under the liability method in accordance with Statement of Financial Accounting Standards No. 109. Under such standard, deferred taxes are computed based on the tax liability or benefit in future years of the reversal of temporary differences in the recognition of income or deduction of expenses between financial and tax reporting purposes. The principal item resulting in the difference is depreciation. Deferred income taxes are determined based upon the difference between the financial statement carrying amount and the tax basis of assets and liabilities using tax rates expected to be in effect in the years in which the differences are expected to reverse. Deferred tax assets and/or liabilities are classified as current or noncurrent based on the classification of the related asset or liability for financial reporting purposes, or on the expected reversal date for deferred taxes that are not related to an asset or liability. A valuation allowance is provided for deferred tax assets that do not meet a more likely than not criterion.

(J)  Earnings (Loss) Per Share:

Earnings (loss) per share is calculated by dividing net income or loss by the weighted average number of common shares outstanding during the period. Diluted earnings per share are reported to reflect the effect of outstanding common share equivalents. Such common share equivalents are excluded from loss per share calculations as their effect would be anti-dilutive.

(K)  Use of Estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as revenues and expenses during the reporting period. Actual results could vary from those estimates.

(L) Transactions with Affiliates

     Expenses incurred by the Company on behalf of its affiliate, Cigarette, are recorded on the affiliate's books with an appropriate offset made to the intercompany account.

NOTE 3 - GOING CONCERN

The Company's consolidated financial statements have been presented on the basis of a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company incurred net losses of $319,288 and $92,762 for the years ended September 30, 1998 and 1997, respectively, and has cumulative losses since inception of $2,012,288. As a result of such losses the Company's financial position has been significantly impaired. The Company's ability to continue as a going concern is dependent upon its ability to attain a satisfactory level of profitability and to obtain suitable, adequate financing or the restructuring of existing obligations. During the year ended September 30, 1998, the Company satisfied its obligations to certain note holders with the proceeds of short-term financing from a stockholder. (This extinguishment of debt resulted in an extraordinary gain of $130,203.) The Company has sought to implement cost-saving measures, reduce other operating costs, utilize deposits from customers in connection with firm purchase orders to help finance operating costs and to convert some of its debt to equity in connection with a merger with one of its principal customers, Cigarette Racing Team. There is no assurance that the Company will be successful in these endeavors. The accompanying financial statements do not include any adjustments that might result if the Company is unable to continue as a going concern.

NOTE 4 - INVENTORY

Inventory at September 30, 1998 consists of the following:

Parts and Accessories                                 $ 75,145
Work-In-Process                                         57,430
Finished Goods                                          46,080
                                                      --------
          Total Inventory                             $178,655
                                                      ========

NOTE 5 - PROPERTY AND EQUIPMENT

Property and Equipment at September 30, 1998 consist of the following:

Office Furniture and Equipment                        $ 40,193
Shop Equipment                                         166,026
Leasehold Improvements                                  28,521
                                                      --------
                                                       234,740
Less: Accumulated Depreciation                         214,680
                                                      --------
  Total Property and Equipment, Net                   $ 20,060
                                                      ========

Depreciation expense was $905 and $1,909 for the years ended September 30, 1998 and 1997, respectively.

NOTE 6 - NOTES PAYABLE

During the year ended September 30, 1998, the Company satisfied its past due obligations to certain noteholders totaling $175,203 with a $45,000 settlement payment resulting in an extraordinary gain of $130,203. The source for the settlement was an unsecured demand loan of $50,000 from a stockholder, which bears interest at 11%. As of September 30, 1998, loans payable to stockholders totaled $53,500 plus $2,994 of accrued interest.

The Company has a demand note payable to a corporation for $65,000 plus $10,286 of accrued interest at two points over the Chase Manhattan Bank prime rate.

NOTE 7 - COMMITMENTS

(A)  Lease Commitments:

The Company leases its facilities in Aventura, Florida pursuant to an operating lease. As of September 30, 1998 the Company is paying rent on a month-to-month basis. Rent expense, excluding common overhead, amounted to $94,800 for each of the years ended September 30, 1998 and 1997.

(B)  Compensation Plan:

An agreement with an officer provides for compensation of $25,000 per year for three years through September 30, 1999.

NOTE 8 -  MAJOR CUSTOMER AND RELATED PARTY TRANSACTIONS

Of the Company's total sales for the years ended September 30, 1998, and 1997, $187,258 and $176,197 or 25% and 17%, respectively, were with one customer, Cigarette Racing Team, Inc. A principal shareholder and President of the Company is also an officer and employee of this customer. (See Notes 3 and 11).

During the year ended September 30, 1998, the Company transferred $338,885 in funds to Cigarette Racing Team, Inc. (See Note 13 for further details on this transaction.) This advance is unsecured, bears interest at the rate of 11% and is payable upon demand. As Cigarette Racing Team, Inc. does not currently have the financial capability to satisfy this obligation the Company has recorded a provision for loan loss for the entire amount of the loan and interest income has not been accrued.

NOTE 9 - CAPITAL STOCK TRANSACTIONS

(A)  Stock Split:

On May 12, 1997 the Board of Directors approved a 1 for 80 reverse stock split of the Company's common stock. Such reverse split has been given full retroactive effect in the accompanying financial statements.

(B)  Issuance of Shares to Acquire Licensing Agreement:

On May 12, 1997, the Company issued 2,000,000 post-split restricted shares of the Company's common stock to Offshore Racing, Inc., in exchange for Offshore's exclusive world-wide right and license to use the trademarks, and service marks of "Cigarette Racing Team, Inc.", for all goods and services other than the use of the trademarks and service marks on any form of watercraft. In conjunction with the purchasing of the licensing agreement, the Company formed a corporation under the laws of the State of Delaware, organized as a wholly owned subsidiary of the Company known as "Cigarette Licensing, Inc." to operate the Company's licensing business. In connection therewith, the Company issued 200,000 post-split shares of the Company's common stock to the professionals responsible for the various services related to and for negotiating, arranging and brokering the licensing and other related transactions described herein on behalf of the Company. The Company has revised its original accounting for the valuation of the license. (See Note 14).

Issuance of Shares Under Stock Payment Agreement

On June 25, 1998, the Company filed a Registration Statement on Form S-8 to register 200,000 shares of common stock at $2 per share. Such shares were registered pursuant to the Alchemy Stock Payment Plan dated January 2, 1998. See
Note 13 for further details on this transaction.

NOTE 10 - INCOME TAXES

Income taxes are computed at statutory rates on pretax income. Deferred taxes would be recorded based on differences in financial statements and taxable income. To date, the Company has incurred tax operating losses and therefore, has generated no income tax liabilities. As of September 30, 1998, the Company has generated net operating loss carry forwards totaling approximately $1,875,498 which are available to offset future taxable income through 2013. As utilization of such an operating loss for tax purposes is not assured, the deferred tax asset has been fully reserved through the recording of a 100% valuation allowance as of September 30, 1998.

The components of the net deferred tax as of September 30, 1998 are as follows:

Net Operating Loss Carryforward                     $ 637,669
Investment Credit                                       7,712
                                                    ---------
                                                      645,381
Valuation Allowance                                  (645,381)
                                                    ---------
Net Deferred Tax                                    $      --
                                                    =========

The increase in the valuation allowance from $536,823 as of September 30, 1997 to $645,381 as of September 30, 1998 is due primarily to the tax effect of the current fiscal year operating loss.

Net operating loss carry forwards totaling $1,875,498 are scheduled to expire as follows: 2003: $80,900; 2004: $20,300; 2005: $357,400; 2006: $333,000; 2007:
$259,500; 2008: $179,000; 2010: $8,820; 2011: $252,041; 2012: $65,249; and 2013:
$319,288

The Company also has investment credit carry forwards of $7,712 which will expire on September 30, 2001 if not utilized.

NOTE 11- PROPOSED MERGER WITH CIGARETTE RACING TEAM, INC.

The Boards of Directors of the Company and Cigarette Racing Team, Inc. ("Cigarette") have approved a Plan of Merger whereby Cigarette Boats, Inc., a newly-formed, wholly-owned subsidiary of the Company will be merged with and into Cigarette. In connection therewith, the Company has filed a Registration Statement on Form S-4 with the Securities and Exchange Commission relating to the shares of Common Stock of Alchemy Holdings, Inc. to be retained by holders of Alchemy Common Stock in the proposed merger of Cigarette Racing Team, Inc. with and into Alchemy with Alchemy continuing as the surviving corporation of the merger.

Pursuant to the Merger Agreement, (I) Cigarette Boats, Inc. will be merged with and into Cigarette, whereupon Cigarette will be the surviving corporation and will become a wholly-owned subsidiary of Alchemy, (ii) each share of Cigarette preferred stock, Series A and Series B ("Cigarette preferred stock, Series A and Series B"), issued and outstanding as of the effective date of the merger will be converted into one (1) share of Alchemy's preferred stock, Series A or Series B, as applicable ("Alchemy preferred stock, Series A and Series B") possessing similar rights, terms and conditions as the Cigarette preferred stock, Series A and B, (iii) each issued and outstanding share of Cigarette common stock will be converted into one (1) share of Alchemy common stock. Prior to consummation of the Merger, Cigarette is expected to issue 1,000,000 shares of its Common Stock and $1,000,000 of Cigarette Preferred Stock in exchange for the forgiveness and cancellation of Cigarette's indebtedness to Central Manufacturing, Inc., an Alabama corporation ("Central"). Thus, those common and preferred shares will be converted along with all other non-dissenting Cigarette shareholders' shares of Common Stock. It is also expected by Alchemy management that pursuant to the Merger that Alchemy will repurchase and retire 2,000,000 shares of Alchemy Common Stock held by Offshore Racing, Inc., a foreign corporation in exchange for its receipt of $1,000,000 of Alchemy preferred stock, Series B.

Each outstanding Class A Warrant, Class B Warrant and Class X Warrant of Cigarette will be assumed by Alchemy and become Alchemy warrants to purchase, on the same terms and conditions as were applicable under agreements with Cigarette.

It is anticipated that the Merger will become effective as promptly as practicable after the requisite shareholder approvals have been obtained and all other conditions to the Merger have been satisfied or waived (if allowed by applicable law).

Alchemy and Cigarette may each have the right (subject to certain limitations) to terminate the Merger Agreement if the Merger is not consummated on or before December 31, 1999.

NOTE 12 - SUBSEQUENT EVENT

On October 13, 1998, the Company filed a Registration Statement on Form S-8 to register 265,000 shares of common stock at $2 per share. (See Note 13 for discussion of possible violation of security registration requirements with respect to the Company's use of Form S-8)

NOTE 13 - COMMITMENTS AND CONTINGENCIES

On January 2, 1998, the Company established the Alchemy Employee Stock Payment Plan (the "Plan") for the purpose of issuing shares of its common stock to participants in payment and full satisfaction of wages and/or benefits to which they already were or otherwise might become entitled to for services rendered or to be rendered as employees or former employees of the Company.

On June 25, 1998 the Company filed a Registration Statement on Form S-8 (the "Registration Statement") to register 200,000 shares of common stock at $2 per share (the "Shares"), which upon effectiveness of the Registration Statement were issued in the name of the Alchemy Stock Payment Plan. The terms of the Plan contemplated that the Company's employees, who agreed to accept such shares in lieu of their cash wages, could authorize the Company to serve as their agent to facilitate the sale of the shares on their behalf. Immediately after the Registration Statement's effectiveness, the Company, as agent for the participants, sold the shares at a price of $2.00 per share to one entity. The proceeds from the sale of the shares were then placed into a segregated account.

On a number of occasions subsequent to the aforementioned stock sale, the Company transferred a portion of the proceeds to Cigarette Racing Team, Inc. ("Cigarette") in order to facilitate the payment of payroll by Cigarette. The total amount transferred as of September 30, 1998 was $338,885. As more fully discussed in Note 11, the Company and Cigarette are in the process of merging and, in contemplation thereof, the two companies have been operating as one on a "de-facto" basis, which due to common management was accomplished without formal documentation. Also contributing to the companies' decision to act as one was that (i) Cigarette, through direct and indirect means, was responsible for more than 90% of the Company's revenue; (ii) Cigarette's employees had in essence become the Company's employees due to Cigarette's need for additional employees; and (iii) the majority shareholders and directors of both Cigarette and the Company had approved the merger in principle.

Accordingly, Cigarette paid the Company's employees as well as its own through the proceeds of the sale of the shares in the exact amounts required by their common payroll service as they became due. Upon learning that the proceeds from the sale of the participants' shares were transferred to Cigarette to pay the employees, the Company's legal counsel advised the Company, that the Plan should be amended to clearly include Cigarette's employees as Plan Participants (as that term is defined in the Plan) and that an amendment to the Registration Statement be filed. The Company's management agreed to amend the Plan and file an amendment to the Registration Statement.

Notwithstanding the above series of events, it is unclear whether the sale of common stock registered in the Registration Statement constituted a violation of registration requirements under the Securities Act of 1933 and, furthermore, whether the use of the resulting proceeds may represent an improper application of employee benefit funds. The accompanying financial statements do not reflect any adjustments which may result from this uncertainty.

NOTE 14 - RESTATEMENT

The Company has restated its prior year financial statements to record interest on certain past due indebtedness and to correct the valuation of the licensing agreement. (See Notes 6 and 9B). The opening balance of the accumulated deficit at October 1, 1996 has been increased by $27,682 for interest on the applicable debt for fiscal 1996 and 1995. Interest expense in fiscal 1997 has been increased by $19,410. The original valuation ascribed to the licensing agreement was equal to the $2,200 par value of the new common stock used to acquire it. The Company has corrected such valuation to reflect a then fair value of the common stock of $.10 per share or $220,000 in the aggregate. Additional amortization expense of $8,103 has been reflected on the statement of operations for fiscal 1997. The effect on the September 30, 1997 balance sheet was to increase net intangible assets, accrued interest payable, additional paid-in capital and accumulated deficit by $209,697, $47,092, $217,800 and $55,195, respectively. Net loss was increased by $27,513 in fiscal 1997. Net loss per common share was increased by $.03 in 1997. The statement of cash flows for fiscal 1997 was restated as applicable.

                          INDEPENDENT AUDITORS' REPORT



To the Board of Directors and Stockholders of Cigarette Racing Team, Inc.
Aventura, Florida

We have audited the accompanying balance sheet of Cigarette Racing Team, Inc. (the "Company") as of September 30, 1998, and the related statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cigarette Racing Team, Inc. as of September 30, 1998 and the results of its operations and cash flows for the year then ended in conformity with generally accepted accounting principles.

The financial statements have been prepared assuming the Company will continue as a going concern. As discussed in the notes to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in the notes. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



CALLAGHAN NAWROCKI LLP
February 5, 1999
Melville, New York

                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors and Stockholders of Cigarette Racing Team, Inc.
Aventura, Florida

I have audited the accompanying statements of operations, stockholders' equity and cash flows of Cigarette Racing Team, Inc. (the "Company") for the year ended September 30, 1997. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the results of operations, changes in stockholders' equity and cash flows of Cigarette Racing Team, Inc. for the year ended September 30, 1997 in conformity with generally accepted accounting principles.

The financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in
Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



JERE J. LANE, CPA
January 15, 1998
Coral Springs, Florida

                           CIGARETTE RACING TEAM, INC.
                                 BALANCE SHEET
                               SEPTEMBER 30, 1998

                                     ASSETS

Current Assets:
     Cash                                                               $   212,319
     Loans Receivable                                                        37,778
     Inventory                                                            1,107,970
     Prepaid Expenses                                                        92,916
                                                                        -----------

Total Current Assets                                                      1,450,983

Property and Equipment, Net of Accumulated
   Depreciation of $831,677                                                 285,785

Cost in Excess of Fair Value of Net Assets Acquired,
   Net of Accumulated Amortization of $1,738,146                          4,278,508

Trademark, Net of Accumulated Amortization of $105,152                      258,846

Deposits                                                                      8,873
                                                                        -----------

TOTAL ASSETS                                                            $ 6,282,995
                                                                        ===========

                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities:
     Note payable to seller and related obligations due to seller, including accrued interest of $1,250,978 and
        accrued rent of $823,058                                        $ 5,354,036
     Loans payable                                                        1,138,198
     Due to affliliate                                                      338,885
     Accounts payable                                                     1,257,929
     Accrued expenses                                                       445,823
     Customer deposits                                                      375,621
     Stockholder loans                                                      856,429
                                                                        -----------

Total Current Liabilities                                                 9,766,921

Redeemable Preferred Stock, Series A, Cumulative, No Par Value; 1,000
     Shares Authorized, 100 Shares Issued and Outstanding,
       Including Cumulative Dividends of $216,667                         1,216,667
                                                                        -----------

Stockholders' Equity (Deficit):
     Common Stock, $.01 Par Value; 10,000,000 Shares Authorized,
       3,601,000 Shares Issued and Outstanding                               36,010
     Additional Paid-In Capital                                           2,696,120
     Accumulated Deficit                                                 (7,432,723)
                                                                        -----------

Total Stockholders' Equity (Deficit)                                     (4,700,593)
                                                                        -----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)                    $ 6,282,995
                                                                        ===========

    The accompanying notes are an integral part of the financial statements.

                          CIGARETTE RACING TEAM, INC.
                            STATEMENT OF OPERATIONS
                FOR THE YEARS ENDED SEPTEMBER 30, 1998 AND 1997

                                                        1998            1997
                                                    -----------     -----------

NET SALES                                           $ 7,026,625     $ 2,158,406

Cost of Sales                                         4,946,870       3,403,644
                                                    -----------     -----------

GROSS MARGIN                                          2,079,755      (1,245,238)

Selling, General and Administrative Expenses          2,426,629         905,566

Interest Expense                                        563,620         449,723

Loss from Employee Embezzlement                         280,571              --

Other Income                                           (400,000)        (39,921)
                                                    -----------     -----------

NET LOSS                                            $  (791,065)    $(2,560,606)
                                                    ===========     ===========

PER SHARE AMOUNTS:

Net Loss Per Share                                  $     (0.22)    $     (0.91)
                                                    ===========     ===========

Weighted Average Number of
  Common Shares Outstanding                           3,577,027       2,819,562
                                                    ===========     ===========


    The accompanying notes are an integral part of the financial statements.

                          CIGARETTE RACING TEAM, INC.
             STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
                FOR THE YEARS ENDED SEPTEMBER 30, 1998 AND 1997

                                                                                                                           Total
                                                         Common Stock                   Additional                     Stockholders'
                                                        $.01 Par Value                    Paid-In       Accumulated       Equity
                                                            Shares            Amount      Capital         Deficit        (Deficit)
                                                          -----------    -----------    -----------     -----------    -------------

Balances, October 1, 1996                                   2,601,000    $    26,010    $   864,377     $(4,081,052)    $(3,190,665)

Private placement on December 1,
  1996 at $2 per share, net of costs
  of $35,000                                                  250,000          2,500        462,500              --         465,000

Private placement in August and
  September of 1997 at $2 per share,
  net of costs of $32,500                                     125,000          1,250        216,250              --         217,500

Dividends accrued on mandatorily
  redeemable cumulative preferred
  stock                                                            --             --        (50,000)             --         (50,000)

Imputed interest expense on
  stockholder loans                                                --             --         83,959              --          83,959

Net loss for the year ended
  September 30, 1997                                               --             --             --      (2,560,606)     (2,560,606)
                                                          -----------    -----------    -----------     -----------     -----------

Balances, September 30, 1997                                2,976,000         29,760      1,577,086      (6,641,658)     (5,034,812)


Private placement on October 15, 1997
  at $2.00 per share, net of costs of $162,500                625,000          6,250      1,081,250              --       1,087,500

Dividends accrued on mandatorily
  redeemable cumulative preferred
  stock                                                            --             --        (50,000)             --         (50,000)

Imputed interest expense on
  stockholder loans                                                --             --         87,784              --          87,784

Net loss for the year ended
 September 30, 1998                                                --             --             --        (791,065)       (791,065)
                                                          -----------    -----------    -----------     -----------     -----------

Balances, September 30, 1998                                3,601,000    $    36,010    $ 2,696,120     $(7,432,723)    $(4,700,593)
                                                          ===========    ===========    ===========     ===========     ===========

    The accompanying notes are an integral part of the financial statements.

                          CIGARETTE RACING TEAM, INC.
                            STATEMENT OF CASH FLOWS
                FOR THE YEARS ENDED SEPTEMBER 30, 1998 AND 1997


                                                         1998          1997
                                                     -----------    -----------

CASH FLOWS FROM OPERATING ACTIVITIES:
   Net Loss                                          $  (791,065)   $(2,560,606)
   Adjustments to Reconcile Net Loss
    to Net Cash Used by Operating Activities:
      Depreciation and Amortization                      621,073        617,996
      Imputed Interest Expense                            87,784         83,959
      Increase in Loans Receivable                       (37,778)            --
      Decrease in Accounts Receivable                         --         22,770
      Increase in Inventory                             (709,802)      (281,019)
      Increase in Prepaid Expenses                       (22,954)       (69,962)
      Decrease in Deposits                                 1,127         48,590
      Increase (Decrease) in Accounts Payable            (20,975)        54,086
      Increase (Decrease) in Accrued Expenses           (740,101)     1,466,033
      Increase (Decrease) in Customer Deposits           170,621     (1,340,695)
                                                     -----------    -----------

        Net Cash Used by Operating Activities         (1,442,070)    (1,958,848)
                                                     -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Capital Expenditures                                  (76,363)       (18,811)
                                                     -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Increase in Note Payable to Seller                    469,595        715,588
   Increase (Decrease) in Loans Payable                 (198,969)       449,846
   Increase in Due to Affiliate                          338,885             --
   Advances from Shareholder                                  --        160,546
   Proceeds from Stock Transactions                    1,087,500        682,500
                                                     -----------    -----------

        Net Cash Provided by Financing Activities      1,697,011      2,008,480
                                                     -----------    -----------

NET INCREASE IN CASH                                     178,578         30,821

CASH AT BEGINNING OF YEAR                                 33,741          2,920
                                                     -----------    -----------

CASH AT END OF YEAR                                  $   212,319    $    33,741
                                                     ===========    ===========

Supplemental Cash Flow Information:
      Cash Paid During the Year for Interest         $    56,488    $   224,119
                                                     ===========    ===========

Non-Cash Investing and Financing Activities:
      Cumulative Dividends Accrued
         on Preferred Stock                          $    50,000    $    50,000
                                                     ===========    ===========

Imputed Interest Expense Credited
      to Additional Paid-In Capital                  $    87,784    $    83,959
                                                     ===========    ===========


    The accompanying notes are an integral part of the financial statements.

                           CIGARETTE RACING TEAM, INC.
                          NOTES TO FINANCIAL STATEMENTS


Note 1 - ORGANIZATION AND BASIS OF PRESENTATION

A.   Organization:

Cigarette Racing Team, Inc. (Cigarette or the Company) was incorporated in the State of Florida on April 28, 1994 under the name, New CRT, Inc. The Company is engaged in the design, production and sale of high performance recreational powerboats and offshore racing boats. Such vessels are custom designed and hand built from component parts and sold primarily to premium boat dealers.

On May 26, 1994, New CRT, Inc. entered into an asset purchase and contribution agreement with the predecessor Cigarette Racing Team, Inc. (the Seller) whereby the Company acquired substantially all of the net assets of the Seller used in the business. In consideration for the purchase of certain assets including accounts receivable, inventory, intangible assets and intellectual property, the Company issued the Seller a promissory note in the amount of $3,600,000 and assumed all of the liabilities and obligations of the Seller. In consideration for the contribution of certain machinery, equipment, molds and other tangible personal property having an estimated fair market value of approximately $1,000,000, the Company issued 100 shares of series A, redeemable, no par value, cumulative preferred stock. As a result of this transaction, the Company recorded goodwill in the amount of $6,016,654, and incurred $128,056 of expenses. In addition, as part of the agreement, the Company entered into a lease with the Seller for the operating facilities used in the business. On June 1, 1994, the Company changed its name from New CRT, Inc. to Cigarette Racing Team, Inc.

B.   Basis of Presentation - Going Concern:

The Company's financial statements have been presented on the basis of a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company incurred net losses of $791,065 and $2,560,606 for the fiscal years ended September 30, 1998 and 1997, respectively, and cumulative losses since inception of $7,432,723. At September 30, 1998, the Company has a net stockholder's equity deficiency of $4,700,593 and a working capital deficit of $8,315,938. In addition, the Company was in arrears on total indebtedness to the Seller of $5,354,036 including $3,280,000 of note principal, $1,250,978 of accrued interest thereon and $823,058 of unpaid rent. Such amounts do not include $1,216,667 of redeemable preferred stock and accrued cumulative dividends. The Company's continuation as a going concern is dependent upon its ability to control costs and attain a satisfactory level of profitability, obtain suitable, sufficient financing or equity investment and restructure its debt to the seller. The Company has entered into negotiation with the Seller to restructure the applicable debt. If such an agreement is consummated, the Company would substantially reduce its outstanding obligations to the Seller. The Company has reduced factory and corporate overhead and has plans to reduce other operating and overhead costs, including, but not limited to reduction in production costs (direct labor and raw materials) through increased labor and purchasing efficiencies.

There is no assurance that the Company will be successful in these endeavors. The accompanying financial statements do not include any adjustments that might result from the outcome of these uncertainties.

                           CIGARETTE RACING TEAM, INC.
                     NOTES TO FINANCIAL STATEMENTS (contd.)


Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A.   Cash:

The Company considers all highly liquid debt instruments purchased with a maturity of 90 days or less to be the equivalents of cash for financial statements purposes.

B.   Inventory:

Inventory consists of parts and accessories, work-in process and finished goods which are valued at the lower of cost (first-in, first-out method) or market.

C.   Property and Equipment:

Property and equipment are stated at cost. Depreciation of the various classes of assets is provided on the straight-line method over estimated useful lives as follows:

                Molds and Tooling                          5 years
                Machinery and Equipment                  5-7 years
                Furniture and Fixtures                     5 years

D. Costs In Excess Of Fair Market Value Of Net Assets Of Business Acquired (Goodwill):

Goodwill arose in connection with the asset purchase and contribution agreement discussed above, accounted for as a purchase. Amortization thereon is computed using the straight-line method over 15 years. Statement of Financial Accounting Standards No 121, "Accounting for Long - Lived Assets to Be Disposed of," established financial accounting and reporting standards for long - lived assets and was effective for the Company's fiscal year beginning October 1, 1996. Adoption of this standard did not have a material effect on the Company's financial position or results of operations.

E.   Trademarks:

Trademarks are reflected at the estimated fair market value as of the date of acquisition. Amortization thereon is computed using the straight-line method over 15 years.

F.   Warranties:

The Company's products are generally under warranty against defects in material and workmanship for a period of 90 days to one year from the date of sale. An estimated warranty liability is included in accrued expenses.

G.   Revenue and Income Recognition:

Sales and associated cost of sales of products are recognized upon shipment to the customer. Service revenue is recognized when the service is performed. Other income is recognized as earned, and includes royalties on the licensing of the Company's trademarks, service marks and business names.

                           CIGARETTE RACING TEAM, INC.
                      NOTES TO FINANCIAL STATEMENTS (contd)


Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

H.   Imputed Interest Expense:

Indebtedness of $856,429 to the Company's majority stockholder is, by its terms, non-interest bearing and due on demand. The Company has imputed interest thereon at 10.25% per annum with an equivalent offset to additional paid in-capital.

I.   Income Taxes:

The Company accounts for income taxes pursuant to Statement of Financial Accounting Standards No. 109. Under such standard, deferred taxes are computed based on the tax liability or benefits in future years of the reversal of temporary differences in the recognition of income or deduction of expenses between financial and tax reporting purposes. The principal items resulting in the difference are depreciation and amortization and the net operating loss carryforward. The net difference, if any, between the provision for taxes and taxes currently payable is reflected in the balance sheet as deferred income taxes. Deferred tax assets and/or liabilities are classified as current or non current based on the classification of the related asset or liability for financial reporting purposes, or on the expected reversal date for deferred taxes that are not related to an asset or liability. A valuation allowance is provided for deferred tax assets that do not meet a "more likely than not" criterion.

J.   Earnings (Loss) Per Share:

Earnings (loss) per share is calculated by dividing net income or loss by the weighted average number of common shares outstanding during the period. Diluted earnings per share are reported to reflect the effect of outstanding common share equivalents. Such common share equivalents are excluded from loss per share calculations as their effect would be anti-dilutive.

K.   Use of Estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as revenues and expenses during the reporting period. Actual results could vary from those estimates.

L. Transactions with Affiliates

Expenses incurred by the Company on behalf of its affiliate, Cigarette, are recorded on the affiliate's books with an appropriate offset made to the intercompany account.

Note 3 - INVENTORY

Inventory at September 30, 1998 consists of the following:

           Parts and Accessories                   $  111,103
           Work-In-Process                            617,203
           Finished Goods                             379,664
                                                   ----------

           Total Inventory                         $1,107,970
                                                   ==========

                           CIGARETTE RACING TEAM, INC.
                      NOTES TO FINANCIAL STATEMENTS (contd)

Note 4 - PROPERTY AND EQUIPMENT

Property and Equipment consist of the following as of September 30, 1998:

         Molds and Tooling                                    $  812,544
         Machinery and Equipment                                 239,518
         Furniture and Fixtures                                   65,400
                                                              ----------

         Total Property and Equipment                          1,117,462

         Less: Accumulated Depreciation                          831,677
                                                              ----------

         Property and Equipment                               $  285,785
                                                              ==========

Note 5 - NOTES PAYABLE AND RELATED OBLIGATIONS DUE TO SELLER

In connection with the asset purchase and contribution agreement of May 26, 1994, the Company issued the Seller a promissory note in the amount of $3,600,000. The note bears interest at the prime rate plus 1.75% and was to be repayable in 12 monthly principal installments of $40,000, followed by 62 monthly principal installments of $50,000, with a final principal payment due on September 3, 2001. The debt is secured by substantially all assets of the Company, as well as the Company's outstanding common stock. The Company may not pay any dividends on, issue new shares of, or redeem its common stock, merge into or consolidate with any other entity, unless control of the new entity remains with the Company's founder, make dispositions of its assets not in the ordinary course of business, pay annual compensation to any one individual in excess of $150,000, or enter into transactions with affiliates without the prior written consent of the note holder.

The Company is in default of the note. The outstanding principal balance as of September 30, 1998 is $3,280,000. As such, this balance has been reflected as a current liability in the accompanying balance sheet. In addition, accrued interest payable on this loan totals $1,250,978 as of September 30, 1998. The Seller has the right to impose a default interest rate of 5.75% over the prime rate, but has not yet done so. The Company is also in arrears on $823,058 of unpaid rent owed to the Seller. As discussed, the Company is in the process of renegotiating its obligations to the Seller.

Management is presently in the process of finalizing an agreement with the Seller wherein the outstanding balance due on the original note, accrued interest thereon, accrued rent, accrued real estate taxes and dividends payable will be exchanged for common stock.

Note 6 - LOANS PAYABLE

In February 1996, the Company entered into a settlement agreement with a supplier with respect to indebtedness which was assumed by the Company under the asset purchase and contribution agreement. In connection therewith, the Company agreed to pay the supplier $300,000 of the $350,000 due as of the date of the settlement, as well as $5,000 in legal fees. A first installment of $30,000 was paid at closing and the balance of the loan was to be repaid in nine monthly installments of $30,000 beginning in February 1996. Interest on the unpaid balance accrues at the prime rate. The Company is in default of this settlement agreement, which has a balance outstanding as of September 30, 1998 totaling $62,436 including accrued interest thereon of approximately $2,000.

The  Company  has  loans  payable  to  various   customers  in  connection  with
settlements. As of September 30, 1998, the balance of these loans aggregate $224,480, including accrued interest at the rates ranging from 6% to 10%.

As of September 30, 1998, the Company has a loan payable to a limited liability partnership in the amount of $180,000. The loan is unsecured, bears interest at a bank's prime rate and is payable on demand. (See Note 10 regarding warrants issued in connection with this loan.)

The Company has a loan payable to a corporation in the amount of $366,282 as of September 30, 1998. The loan is unsecured, accrues interest at the rate of 10% and is payable on demand.

                           CIGARETTE RACING TEAM, INC.
                      NOTES TO FINANCIAL STATEMENTS (contd)

Note 7 - DUE TO AFFILIATE

During the year ended September 30, 1998, the Company received $338,885 in funds from Alchemy Holdings, Inc. (see Note 13 regarding a proposed merger). This advance is unsecured, bears interest at the rate of 11% and is payable upon demand.

Note 8 - STOCKHOLDER LOANS

As of September 30, 1998, the Company has a loan payable to a major stockholder in the amount of $856,429. The loan is unsecured, non-interest bearing and payable on demand (see Note 2 for discussion of imputed interest).

Note 9 - ACCRUED EXPENSES

Accrued expenses consist of the following as of September 30, 1998:

         Insurance                                            $ 92,736
         Interest                                               82,166
         Bonus                                                  67,971
         Warranty                                               67,420
         Vacation                                               49,469
         Property Taxes                                         44,628
         Payroll and Payroll Taxes                              41,433
                                                        --------------

         Total Accrued Expenses                               $445,823
                                                        ==============

Note 10 - CAPITAL STOCK TRANSACTION

A.   Mandatorily Redeemable Cumulative Preferred Stock:

In connection with the asset purchase and contribution agreement of May 26, 1994, the Company issued 100 shares of Series A, no par value, cumulative, redeemable preferred stock in exchange for the contribution of certain machinery, equipment, molds and other tangible personal property having an estimated fair market value of $1,000,000. The preferred stock was accordingly recorded at a stated value of $1,000,000.

The preferred stock bears a dividend rate of $500 per share per annum. Dividends are payable quarterly unless the Company elects not to pay the dividend in which event such dividend shall be cumulative and shall accrue (regardless of whether declared) without interest. No dividend shall be declared or paid on the Company's common stock unless all preferred stock dividends have been paid in full. As of September 30, 1998, cumulative dividends accrued on preferred stock totaled $216,667. In the event of any involuntary liquidation, the amount to be paid to preferred stockholders shall be $10,000 per share plus all cumulative dividends accrued.

The preferred stock may be repurchased at any time at the option of the Company. The holders of the preferred stock may require the Company to repurchase their shares at such time as the Company has paid at least $3,500,000 of the principal amount of the promissory note issued in connection with the asset purchase and contribution agreement of May 26, 1994. The purchase price for the preferred stock shall be $10,000 per share plus all dividends payable at the time of repurchase.

B.   Private Placements:

During the year ended September 30, 1998, the Company completed a private placement of its $.01 par value common stock and raised $1,087,500 of capital through the sale of 625,000 new shares, at $2.00 per share, net of $162,500 of placement costs.

                           CIGARETTE RACING TEAM, INC.
                      NOTES TO FINANCIAL STATEMENTS (contd)

During the year ended September 30, 1997, the Company raised $682,500 by selling 375,000 new shares of its $.01 par value common stock at $2.00 per share in two separate private placements, net of $67,500 of placement costs.

C.   Change in Control of the Company;

On June 30, 1997, the Company's majority shareholder sold his entire interest in Cigarette Racing Team, Inc., 2,601,000 shares then constituting 91.23% of the Company, to a foreign corporation.

D.   Stock Purchase Warrants:

The Company has authorized and issued to each subscriber of its private placements of common stock a Class A and a Class B stock warrant for each of the 1,000,000 shares subscribed. These rights to purchase additional shares of the $.01 par value common stock of Cigarette Racing Team, Inc. are exercisable at $3.00 per share and $4.00 per share, respectively, subject to certain terms and conditions. On April 1, 1998 the Company authorized and issued to a limited partnership, the rights to purchase ("warrants") 180,000 shares of the $.01 par value common stock of Cigarette Racing Team, Inc. on payment of $2.00 a share so purchased, simultaneous with a loan agreement wherein the limited partnership agreed to loan Cigarette $180,000 (see Note 6 regarding loan payable).


Note 11- INCOME TAXES

The Company neither incurred an expense for nor realized a benefit from any current or deferred income taxes for the fiscal years ended September 30, 1998 and 1997. The Company has approximately $7,400,000 of loss carryforwards to offset future taxable income, expiring in the years 2010 through 2013. The following is a reconciliation of the federal statutory tax rate with the effective tax rate:

                                                   Year Ended September 30,
                                                      1998         1997
                                                      ----         ----
          Statutory tax rate                          (34)%        (34)%
          Net operating loss carry-forward
            resulting in no current benefit            34           34
          Effective rate                               0%           0%
                                                      ====         ====

Note 12 - COMMITMENTS AND CONTINGENCIES

A.   Facilities Lease:

In connection with the asset purchase and contribution agreement of May 26, 1994, the Company entered into an agreement with the Seller for the lease of its facilities. Under the terms of the original agreement, the Company was subject to rent during the initial term of $336,000 per annum, subject to adjustment for changes in the prime interest rate as defined in the lease, plus real estate taxes. The initial lease term was to expire on the later to occur of May 31, 2002 or the date on which the Company fully repaid all principal and interest on its $3,600,000 promissory note to the Seller and repurchased all outstanding shares of the Company's preferred stock. The lease provides for three five year renewal options.

The Company is currently in default on this lease. As of September 30, 1998, unpaid rent totals $823,058. As disclosed previously, the Company is in the process of renegotiating its obligations to the Seller. Rent expense for the years ended September 30, 1998 and 1997 was $390,686 and $388,318 respectively.

                           CIGARETTE RACING TEAM, INC.
                      NOTES TO FINANCIAL STATEMENTS (contd)

B.   Litigation:

In October of 1996, a customer of the Company brought a lawsuit relating to an order for certain boats placed with the Company's predecessor. In July 1997, the Company entered into a settlement agreement with the customer whereby the Company agreed to complete and deliver by March 31, 1998, two boats for which the customer had made deposits of approximately $981,000. This settlement was subsequently amended wherein the Company agreed to complete and deliver two boats and return $305,000. The boats have each since been delivered and the $305,000 debt is included in the loans payable reported on the accompanying balance sheet.

The Company is currently involved in other lawsuits arising in the normal course of business. In management's opinion, based on the advise of legal counsel, the ultimate outcome of such lawsuits will not have a material adverse effect on the Company's financial statements.

C.   Loss From Employee Embezzlement:

During the fiscal year ended September 30, 1998, the Company experienced losses associated with an embezzlement scheme, wherein an employee diverted Cigarette funds of approximately $280,000 for personal use. The unauthorized use of funds continued through December 4, 1998, at which time the embezzlement was identified and the employee was terminated. The loss from employee embezzlement during the subsequent period amounted to approximately $72,000. The Company is currently pursuing its legal rights to restitution from the employee and the various banking institutions that negotiated forged instruments.

Note 13 - PROPOSED MERGER WITH ALCHEMY HOLDINGS, INC.

The Boards of Directors of the Company and Alchemy Holdings, Inc. ("Alchemy") have approved a Plan of Merger whereby Cigarette Boats, Inc., a newly-formed, wholly-owned subsidiary of Alchemy will be merged with and into the Company. In connection therewith, Alchemy has filed a Registration Statement on Form S-4 with the Securities and Exchange Commission relating to the shares of common stock of Alchemy Holdings, Inc. to be retained by holders of Alchemy common stock in the proposed merger of Cigarette Racing Team, Inc. with and into Alchemy, with Alchemy continuing as the surviving corporation of the merger.

Pursuant to the Merger Agreement, (i) Cigarette Boats, Inc. will be merged with and into Cigarette, whereupon Cigarette will be the surviving corporation and will become a wholly-owned subsidiary of Alchemy, (ii) each share of Cigarette preferred stock, issued and outstanding as of the effective date of the merger will be converted into one (1) share of Alchemy's preferred stock, possessing similar rights, terms and conditions as the Cigarette preferred stock, (iii) each issued and outstanding share of Cigarette common stock will be converted into one (1) share of Alchemy common stock.

Management anticipates that the Seller of Cigarette (as of the May 1994 agreement) will receive 1,000,000 shares of Alchemy common stock and $1,000,000 of Alchemy preferred stock, Series B in exchange for forgiveness and cancellation of Cigarette's indebtedness to the Seller. It is also expected by Alchemy management that pursuant to the merger it will repurchase and retire 2,000,000 shares of Alchemy common stock held by Offshore Racing Team, Inc., a foreign corporation, in exchange for its receipt of $1,000,000 of Alchemy preferred stock, Series B.

Each  outstanding  warrant of  Cigarette  will be assumed by Alchemy  and become
Alchemy warrants to purchase, on the same terms and conditions as were applicable under agreements with Cigarette.

It is anticipated that the merger will become effective as promptly as practicable after the requisite shareholder approvals have been obtained and all other conditions to the merger have been satisfied or waived (if allowed by applicable law).

Alchemy and Cigarette may each have the right (subject to certain limitations) to terminate the Merger Agreement if the merger is not consummated on or before December 31, 1999.

                     ALCHEMY HOLDINGS, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                   AS OF MARCH 31, 1999 AND SEPTEMBER 30, 1998

                                     ASSETS
                                                                       March
                                                                     (Unaudited)         September
                                                                     -----------        -----------
CURRENT ASSETS:
         Cash                                                        $    73,588        $    66,186
         Inventory                                                       209,279            178,655
         Prepaid Expenses                                                 50,000                -0-
                                                                     -----------        -----------
                  Total Current Assets                                   332,867            244,841

PROPERTY AND EQUIPMENT                                                    19,606             20,060
OTHER ASSETS:
         Licensing Agreement, Net of Accumulated
            Amortization of $35,750                                      178,750            189,750
                                                                     -----------        -----------

                  TOTAL ASSETS                                       $   531,223        $   454,651
                                                                     ===========        ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
         Accounts Payable                                            $     4,803        $    10,148
         Accrued Expenses                                                 12,284              7,476
         Customer Deposits                                               119,564             90,500
         Stockholder Loans                                                58,695             56,494
         Notes Payable, Including Accrued Interest                        78,446             75,286
                                                                     -----------        -----------
                  Total Current Liabilities                              273,792            239,904
                                                                     -----------        -----------

                  TOTAL LIABILITIES                                      273,792            239,904
                                                                     -----------        -----------

STOCKHOLDERS' EQUITY:
     Common Stock, $.001 par value, 20,000,000 shares
         authorized; 2,592,394 and 2,437,394 shares,
         respectively, issued and outstanding                              2,592              2,437
     Additional Paid-In Capital                                        2,534,443          2,224,598
     Accumulated Deficit                                              (2,279,604)        (2,012,288)
                                                                     -----------        -----------

                  TOTAL STOCKHOLDERS' EQUITY                             257,431            214,747
                                                                     -----------        -----------

                  TOTAL LIABILITIES AND
                           STOCKHOLDERS' EQUITY                      $   531,223        $   454,651
                                                                     ===========        ===========

               The accompanying notes are an integral part of the
                       consolidated financial statements.

                     ALCHEMY HOLDINGS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF OPERATIONS
           FOR THE THREE AND SIX MONTHS ENDED MARCH 31, 1999 AND 1998

                                      Three Months Ended           Six Months Ended
                                           March 31,                    March 31,
                                     1999           1998          1999          1998
                                 -----------    -----------   -----------    -----------
NET SALES                        $   163,878        123,158   $   319,080        329,560

Cost of Sales                        120,721         53,995       233,838        254,327
                                 -----------    -----------   -----------    -----------

GROSS MARGIN                          43,157         69,163        85,242         75,233

Selling, General and
 Administrative Expenses              41,850         35,510        89,269         68,119
                                 -----------    -----------   -----------    -----------

OPERATING INCOME (LOSS)                1,307         33,653        (4,027)         7,114

Interest - Net                         2,651         12,713         5,361         18,985

Provision for Loan Loss               38,318            -0-       257,928            -0-
                                 -----------    -----------   -----------    -----------
         NET PROFIT (LOSS)       $   (39,662)        20,940   $  (267,316)       (11,871)
                                 ===========    ===========   ===========    ===========

BASIC LOSS PER SHARE AMOUNTS:

Net Loss                               (0.02)          0.01         (0.10)         (0.01)
                                 ===========    ===========   ===========    ===========

Weighted average number of
   Common shares outstanding       2,592,394      2,237,394     2,550,608      2,237,394

The equation for computing basic income (loss) per common share is:
     Income (Loss) available to common shareholders / Weighted average shares

                     ALCHEMY HOLDINGS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                FOR THE SIX MONTHS ENDED MARCH 31, 1999 AND 1998

                                                      Six Months Ended March 31,
                                                           1999         1998
                                                        ---------    ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net Income (Loss)                                  $(267,316)   $ (11,871)
       Adjustments to Reconcile Net Loss to
       Net Cash Used by Operating Activities:
            Depreciation and Amortization                  11,454          953
            Accrued Interest - Unpaid                       5,361       12,713
            (Increase) Decrease in Prepaid Expenses       (50,000)         331
            (Increase) Decrease in Accounts Payable            --        1,053
            (Increase) Decrease in Inventory              (30,624)     (63,240)
            Increase (Decrease) in Accounts Payable        (5,345)     (27,980)
            Increase (Decrease) in Accrued Expenses         4,808       17,402
            Increase (Decrease) in Customer Deposits       29,064       47,775
                                                        ---------    ---------

            Net Cash Used by Operating Activities        (302,598)     (22,864)

CASH FLOWS FROM FINANCING ACTIVITIES:
            Increase (Decrease) in Notes Payable               --        1,875
            Proceeds from Stock Issuances                 310,000           --
                                                        ---------    ---------

            Net Cash Used by Financing Activities         310,000        1,875

NET INCREASE (DECREASE) IN CASH                             7,402      (20,989)

CASH AT BEGINNING OF PERIOD                                66,186       44,753
                                                        ---------    ---------

CASH AT END OF PERIOD                                   $  73,588    $  23,764
                                                        =========    =========

Supplemental Cash Flow Information:
       Interest Paid During the Year                    $      --    $      --
                                                        =========    =========

       Income Taxes Paid During the Year                $      --    $      --
                                                        =========    =========

                             ALCHEMY HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

NOTE A - BASIS OF PRESENTATION

The accompanying financial statements of Alchemy Holdings, Inc. have been prepared in accordance with generally accepted accounting principles for interim financial information, and with the instructions to Form 10-QSB and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

In the opinion of the Company's management, all adjustments (consisting of normal recurring accruals) considered to be necessary for a fair presentation have been included. Operating results for the six months ended March 31, 1999 are not necessarily indicative of the expected results for the year ending September 30, 1999. For further information, refer to the financial statements and footnotes included in the Company's annual report on Form 10-KSB for the year ended September 30, 1998.

NOTE B - GOING CONCERN CONSIDERATION

The Company's consolidated financial statements have been presented on the basis of a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company incurred net losses of $319,288 and $92,762 for the years ended September 30, 1998 and 1997, respectively, and has cumulative losses since inception of $2,012,288. As a result of such losses the Company's financial position has been significantly impaired. The Company's ability to continue as a going concern is dependent upon its ability to attain a satisfactory level of profitability and to obtain suitable, adequate financing or the restructuring of existing obligations. During the year ended September 30, 1998, the Company satisfied its obligations to certain note holders with the proceeds of short-term financing from a stockholder. (This extinguishment of debt resulted in an extraordinary gain of $130,203.) The Company has sought to implement cost-saving measures, reduce other operating costs, utilize deposits from customers in connection with firm purchase orders to help finance operating costs and to convert some of its debt to equity in connection with a merger with one of its principal customers, Cigarette Racing Team. There is no assurance that the Company will be successful in these endeavors. The accompanying financial statements do not include any adjustments that might result if the Company is unable to continue as a going concern.

NOTE C - FAS 109

Deferred income taxes are provided on the tax effect of changes in temporary differences. Deferred tax assets are subject to a valuation allowance if their realization is not reasonably assured. Deferred tax assets are comprised of the following at March 31, 1999:

         Net Operating Loss Carry Forward Benefit             $ 775,065
         Investment Credit                                        7,712
         Valuation Allowance                                   (782,777)
                                                              ---------
         Net Deferred Tax Asset                               $      --
                                                              =========

NOTE D - MAJOR CUSTOMER

Of the Company's total sales for the six months ended March 31, 1999, and 1998, $151,232 and $68,591 or 47% and 21%, respectively, were with one customer, Cigarette Racing Team, Inc. A principal shareholder and President of the Company is also an officer and employee of this customer.

During the six months ended March 31, 1999, the Company transferred $257,928 in funds to Cigarette Racing Team, Inc. This advance is unsecured, bears interest at the rate of 11% and is payable upon demand. As Cigarette Racing Team, Inc. does not currently have the financial capability to satisfy this obligation the Company has recorded a provision for loan loss for the entire amount of the loan and interest income has not been accrued.

                           CIGARETTE RACING TEAM, INC.
                                 BALANCE SHEETS
                               MARCH 31, 1999 AND
                               SEPTEMBER 30, 1998


                                     ASSETS

                                                            March
                                                         (Unaudited)   September
                                                         ----------   ----------

CURRENT ASSETS:

     Cash                                                $  262,127   $  212,319

     Loan Receivable                                         22,466       37,778

     Inventory                                            1,191,271    1,107,970

     Prepaid Expenses                                        74,032       92,916
                                                         ----------   ----------

          Total Current Assets                            1,549,896    1,450,983


PROPERTY AND EQUIPMENT                                      443,761      285,785


OTHER ASSETS:

     Costs in excess of Fair Value of Net Assets of

     Business Acquired, Net of Accumulated

     Amortization                                         4,077,953    4,278,508

     Trademark, Net of Accumulated Amortization             246,713      258,846

     Intellectual Properties                                 14,891           --

     Deposits                                                 8,873        8,873
                                                         ----------   ----------


          TOTAL ASSETS                                   $6,342,087   $6,282,995
                                                         ==========   ==========


The accompanying notes are an integral part of the financial statements.

                           CIGARETTE RACING TEAM, INC.
                           BALANCE SHEETS (CONTINUED)
                      MARCH 31, 1999 AND SEPTEMBER 30, 1998


                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                        March
                                                     (Unaudited)     September
                                                     -----------    -----------
CURRENT LIABILITIES:
         Note Payable to Seller, Including
           Accrued Interest and Rent                 $ 5,711,040    $ 5,354,036
         Loans Payable                                   968,155      1,138,198
         Due to Affiliate                                596,814        338,885
         Accounts Payable                                963,293      1,257,929
         Accrued Expenses                                493,533        445,823
         Customer Deposits                               960,444        375,621
         Stockholder Loans                               856,429        856,429
                                                     -----------    -----------
                  Total Current Liabilities           10,549,708      9,766,921
                                                     -----------    -----------

                           TOTAL LIABILITIES          10,549,708      9,766,921
                                                     -----------    -----------

STOCKHOLDERS' EQUITY:

    Redeemable Preferred Stock, Series A,
      Cumulative, No Par, 1,000 Shares Authorized
      100 Shares Issued and Outstanding, Including
      Cumulative Dividends                             1,241,667      1,216,667


     Common Stock, $.01 par value, 10,000,000
        Shares Issued Authorized; 3,719,450 Issued
        And Outstanding                                   37,195         36,010
      Treasury Stock                                    (100,000)            --
      Additional Paid-In Capital                       2,950,727      2,696,120
      Accumulated Deficit                             (8,337,210)    (7,432,723)
                                                     -----------    -----------
         TOTAL STOCKHOLDERS' EQUITY                   (4,207,621)    (3,483,926)
                                                     -----------    -----------
TOTAL LIABILITIES AND
         STOCKHOLDERS' EQUITY                        $ 6,342,087    $ 6,282,995
                                                     ===========    ===========



The accompanying notes are an integral part of the financial statements.

                           CIGARETTE RACING TEAM, INC.
                            STATEMENTS OF OPERATIONS
           FOR THE THREE AND SIX MONTHS ENDED MARCH 31, 1999 AND 1998


                                        Three Months Ended            Six Months Ended
                                             March 31                     March 31
                                       1999           1998           1999           1998
                                    (Unaudited)    (Unaudited)    (Unaudited)    (Unaudited)
                                    -----------    -----------    -----------    -----------

NET SALES                           $ 3,136,033    $ 1,629,568    $ 5,194,008    $ 2,583,458

Cost of Sales                         2,258,030      1,403,120      3,820,372      2,189,959
                                    -----------    -----------    -----------    -----------

GROSS MARGIN                            878,003        226,448      1,373,636        393,499

Selling, General and
   Administrative Expenses              985,909        428,040      2,057,806        919,666

Interest Expense                        121,965        148,445        247,587        266,867

Loss from Employee Embezzlement           4,692             --         72,730             --

Other Income                                 --             --       (100,000)      (400,000)
                                    -----------    -----------    -----------    -----------

         NET (LOSS)                 $  (234,563)   $  (350,037)   $  (904,487)   $  (393,034)
                                    ===========    ===========    ===========    ===========

BASIC LOSS PER SHARE AMOUNTS:

Net Loss                            $     (0.06)   $     (0.10)   $     (0.24)   $     (0.11)
                                    ===========    ===========    ===========    ===========

Weighted average number of common
   Shares outstanding                 3,719,450      3,601,000      3,699,708      3,552,923
                                    ===========    ===========    ===========    ===========

The equation for computing basic (loss) per common share is:
         (Loss) available to common shareholders / Weighted average shares

The accompanying notes are an integral part of the financial statements.

                           CIGARETTE RACING TEAM, INC.
                             STATEMENTS OF CASH FLOW
                FOR THE SIX MONTHS ENDED MARCH 31, 1999 AND 1998


                                                               Six Months Ended
                                                                    March 31,
                                                              1999           1998
                                                          -----------    -----------
CASH FROM OPERATING ACTIVITIES:
       Net (Loss)                                         $  (904,487)   $  (393,034)
           Adjustments to Reconcile Net Loss
          To Net Cash Used by Operating Activities:
            Depreciation and Amortization                     311,342        310,618
            Imputed Interest Expense                           43,892         43,892
            Decrease in Loans Receivable                       15,312             --
            (Increase) in Inventory                           (83,301)      (582,433)
            Decrease in Prepaid Expenses                       18,884          2,759
            Increase (Decrease) in Accounts Payable          (294,636)       119,447
            Increase (Decrease) in Accrued Expenses            47,710       (635,477)
            Increase in Customer Deposits                     584,823        613,070
                                                          -----------    -----------
   Net Cash Used by Operating Activities                     (260,461)      (521,158)

CASH FLOWS FROM INVESTING ACTIVITIES:
         (Increase) in Capital Expenditures                  (271,521)       (13,341)


CASH FLOWS FROM FINANCING ACTIVITIES:
         Increase in Notes Payable                            357,004             --
         (Decrease) in Loans Payable                         (170,043)      (216,774)
         Increase in Due to Affiliate                         257,929             --
         Purchase of Treasury Stock                          (100,000)            --
         Increases from Stock Issuances                       236,900      1,087,500
                                                          -----------    -----------
   Net Cash Provided by Financing Activities                  581,790        870,726

NET INCREASE IN CASH                                           49,808        336,227

CASH AT BEGINNING OF PERIOD                                   212,319         33,741
                                                          -----------    -----------

CASH AT END OF PERIOD                                     $   262,127    $   369,968
                                                          ===========    ===========

Supplemental Cash Flow Information:
   Interest Paid During the Period                        $    47,089    $    44,675
                                                          ===========    ===========
Non Cash Investing and Financing Activities:
   Cumulative Dividends Accrued on Preferred Stock        $    25,000    $    25,000
                                                          ===========    ===========
   Imputed Interest Expense Credited to Paid-In Capital   $    43,892    $    43,892
                                                          ===========    ===========

The accompanying notes are an integral part of the financial statements.

                           CIGARETTE RACING TEAM, INC.

                          NOTES TO FINANCIAL STATEMENTS

Organization and Background

Cigarette Racing Team, Inc. (the Company) was incorporated in the State of Florida on April 28, 1994 under the name, New CRT, Inc. The Company is engaged in the design, production and sale of high performance recreational powerboats and offshore racing boats. Such vessels are custom designed and hand built from component parts and sold primarily to premium boat dealers.

On May 26, 1994, New CRT, Inc. entered into an asset purchase and contribution agreement with the predecessor Cigarette Racing Team, Inc. (the Seller) whereby the Company acquired substantially all of the net assets of the Seller used in the business. In consideration for the purchase of certain assets including accounts receivable, inventory, intangible assets and intellectual property, the Company issued the Seller a promissory note in the amount of $3,600,000 and assumed all of the liabilities and obligations of the Seller. In consideration for the contribution of certain machinery, equipment, molds and other tangible personal property having an estimated fair market value of approximately $1,000,000, the Company issued 100 shares of series A, redeemable, no par value, cumulative preferred stock. As a result of this transaction, the Company recorded goodwill in the amount of $6,016,654, and incurred $128,056 of expenses. In addition, as part of the agreement, the Company entered into a lease with the Seller for the operating facilities used in the business. In June 1, 1994, the Company changed its name from New CRT, Inc. to Cigarette Racing Team, Inc.

Basis of Presentation, continued Existence and Subsequent events

The Company's financial statements have been presented on the basis of a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company incurred net losses of $904,487 and $393,034 for the six months ended March 31, 1999 and 1998, respectively, and cumulative losses since inception of $8,337,210. At March 31, 1999 the Company has a net stockholder's equity deficiency of $4,207,621 and a working capital deficit of $8,999,812. In addition, the Company was in arrears on total indebtedness to the Seller of $5,711,040 including $3,280,000 of note principal, $1,418,618 of accrued interest thereon and $1,012,422 of unpaid rent. Such amounts do not include $1,241,667 of redeemable preferred stock and accrued cumulative dividends. The Company's continuation as a going concern is dependent upon its ability to control costs and attain a satisfactory level of profitability, obtain suitable, sufficient financing or equity investment and restructure its indebtedness to the seller. The Company has entered into negotiation with the Seller to restructure the applicable debt. If such an agreement is consummated, the Company would substantially reduce its outstanding obligations to the Seller. The Company has reduced factory and corporate overhead and has plans to reduce other operating and overhead costs, including, but not limited to reduction in production costs (direct labor and raw materials) through increased labor and purchasing efficiencies.

There is no assurance that the Company will be successful in these endeavors. The accompanying financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Summary of Significant Accounting Policies

Cash - The Company considers all highly liquid debt instruments purchased with a maturity of 90 days or less to be the equivalents of cash for financial statements purposes.

Inventory - Inventory consists of raw materials, parts and accessories, work-in-process and finished goods which are valued at the lower of cost (first-in, first-out method) or market.

                           CIGARETTE RACING TEAM, INC.

                     NOTES TO FINANCIAL STATEMENTS (contd.)


Property and Equipment - Property and equipment are stated at cost. Depreciation of the various classes of assets is provided on the straight-line method over estimated useful lives us follows:

                Molds and Tooling                    5 years

                Machinery and Equipment            3-7 years

                Furniture and Fixtures               7 years

Costs In Excess Of Fair Market Value Of Net Assets Of Business Acquired (Goodwill) - Goodwill arose in connection with the asset purchase and contribution agreement discussed above which was accounted for as a purchase. Amortization thereon is computed using the straight-line method over 15 years. Statement of Financial Accounting Standards No 121, "Accounting for Long - Lived Assets to Be Disposed of," established financial accounting and reporting standards for long - lived assets and was effective for the Company's fiscal year beginning October 1, 1996. Adoption of this standard did not have a material effect on the Company's financial position or results of operations.

Trademark - Trademark is reflected at the estimated fair market value as of the date of acquisition. Amortization thereon is computed using the straight-line method over 15 years.

Warranties - The Company's products are generally under warranty against defects in material and workmanship for a period of 90 days to one year from the date of sale. An estimated warranty liability is included in accrued expenses.

Sales Recognition - Sales and associated cost of sales of products are recognized upon shipment to the customer. Service revenue is recognized when the service is performed. Other income is recognized as earned, and includes royalties on the licensing of the Company's trademarks, service marks and business name.

Imputed Interest - Indebtedness of $856,429 to the Company's majority stockholder is, by its terms, non-interest bearing and due on demand. The Company has imputed interest thereon at 10.25% per annum with an equivalent offset to additional paid-in capital

Income Taxes - The Company accounts for income taxes pursuant to Statement of Financial Accounting Standards No. 109. Under such standard, deferred taxes are computed based on the tax liability or benefits in future years of the reversal of temporary differences in the recognition of income or deduction of expenses between financial and tax reporting purposes. The principal items resulting in the difference are depreciation and amortization and the net operating loss carryforward. The net difference, if any, between the provision for taxes and taxes currently payable is reflected in the balance sheet as deferred income taxes. Deferred tax assets and/or liabilities are classified as current or non current based on the classification of the related asset or liability for financial reporting purposes, or on the expected reversal date for deferred taxes that are not related to an asset or liability. A valuation allowance is provided for deferred tax assets that do not meet a "more likely than not" criterion.

Net Loss Per Share - Net loss per share is computed by dividing net loss by the weighted average number of common shares outstanding during the period. Diluted earnings per share are reported to reflect the effect of outstanding common share equivalents. Such common share equivalents are excluded from loss per share calculations in these financial statements as their effect would be anti-dilutive.

Use of Estimates - Management of the Company uses estimates and assumptions in preparing financial statements in accordance with generally accepted accounting principles. Those estimates and assumption affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that management uses.

CIGARETTE RACING TEAM, INC.
NOTES TO FINANCIAL STATEMENTS (contd.)


Property and Equipment

Property and Equipment consists of the following as of March 31, 1999:

          Molds and Tooling                                 $1,060,354
          Machinery and Equipment                              248,336
          Furniture and Fixtures                                65,400
                                                            ----------

          Total Property and Equipment                       1,374,090

          Less: Accumulated Depreciation                       930,329
                                                            ----------
          Property and Equipment                            $  443,761
                                                            ==========

Note Payable to Seller

In connection with the asset purchase and contribution agreement of May 26, 1994, the Company issued the Seller a promissory note in the amount of $3,600,000. The note bears interest at the prime rate plus 1.75% and was to be repayable in 12 monthly principal installments of $40,000, followed by 62 monthly principal installments of $50,000, with a final principal payment due on September 3, 2001. This indebtedness is secured by substantially all assets of the Company, as well as the Company's outstanding common stock. Under the terms of the promissory note, the Company may not pay any dividends on, issue new shares of, or redeem its common stock, merge into or consolidate with any other entity, unless control of the new entity remains with the Company's founder, make dispositions of its assets not in the ordinary course of business, pay annual compensation to any one individual in excess of $150,000, or enter into transactions with affiliates without the prior written consent of the note holder.

The Company is in default of this obligation which has a principal balance outstanding as of March 31, 1999 of $3,280,000. As such, this balance has been reflected as a current liability in the accompanying balance sheet. In addition, accrued interest payable on this loan totals $1,418,618 as of March 31, 1999. The Seller has the right to impose a default interest rate of 5.75% over the prime rate, but has not yet done so. The Company is also in arrears on $1,012,422 of unpaid rent owed to the Seller. As discussed, the Company is in the process of renegotiating its obligations to the Seller. Management is presently in the process of finalizing an agreement with the Seller wherein the outstanding balance due on the original note, accrued interest thereon, accrued rent, accrued real estate taxes and dividends payable will be exchanged for common stock.

                           CIGARETTE RACING TEAM, INC.
                     NOTES TO FINANCIAL STATEMENTS (contd.)


Accrued Expenses

Accrued Expenses consist of the following as of March 31, 1999:

         Interest                             $115,023
         Insurance                              68,994
         Bonus                                  67,971
         Warranty                               67,420
         Property Taxes                         70,251
         Vacation                               49,469
         Wages                                  40,160
         Miscellaneous                          14,245
                                              --------
         Total Accrued Expenses               $493,533
                                              ========

Capital Stock

Preferred Stock - In connection with the asset purchase and contribution agreement of May 26, 1994, the Company issued 100 shares of Series A, no par value, cumulative, redeemable preferred stock in exchange for the contribution of certain machinery, equipment, molds and other tangible personal property having an estimated fair market value of $1,000,000. The preferred stock was accordingly recorded at a stated value of $1,000,000.

The preferred stock bears a dividend rate of $500 per share per annum. Dividends are payable quarterly unless the Company elects not to pay the dividend in which event such dividend shall be cumulative and shall accrue (regardless of whether declared) without interest. No dividend shall be declared or paid on the Company's common stock unless all preferred stock dividends have been paid in full. As of March 31, 1999, cumulative dividends accrued on preferred stock totaled $241,167.

In the event of any involuntary liquidation, the amount to be paid to preferred stockholders shall be $10,000 per share plus all cumulative dividends accrued.

The preferred stock may be repurchased at any time at the option of the Company. The holders of the preferred stock may require the Company to repurchase their shares at such time as the Company has paid at least $3,500,000 of the principal amount of the promissory note issued in connection with the asset purchase and contribution agreement of May 26, 1994. The purchase price for the preferred stock shall be $10,000 per share plus all dividends payable at the time of repurchase.

Private Placement of Common Stock - During the year ended September 30, 1998 the Company raised $1,087,500 of capital by issuing 625,000 shares of its $.01 par value common stock through two separate private placements. The additional capital indicated herein does not include $162,500 of placement costs.

Stock Issued for Services - During the six months ended March 31, 1999 the Company issued 118,450 shares of its $.01 par value common stock in exchange for services rendered.

                           CIGARETTE RACING TEAM, INC.
                     NOTES TO FINANCIAL STATEMENTS (contd.)


Stock Purchase Warrants - The Company has authorized and issued to each subscriber of its Private Placements of Common Stock a Class A and a Class B stock warrant for each of the 1,000,000 shares subscribed. These rights to purchase additional shares of the $.01 par value common stock of Cigarette Racing Team, Inc. are exercisable at $3.00 per share and $4.00 per share, respectively, subject to certain terms and conditions. On April 1, 1998 the
Company authorized and issued to Masada L.L.P. the rights to purchase ("warrants") 180,000 shares of the $.01 par value common stock of Cigarette Racing Team, Inc. on payment of $2.00 a share so purchased, simultaneous with a loan agreement wherein Masada agreed to loan Cigarette $180,000.

Income Taxes

The Company neither incurred an expense for nor benefit from any current or deferred income taxes for the six months ended March 31, 1999. The Company has approximately $8,000,000 of loss carry forwards to offset future taxable income expiring in the years 2009 through 2013.


Commitments and Contingencies

Facilities Lease - In connection with the asset purchase and contribution agreement of May 26, 1994, the Company entered into an agreement with the Seller for the lease of its facilities. Under the terms of the original agreement, the Company was subject to rent during the initial term of $336,000 per annum, subject to adjustment for changes in the prime interest rate as defined in the lease, plus real estate taxes. The initial lease term was to expire on the later to occur of May 31, 2002 or the date on which the Company fully repaid all principal and interest on its $3,6000,000 promissory note to the Seller and repurchased all outstanding shares of the Company's preferred stock. The lease provides for three five year renewal options.

The Company is currently in default of this lease agreement, as of March 31, 1999 unpaid rent totals $1,012,422. As previously indicated, the Company is in the process of renegotiating its obligations to the Seller.

Rent expense for the six months ended March 31, 1999 was $189,364.

Litigation - In October of 1996, a customer of the Company brought a lawsuit relating to an order for certain boats placed with the predecessor company. In July 1997, the Company entered into a settlement agreement with the customer whereby the Company agreed to complete and deliver by March 31, 1998, two boats for which the customer had made deposits of approximately $981,000. This settlement was subsequently amended wherein the Company agreed to complete and deliver two boats and return $305,000. The boats have each since been delivered and the $305,000 debt is included in the loans payable reported on the accompanying balance sheet.

The Company is currently involved in other lawsuits arising in the normal course of business. In management's opinion, based on the advise of legal counsel, the ultimate outcome of such lawsuits will not have a material adverse effect on the Company's financial statements.

                           CIGARETTE RACING TEAM, INC.
                     NOTES TO FINANCIAL STATEMENTS (contd.)

Loss from Employee Embezzlement - During the fiscal year ended September 30, 1998 and the six months ended March 31, 1999 the Company experienced losses associated with an embezzlement scheme, wherein an employee diverted Cigarette funds of approximately $280,000 and $70,000, respectively, for personal use. The unauthorized use of funds continued through December 4, 1998, at which time the embezzlement was identified and the employee was terminated. The Company is currently pursuing its legal rights to restitution from the employee and the various banking institutions that negotiated the forged instruments.

Proposed Merger with Alchemy Holdings, Inc.

The Boards of Directors of the Company and Alchemy Holdings, Inc. (Alchemy) have approved a Plan of Merger whereby Cigarette Boats, Inc., a newly formed, wholly owned subsidiary of Alchemy will be merged with and into the Company. In connection therewith, Alchemy has filed a Registration Statement on Form S-4 with the Securities and Exchange Commission relating to the shares of common stock of Alchemy Holdings, Inc. to be retained by the holders of Alchemy common stock in the proposed merger of Cigarette Racing Team, Inc. with and into Alchemy, with Alchemy continuing as the surviving corporation of the merger.

Pursuant to the Merger Agreement, (i) Cigarette Boats, Inc. will be merged with and into Cigarette, whereupon Cigarette will be the surviving corporation and will become a wholly owned subsidiary of Alchemy, (ii) each share of Cigarette preferred stock, issued and outstanding as of the effective date of the merger will be converted into one (1) share of Alchemy's preferred stock, possessing similar rights, terms and conditions as the Cigarette preferred stock, (iii) each issued and outstanding share of Cigarette common stock will be converted into one (1) share of Alchemy common stock.

Management anticipates that the Seller of Cigarette (as of the May 24, 1994 agreement) will receive 1,000,000 shares of Alchemy common stock and $1,000,000 of Alchemy preferred stock, Series B in exchange for forgiveness and cancellation of Cigarette's indebtedness to the Seller. It is also expected by Alchemy management that pursuant to the merger it will repurchase and retire 2,000,000 shares of Alchemy common stock held by Offshore Racing, Team Inc., a foreign corporation, in exchange for its receipt of $1,000,000 of Alchemy preferred stock, Series B.

Each  outstanding  warrant of  Cigarette  will be assumed by Alchemy  and become
Alchemy warrants to purchase, on the same terms and conditions as were applicable under the agreements with Cigarette.

It is anticipated that the merger will become effective as promptly as practicable after the requisite shareholder approvals have been obtained and all other conditions to the merger have been satisfied or waived (if allowed by applicable law).

                      PRO-FORMA CONSOLIDATED BALANCE SHEET
                                 MARCH 31, 1999

                                     ASSETS

                                                               Cigarette        Alchemy      Adjustments        Pro-Forma
                                                               ----------     ----------     -----------       -----------
CURRENT ASSETS:
    Cash                                                       $  262,127     $   73,588             $-        $  335,715
    Loan Receivables                                               22,466             --              0            22,466
    Inventory                                                   1,191,271        209,279             --         1,400,550
    Prepaid Expenses                                               74,032         50,000             --           124,032
                                                               ----------     ----------     ----------        ----------
                                                                1,549,896        332,867             --         1,822,763
       Total Current Assets

PROPERTY AND EQUIPMENT                                            443,761         19,606             --           463,367

OTHER ASSETS:
    Costs in excess of Fair Value of Net Assets of
      Business Acquired, Net of Accumulated Amortization        4,077,953             --      2,147,247(A)      6,225,200
    Trademark, Net of Accumulated Amortization                    246,713             --             --           246,713
    Licensing Agreement, Net of Accumulated
      Amortization                                                     --        178,750             --           178,750
    Intellectual Properties                                        14,891             --             --            14,891
    Deposits                                                        8,873             --             --             8,873
                                                               ----------     ----------     ----------        ----------
           TOTAL ASSETS                                        $6,342,087     $  531,223     $2,147,247        $9,020,557
                                                               ==========     ==========     ==========        ==========

             CIGARETTE RACING TEAM, INC. and ALCHEMY HOLDINGS,INC.
                 PRO-FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                    FOR THE SIX MONTHS ENDED MARCH 31, 1999



                                                       Cigarette         Alchemy       Adjustments         Pro-Forma
                                                     -------------    -------------    -----------        ------------

NET SALES                                            $   5,194,008    $     319,080    $  (151,232) (1)   $  5,361,856

Cost of Sales                                            3,820,372          233,838       (151,232) (1)      3,902,978
                                                     -------------    -------------    -----------        ------------


GROSS MARGIN                                             1,373,636           85,242           --             1,458,878


Selling, General and                                                                        71,575  (2)
  Administrative Expenses                                2,057,806           89,269       (189,363) (3)      2,029,287

Interest Expense                                           247,587            5,361       (168,100) (4)         84,848

Loss from Employee Embezzlement                             72,730             --             --                72,730

Provision for loan Loss                                      --             257,928                            257,928

Other Income                                              (100,000)            --             --              (100,000)
                                                     -------------    -------------    -----------        ------------


     NET LOSS                                        $    (904,487)   $    (267,316) $     285,888        $   (885,915)
                                                     =============    =============    ===========        ============


BASIC LOSS PER SHARE AMOUNTS:

Net Loss                                             $       (0.24)           (0.10)                      $      (0.16)
                                                     =============    =============                       ============

Weighted average number of
  common shares outstanding                              3,699,708        2,658,227                          5,421,844
                                                     =============    =============                       ============

The equation for computing basic (loss) per common share is:
 (Loss) available to common shareholders / Weighted-average shares.

                  See notes to pro-forma financial statements.

             CIGARETTE RACING TEAM, INC. and ALCHEMY HOLDINGS, INC.
                 PRO-FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                         YEAR ENDED SEPTEMBER 30, 1998


                                                       Cigarette         Alchemy       Adjustments         Pro-Forma
                                                     -------------    --------------   -----------        ------------

NET SALES                                            $   7,026,625    $     742,289    $  (187,258) (1)   $  7,581,656

Cost of Sales                                            4,946,870          651,071       (187,258) (1)      5,410,683
                                                     -------------    -------------    -----------        ------------


GROSS MARGIN                                             2,079,755           91,218           --             2,170,973


Selling, General and                                                                       143,150  (2)
  Administrative Expenses                                2,426,629          174,637       (378,726) (3)      2,365,690

Interest Expense                                           563,620           27,187       (336,200) (4)        254,607

Loss from Employee Embezzlement                            280,571             --             --               280,571

Provision for loan Loss                                       --            338,885           --               338,885

Other Income                                              (400,000)            --             --              (400,000)
                                                     -------------    -------------    -----------        ------------


LOSS BEFORE EXTRAORDINARY ITEM                            (791,065)        (449,491)       571,776            (668,780)


Extraordinary Gain on Foregiveness of Debt                    --            130,203           --               130,203
                                                     -------------    -------------    -----------        ------------


     NET LOSS                                        $    (791,065)   $    (319,288)   $   571,776        $   (538,577)
                                                     =============    =============    ===========        ============


BASIC LOSS PER SHARE AMOUNTS:

Loss before extraordinary item                               (0.22)           (0.20)                             (0.12)
Extraordinary Gain on Foregiveness of Debt                    --               0.06                                --
Net Loss                                             $       (0.22)           (0.14)                      $      (0.10)
                                                     =============    =============                       ============

Weighted average number of
  common shares outstanding                              3,577,027        2,291,093                          5,421,844
                                                     =============    =============                       ============


The equation for computing basic (loss) per common share is:
 (Loss) available to common shareholders / Weighted-average shares.

                  See Notes to pro-forma financial statements.

             CIGARETTE RACING TEAM, INC. and ALCHEMY HOLDINGS, INC.
                     NOTES TO PRO-FORMA FINANCIAL STATEMENTS

NOTES TO PRO-FORMA BALANCE SHEET

(A) This adjustment records the goodwill or cost in excess of the net assets acquired by Cigarette, the accounting acquiror in the transaction. The consideration for the acquisition of Alchemy is the fair value of the Alchemy common shares outstanding prior to the merger, 2,702,394, less the 2,000,000 million shares being surrendered by Offshore, or 702,394 times the fair value of the Alchemy stock, $2.00, as determined by the Company's Board of Directors. To this value of $1,404,788 is added the stated and redemption value of $1,000,000 of the new Series B Preferred Stock being issued to Offshore. (See Note E). Series A will bear a 5% cumulative dividend and Series B will bear an 8% dividend, both of which will be payable quarterly unless Alchemy elects not to pay the dividend in which such dividend shall be cumulative and shall accrue without interest. No dividend shall be declared or paid on Alchemy Common Stock unless all preferred stock dividends have been paid in full. Alchemy Preferred Stock, Series A and Series B, respectively, may be repurchased at any time by Alchemy for a purchase price of $10,000 per share plus all dividends payable at the time of repurchase; however, such holders may not force Alchemy to repurchase any shares of Alchemy Preferred Stock, Series A and Series B, respectively. All shares of Alchemy Common Stock and Alchemy Preferred Stock Series B will be of junior rank to Series A with respect to the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company. The rights of the shares of Alchemy Common Stock will be subject to the preferences and relative rights of the Series A. Series A and Series B holders, respectively, will not be entitled to any voting rights either in person or by proxy. Additionally, Series A and Series B shares, respectively, will be non-convertible, unsecured and unredeemable. The total consideration for the acquisition of Alchemy therefore equals $2,404,788. Alchemy's liabilities of $273,792 are fairly valued on their March 31, 1999 balance sheet; accordingly the total of consideration paid and liabilities assumed equals $2,678,580. Alchemy's assets of $531,223 were also fairly valued on their March 31, 1999 balance sheet; as a result the goodwill arising from the acquisition equals $2,678,580 less $531,333 or $2,147,247. Such goodwill will be amortized over fifteen years.

(B) This adjustment reflects the total indebtedness to the Seller being extinguished in exchange for equity. (see Note J).

(C) This adjustment reflects the cancellation of the original Series A mandatorily redeemable cumulative preferred stock in exchange for the issuance of new Series A Preferred Stock. (See Note F).

(D) This adjustment records the issuance of the new Series B Preferred Stock to Offshore.

(E) This adjustment reduces the aggregate value of the 5,421,844 Alchemy $.001 par value common shares outstanding after the merger to $5,312. (See Note
     G).

(F) The cumulative unpaid dividends on the old Series A Preferred Stock, which were charged against additional paid-in capital, are reversed against that account. After the conversion to the new preferred, there is no obligation to pay the old cumulative dividends.

(G) This adjustment reflects the excess of new additional paid-in capital over the par value of the 702,394 common shares of Alchemy retained by Alchemy's stockholders. Since such shares have an aggregate fair value of $1,404,788, such amount plus the adjustment of $34,475, which reduced aggregate par value in Adjustment F, or $1,439,263 in the aggregate is credited to additional paid-in capital.

             CIGARETTE RACING TEAM, INC. and ALCHEMY HOLDINGS, INC.
                NOTES TO PRO-FORMA FINANCIAL STATEMENTS (contd.)


NOTES TO PRO-FORMA BALANCE SHEET (Continued)

(H) This adjustment balances additional paid-in capital for all entries applicable to the capital accounts. It is comprised of the following:



     Alchemy common stock eliminated                           $      2,702

     Alchemy additional paid-in capital eliminated                2,534,443

     Fair value of new Cigarette stock issued to Seller          (2,000,000)
                                                               ------------

     Net balancing adjustment to additional paid-in capital    $   (537,145)
                                                               ============

(I)  For  financial  reporting  purposes,   Alchemy  is  the  acquired  company.
     Accordingly this adjustment eliminates Alchemy's accumulated deficit.

(J) This entry records the gain on extinguishment of troubled debt. Such gain is measured by the excess of the debt extinguished, $5,711,040, over the fair value of the equity exchanged therefore, $2,000,000 in new Cigarette common stock. (See Note H). The issuance of the new Cigarette shares is not separately reflected since the legal structure of Alchemy's capital survives the merger, even though Cigarette is the accounting acquiror.

NOTES TO PRO-FORMA STATEMENT OF OPERATIONS

(1) This adjustment eliminates from sales and cost of sales the inter-company sales from Alchemy to Cigarette.

(2) This adjustment reflects amortization of the goodwill resulting from the acquisition amortized over six months and one year, respectively, for the pro-forma periods.

(3) This adjustment reflects the recurring savings of rent expense directly related to the lease renegotiation undertaken as part of the Settlement Agreement with the Seller.

(4) This adjustment reflects the recurring savings of interest expense on the indebtedness extinguished as part of the Settlement Agreement with the Seller.

                                  UNDERTAKINGS

     The registrant hereby undertakes to file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in this registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against the public policy as expressed in the Securities Act and is, therefore, unenforceable.

     For determining  liability under the Securities Act, the registrant  hereby undertakes that it will treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     Further,   the  registrant  hereby  undertakes  to  file  a  post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                  EXHIBIT INDEX

Exhibit No.    Description
-----------    -----------

2.1            Form of Agreement and Plan of Merger

3.1 Articles of Incorporation of Hawk Marine Power, Inc. (a Utah corporation), as Amended (1)

3.2 Articles of incorporation of Hawk Marine Power, Inc. (a Florida corporation), as Amended (1)

3.3 Certificate of Amendment of the Articles of Incorporation of Hawk Marine Power, Inc. (1)

3.4            By-Laws of Hawk Marine Power, Inc. (a Utah corporation) (1)

3.5            By-Laws of Hawk Marine Power, Inc. (a Florida corporation) (1)

5.1 Form of Opinion and Consent of Beckman, Millman & Sanders, LLP regarding the legality of the securities being registered

8.1            Opinion re: Tax Matters (included in Exhibit 5.1)

10.1           Offshore License Agreement

10.2           OTAM License Agreement

10.3           OTAM s.p.a. License Agreement

10.4           OTAM s.p.a. Amendment to Distribution and License Agreement

10.5           Alchemy Lease for Aventura property (2)

10.6 Form of Exchange Agreement - by and among Alchemy Holdings, Inc., Central Manufacturing, Inc. and Cigarette Racing Team, Inc.

10.7 Form of Release and Waiver - by Central Manufacturing, Inc. in favor of Cigarette Racing Team, Inc.

10.8           Form of Registration  Rights agreement - Alchemy  Holdings,  Inc.
               and Central Manufacturing, Inc.

10.9 Form of Stockholders agreement - by and among Adam Schild, Craig Barrie, Offshore Racing, Inc. and Winchester Holdings, L.P., and Central Manufacturing, Inc.

10.10 Form of Unconditional Guaranty Agreement - by Alchemy Holdings, Inc., Winchester Holdings, L.P., and Jack Cabasso in conjunction with that certain lease by and between Central Manufacturing, Inc. and Cigarette Racing Team, Inc.

10.11 Form of Amendment to Lease Agreement - by and between Central Manufacturing, Inc. and Cigarette Racing Team, Inc.

13.1           Form 10QSB (filed: 05/04/1999) (3)

13.2           Form 10QSB (filed: 05/04/1999) (3)

13.3           Form 10KSB (filed: 04/20/1999) (3)

13.4           Form 10QSB (filed: 08/14/1998) (3)

13.5           Form 10QSB (filed: 05/01/1998) (3)

13.6           Form 10QSB (filed: 03/11/1998) (3)

13.7           Form 10KSB/A (filed: 08/11/99) (3)

23.1           Consent of Beckman,  Millman & Sanders,  LLP (included in Exhibit
               5.1)

23.2           Consents of Jere J. Lane, CPA

23.3           Consent of Callaghan Nawrocki, LLP

24.1           Power of Attorney

99.1           Selected Sections of the Florida Business Corporation Act

99.2 Alchemy Holdings, Inc. and Cigarette Racing Team, Inc. Joint Proxy Statement and Alchemy Holdings, Inc. Prospectus.

--------------

(1) Filed as the same encumbered exhibit to the Registrant's Registration Statement (File No. 33-30906-A) previously filed.

(2)  To be filed by amendment.

(3) Previously filed with the Securities and Exchange Commission as separate filings.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-4 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Miami, State of Florida, on August 13, 1999.

                                                     ALCHEMY HOLDINGS, INC.



                                                     By: /S/ Craig N. Barrie
                                                     ---------------------------
                                                     Craig N. Barrie, President*

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.


Name                       Title                              Date
----                       -----                              ----

Craig Barrie*              President/Director              August 13, 1999


Berton Lorow*              Vice President/Director         August 13, 1999


Adam C. Schild*            Secretary/Director              August 13, 1999


Penny Adams Field*         Principal Financial Officer     August 13, 1999

     * Craig N. Barrie, pursuant to a Power of Attorney, executed by each of the Directors and Officers noted above and filed with the Securities and Exchange Commission, by signing his name hereto, does hereby sign and execute this Form S-4 Registration Statement on behalf of each of the persons noted above and designated by an asterisk, in the capacities understood and does hereby sign and execute this Form S-4 Registration Statement on his own behalf as President.